     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 26, 1999


                                                      REGISTRATION NO. 333-81975

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                            FIRST UNION CORPORATION

             (Exact name of registrant as specified in its charter)

        NORTH CAROLINA                       6711                  56-0898180
 (State or other jurisdiction    (Primary standard industrial   (I.R.S. employer
     of incorporation or         classification code number)     identification
        organization)                                               number)

                             ONE FIRST UNION CENTER
                      CHARLOTTE, NORTH CAROLINA 28288-0013
                                 (704) 374-6565

               (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                          MARION A. COWELL, JR., ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                            FIRST UNION CORPORATION
                             ONE FIRST UNION CENTER
                      CHARLOTTE, NORTH CAROLINA 28288-0013
                                 (704) 374-6828

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                    COPY TO:

                             CHARLES I. COGUT, ESQ.
                              MARIO A. PONCE, ESQ.
                           SIMPSON THACHER & BARTLETT
                              425 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                            ------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
    As promptly as practicable after the effective date of this Registration
                                   Statement.
                            ------------------------


    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT


To the Stockholders of
EVEREN Capital Corporation:

The Board of Directors of EVEREN Capital Corporation has approved a combination with First Union Corporation which will create the nation's sixth largest securities brokerage firm as part of First Union's financial services business. The merger will provide you an opportunity for continued equity participation in a larger, more diversified enterprise with vastly increased aggregate equity value and improved stockholder liquidity.


Upon completion of the merger, you will receive approximately $31.00 worth of First Union common stock for each EVEREN common stock share that you own. Based on EVEREN's closing price on April 23, 1999, the trading day prior to the merger's announcement, the merger will give you a 28% premium for your EVEREN shares. First Union common stock is traded on the New York Stock Exchange under the symbol "FTU".


The merger will be tax-free to you for U.S. federal income tax purposes except for cash received for any fractional share.


The merger requires the approval of our stockholders. We have scheduled a special meeting on August 26, 1999, to vote on the merger.


Regardless of the number of shares you own or whether you plan to attend the meeting, it is important that your shares be voted. Voting instructions are inside.

This document provides you with detailed information about the merger. I encourage you to read this entire document carefully.

This transaction will capitalize on the tremendous value EVEREN has built since it became an independent company in 1995, and at the same time permit our stockholders to continue their investment in EVEREN's future as part of a larger, more diverse financial services company with impressive resources and vision.

I look forward to your support.

                                                          [LOGO]

                                            JAMES R. BORIS
                                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE FIRST UNION COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED WHETHER THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THE SECURITIES FIRST UNION IS OFFERING THROUGH THIS DOCUMENT ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF FIRST UNION, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.


    THIS DOCUMENT IS DATED JULY   , 1999, AND IS FIRST BEING MAILED TO EVEREN
STOCKHOLDERS ON OR ABOUT JULY   , 1999.

                           EVEREN CAPITAL CORPORATION
                              77 WEST WACKER DRIVE
                          CHICAGO, ILLINOIS 60601-1694
                            ------------------------


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 26, 1999

                            ------------------------

To the Stockholders of EVEREN Capital Corporation:


    Notice is hereby given that EVEREN Capital Corporation will hold a special meeting of its stockholders on August 26, 1999, at 10:00 a.m., local time, at EVEREN's corporate headquarters at 77 West Wacker Drive, Chicago, Illinois 60601, for the following purpose:


    To consider and vote on a proposal to adopt the Agreement and Plan of Merger dated as of April 25, 1999, as amended and restated as of May 27, 1999, between EVEREN, First Union Delaware, Inc. and First Union Corporation, pursuant to which, among other things, First Union will acquire EVEREN by merging a wholly-owned subsidiary into EVEREN. In the merger, each EVEREN common stock share outstanding on the merger effective date will be converted into a number of shares of First Union common stock equal to the quotient of $31.00 divided by the average closing price of First Union common stock for the ten-day trading period ending on the second trading day before the merger effective date.

    A copy of the merger agreement is attached as ANNEX A to the accompanying document.


    The Board of Directors has determined that only stockholders of record as of the close of business on July 23, 1999, will be entitled to vote at the meeting or any adjournments or postponements thereof. We do not expect that any business other than the proposal described in this notice will be considered at the meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote at the meeting will be available for your inspection during business hours at EVEREN's principal executive offices during the ten-day period prior to the meeting and will also be available at the meeting.


    Approval of the merger requires the affirmative vote of a majority of the outstanding shares of EVEREN common stock. Your vote is important and we urge you to return your completed and signed proxy card as promptly as possible, whether or not you expect to attend the meeting. If you are unable to attend, your shares will be voted at the meeting if you return your proxy card. A return envelope is enclosed for your convenience. If your shares are held in "street name" by your broker or other nominee or by the EVEREN 401(k) and Employee Stock Ownership Plan, only the record holder can vote your shares. You should follow the directions provided by them regarding how you can instruct them to vote your shares.

    YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE MERGER, WHICH IS DESCRIBED IN DETAIL IN THE ACCOMPANYING DOCUMENT.

By Order of the Board of Directors,

                   [LOGO]

Janet L. Reali
Senior Executive Vice President,
General Counsel and Secretary


July 27, 1999

                           FORWARD LOOKING STATEMENTS

    This document contains various forward looking statements with respect to First Union's financial condition, operating results and business. These statements may be made directly in this document or may be "incorporated by reference" from other documents and may include statements for the period following the merger. You can find many of these statements by looking for words like "believes", "expects", "anticipates", "estimates" and similar expressions. These forward looking statements involve various risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following:

    - costs related to integrating First Union's and EVEREN's businesses being greater than expected

    - difficulties in integrating First Union's and EVEREN's businesses or retaining key personnel being greater than expected

    - revenues after the merger being lower than expected

    - the loss of business or customers after the merger being higher than expected or operating costs after the merger being greater than expected

    - competitive pressure among financial institutions and other competitors increasing significantly

    - changes in the interest rate environment reducing interest margins

    - general economic conditions, either nationally or in the states in which the combined company will be doing business, and/or conditions in securities markets, being less favorable than expected or

    - legislation or regulatory changes adversely affecting the businesses in which the combined company will be engaged.

                      REFERENCES TO ADDITIONAL INFORMATION

    This document incorporates important business and financial information about First Union and EVEREN from documents that are not included in this mailing. This information is available to you without charge upon your request. You can obtain documents incorporated by reference in this document (other than some of the exhibits to those documents) by requesting them from the appropriate company at the following addresses or phone numbers:

           FIRST UNION CORPORATION                      EVEREN CAPITAL CORPORATION
             Corporate Relations                            Investor Relations
          301 South College Street                         77 West Wacker Drive
             Charlotte, NC 28288                       Chicago, Illinois 60601-1694
               (704) 374-6782                                 (312) 574-6000


    IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY AUGUST 16, 1999, IN ORDER TO RECEIVE THEM BEFORE THE MEETING.



See "Where You Can Find More Information" on page 63.

                               TABLE OF CONTENTS


FORWARD LOOKING STATEMENTS...........          1
REFERENCES TO ADDITIONAL
  INFORMATION........................          1
QUESTIONS AND ANSWERS ABOUT THE FIRST
  UNION/EVEREN MERGER................          4
SUMMARY..............................          6
  The Companies......................          6
  The Meeting........................          6
  Record Date; Vote Required.........          6
  Recommendation of the EVEREN Board
    of Directors.....................          7
  Opinion of Morgan Stanley..........          7
  The Merger.........................          7
  Share Information and Market
    Prices...........................         10
  Comparison of Certain Unaudited Per
    Share Data.......................         11
  Selected First Union Historical
    Financial Data...................         13
  Selected EVEREN Historical
    Financial Data...................         15
  Selected Pro Forma Combined
    Financial Data...................         16
RECENT DEVELOPMENTS..................         17
  First Union........................         17
  EVEREN.............................         17
THE MEETING..........................         18
  General............................         18
  Record Date; Quorum................         18
  Vote Required......................         18
  Proxies............................         19
THE MERGER...........................         20
  General............................         20
  Background of the Merger...........         20
  EVEREN's Reasons for Merger;
    Recommendation of EVEREN's Board
    of Directors.....................         23
  Opinion of Morgan Stanley..........         25
  Effective Time.....................         30
  Distribution of First Union
    Certificates.....................         30
  Fractional Shares..................         31
  Federal Income Tax Consequences....         31
  Management and Operations After the
    Merger...........................         32
  Post-Merger Compensation and
    Benefits.........................         32
  Treatment of Outstanding Options...         32
  Retention Pool.....................         33
  Interests of Certain Persons in the
    Merger...........................         33
  Other Information Regarding
    Directors, Executive Officers and
    Five Percent Stockholders........         36
  Conditions to Completion...........         36
  Regulatory Approvals...............         37
  Amendment, Waiver and Termination..         38
  Conduct of Business Pending the
    Merger...........................         39
  Certain Representations and
    Warranties.......................         41
  Expenses and Fees..................         42
  Accounting Treatment...............         42
  Stock Exchange Listing of First
    Union Common Stock...............         42
  Resales of First Union Common
    Stock............................         42
  Stock Option Agreement.............         42
  Amendment to EVEREN Rights
    Agreement........................         45
  Voting Agreements..................         45
  No Dissenters' or Appraisal
    Rights...........................         45
DESCRIPTION OF FIRST UNION CAPITAL
  STOCK..............................         46
  Authorized Capital.................         46
  First Union Common Stock...........         46
  First Union Preferred Stock........         46
  First Union Class A Preferred
    Stock............................         46
  First Union Rights Plan............         47
  Other Provisions...................         48
CERTAIN DIFFERENCES IN THE RIGHTS OF
  FIRST UNION STOCKHOLDERS AND EVEREN
  STOCKHOLDERS.......................         50
  Authorized Capital.................         50
  Amendment of Articles/Certificate
    of Incorporation and Bylaws......         50
  Special Meetings of Stockholders;
    Written Consent..................         50
  Size and Classification of Board of
    Directors........................         51
  Removal of Directors by
    Stockholders.....................         51
  Stockholder Proposals..............         51
  Anti-Takeover Laws.................         52
  Indemnification; Limitation on
    Director Liability...............         53
  Director Conflict of Interest
    Transactions.....................         54
  Stockholder Inspection Rights;
    Stockholder Lists................         55
  Dissenters' or Appraisal Rights....         55
  Director Nominations...............         56
  Stockholder Protection Rights
    Plan.............................         57
  Required Stockholder Vote for
    Certain Actions..................         58
  Dividends and Other
    Distributions....................         59
  Voluntary Dissolution..............         59
COMPARATIVE MARKET PRICES AND
  DIVIDENDS..........................         61
  Market Prices......................         61
  Dividends..........................         62
EXPERTS..............................         62
VALIDITY OF FIRST UNION COMMON
  STOCK..............................         63
OTHER MATTERS........................         63
STOCKHOLDER PROPOSALS FOR EVEREN'S
  2000 ANNUAL MEETING................         63
WHERE YOU CAN FIND MORE
  INFORMATION........................         63

Annexes:
ANNEX A        --      Agreement and Plan of Merger, dated as of April 25, 1999, as amended and restated as of May 27, 1999, by and between First Union Corporation, First
                         Union Delaware, Inc. and EVEREN Capital Corporation
ANNEX B        --      Form of Voting Agreement
ANNEX C        --      Stock Option Agreement
ANNEX D        --      Morgan Stanley & Co. Incorporated Opinion

           QUESTIONS AND ANSWERS ABOUT THE FIRST UNION/EVEREN MERGER

Q: WHAT DO I NEED TO DO NOW?


A: After you have carefully read this document, just indicate on your proxy card how you want to vote, sign it and mail it in the enclosed envelope as soon as possible, so that your shares may be voted at the meeting to be held on August 26, 1999.


Your vote is very important. Holders of a majority of EVEREN's common stock must approve the merger. Therefore it is important that all EVEREN stockholders return their signed proxy cards. If you do not vote or you abstain, it will have the effect of a vote against the merger.

EVEREN's Board of Directors unanimously recommends voting "FOR" the merger.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions your broker provides regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted, which will have the same effect as voting against the merger.

Q: IF MY SHARES ARE HELD IN THE EVEREN 401(K) AND EMPLOYEE STOCK OWNERSHIP PLAN, WILL THE TRUSTEE VOTE MY SHARES FOR ME?


A: Participants in the EVEREN 401(k) and Employee Stock Ownership Plan will receive voting instructions with respect to shares of EVEREN common stock allocated to their accounts. The trustee of that plan will vote the EVEREN common stock held in the plan in accordance with directions received from participants. Any EVEREN common stock shares for which the trustee does not receive voting direction will be voted by the trustee on a proportionate basis in accordance with the votes cast with respect to EVEREN common stock for which voting instructions are received. The plan held 48.8% of the outstanding shares of EVEREN common stock on the meeting record date.


Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. There are three ways in which you may revoke your proxy and change your vote. First, you may send a written notice stating that you would like to revoke your proxy to EVEREN Capital Corporation, 77 West Wacker Drive, Chicago, Illinois 60601-1694, Attention: Secretary. Second, you may submit a new completed proxy card. Third, you may attend the meeting and vote in person.

Simply attending the meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, First Union will send you written instructions for exchanging your stock certificates.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: In the merger, you will receive approximately $31.00 worth of First Union common stock for each share of EVEREN common stock you own, based on the average closing price of First Union common stock during a ten trading-day period before the merger is completed. First Union will not issue fractional shares of First Union common stock. Instead, First Union will pay you cash for any fractional shares.

Q: WHAT IS THE "EXCHANGE RATIO"?

A: The exchange ratio is a fraction of a share of First Union common stock into which each share of EVEREN common stock will be converted upon the merger. The exchange ratio will equal $31.00 divided by the average of the closing sale prices of First Union common stock, as reported on the NYSE, for the ten trading day period ending on the second trading day before the merger effective date.

Please note that the share price of First Union common stock may fluctuate before and after the exchange ratio is determined. Accordingly you cannot be sure of the number of shares of First

Union common stock you will receive until the exchange ratio is fixed shortly before the merger or of the actual trading value on the day of the merger of the First Union common stock you will receive until the day of the merger.

Q: WHEN CAN I EXPECT THE MERGER WILL BE COMPLETED?


A: We are working to complete the merger as quickly as possible. In addition to the approval of EVEREN stockholders, we must also obtain certain banking and other regulatory approvals. We currently anticipate the merger will be completed by October 1, 1999.


Q: WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?


A: For U. S. federal income tax purposes, the conversion of your EVEREN common stock into First Union common stock will not cause you to recognize any gain or loss. You will, however, recognize gain or loss in connection with any cash received for fractional shares of First Union common stock. Your tax basis for the First Union common stock received in the merger will be the same as the tax basis for your EVEREN common stock and your holding period for the First Union common stock received in the merger generally will include the holding period for your EVEREN common stock exchanged in the merger. For a more complete description of federal income tax considerations, see page 31.


THIS TAX TREATMENT MAY NOT APPLY TO CERTAIN EVEREN STOCKHOLDERS, INCLUDING STOCKHOLDERS WHO ARE NON-U.S. PERSONS OR DEALERS IN SECURITIES. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU MAY BE COMPLEX. THEY WILL DEPEND ON YOUR SPECIFIC SITUATION AND ON VARIABLES NOT WITHIN OUR CONTROL. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES.

Q: WHAT OTHER MATTERS WILL BE VOTED ON AT THE MEETING?

A: We do not expect that any matter other than the merger will be voted on at the meeting.

Q: WILL MY STOCKHOLDER RIGHTS CHANGE AS A RESULT OF THE MERGER?


A: Yes. Currently, your rights as an EVEREN stockholder are governed by Delaware law and EVEREN's certificate of incorporation and by-laws. First Union stockholder rights are governed by North Carolina law and First Union's articles of incorporation and by-laws. After the merger, you will become a First Union stockholder, and therefore your rights will be governed by North Carolina law and First Union's articles of incorporation and by-laws. For a summary of some of the differences between the rights of EVEREN stockholders and the rights of First Union stockholders, see page 50.


Q: WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS DOCUMENT?

A: You should call EVEREN Capital Corporation, Investor Relations, at (312) 574-6000.

                                    SUMMARY


    THIS BRIEF SUMMARY HIGHLIGHTS SOME OF THE INFORMATION APPEARING ELSEWHERE IN THIS DOCUMENT. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. WE URGE YOU TO CAREFULLY READ THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS TO WHICH WE REFER, TO FULLY UNDERSTAND THE MERGER. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 63. MANY ITEMS IN THIS SUMMARY REFER TO THE PAGE WHERE THAT SUBJECT IS DISCUSSED IN MORE DETAIL. THE NAMES "EVEREN" AND "FIRST UNION" AS USED IN THIS DOCUMENT INCLUDE THEIR RESPECTIVE SUBSIDIARIES UNLESS THE CONTEXT OTHERWISE REQUIRES.


THE COMPANIES

FIRST UNION CORPORATION
301 SOUTH COLLEGE STREET
CHARLOTTE, NORTH CAROLINA 28288
(704) 374-6565


    First Union is a Charlotte, North Carolina-based, multi-bank holding company subject to the Bank Holding Company Act of 1956. Through its full-service banking subsidiaries, First Union provides a wide range of commercial and retail banking services and trust services in North Carolina, Florida, South Carolina, Georgia, Tennessee, Virginia, Maryland, Delaware, Pennsylvania, New Jersey, New York, Connecticut and Washington, D.C. First Union also provides various other financial services, including mortgage banking, home equity lending, credit cards, leasing, investment banking, insurance and securities brokerage services, through other subsidiaries. As of March 31, 1999, and for the three months then ended, First Union reported assets of $223 billion, net loans of $133 billion, deposits of $134 billion, stockholders' equity of $16 billion and net income of $706 million, and as of such date First Union operated in 45 states, Washington, D.C. and 5 foreign countries. First Union is the sixth largest bank holding company in the United States, based on assets at March 31, 1999. First Union was incorporated in North Carolina in 1967. See also "Recent Developments--First Union".


    First Union regularly evaluates acquisition opportunities and conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations may take place and future acquisitions involving cash, debt or equity securities may occur. Acquisitions typically involve the payment of a premium over book values, and, therefore, some dilution of First Union's book value and net income per share may occur in connection with any future transactions.

EVEREN CAPITAL CORPORATION
77 WEST WACKER DRIVE
CHICAGO, ILLINOIS 60601-1694
(312) 574-6000


    EVEREN is a Chicago, Illinois-based holding company which, through its subsidiaries, engages in securities brokerage for individual and institutional investors, market-making and underwriting of municipal and corporate securities, investment management, investment banking and other financial advisory services, and the sale of mutual funds, annuities and other financial products. While EVEREN has clients throughout the United States and abroad, its major geographic focus is the western two-thirds of the United States. EVEREN operates in 28 states, with significant operations in Illinois, California, Wisconsin, Ohio, Texas and Colorado. At March 31, 1999, and for the three months then ended, EVEREN reported consolidated assets of $2.5 billion, stockholders' equity of $420 million and net income of $14 million. EVEREN was incorporated in Delaware in 1995. See also "Recent Developments--EVEREN".



THE MEETING (see page 18)



    The meeting of EVEREN stockholders will be held at 10:00 a.m. on August 26, 1999, at EVEREN's headquarters at 77 West Wacker Drive, Chicago, Illinois 60601. At the meeting, EVEREN stockholders will be asked to adopt the merger agreement.



RECORD DATE; VOTE REQUIRED (see page 18)



    You can vote at the meeting if you owned EVEREN common stock at the close of business on July 23, 1999. As of that date, there were 35,341,034 shares of EVEREN common stock outstanding and entitled to be voted at the meeting. The holders of a majority of the outstanding shares must vote "FOR" the merger agreement in order to adopt the merger agreement. Some EVEREN directors and executive officers holding approximately 3.9% of the outstanding shares of EVEREN common stock have agreed to vote their shares in favor of the merger agreement. As a result, adoption of the merger agreement will require the additional affirmative vote of the holders of approximately 46.2% of the outstanding EVEREN common stock.


    If you do not vote your shares of common stock, that will have the effect of a vote against the merger agreement.

    First Union's stockholders are not required to approve the merger.


RECOMMENDATION OF THE EVEREN BOARD OF DIRECTORS (see page 23)


    EVEREN's Board believes that the merger is in your best interests and unanimously recommends that you vote "FOR" the merger agreement.


OPINION OF MORGAN STANLEY (see page 25)


    Morgan Stanley & Co. Incorporated served as EVEREN's financial advisor in connection with the merger. In deciding to approve the merger, EVEREN's Board of Directors considered Morgan Stanley's opinion that, as of the date of the opinion, and based on and subject to certain matters stated therein, the exchange ratio was fair from a financial point of view to EVEREN stockholders. A copy of Morgan Stanley's opinion is attached to this document as ANNEX D. You should read the entire opinion carefully to understand the assumptions made, matters considered and limitations of Morgan Stanley's review in providing this opinion.


THE MERGER (see page 20)


    THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS DOCUMENT. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER. IF THERE IS ANY INCONSISTENCY BETWEEN ANY OF THE LANGUAGE IN THIS DOCUMENT AND THE LANGUAGE IN THE MERGER AGREEMENT, THE LANGUAGE IN THE MERGER AGREEMENT SHALL CONTROL.


GENERAL (see page 20)


    First Union plans to acquire EVEREN by merging a wholly-owned subsidiary of First Union into EVEREN. EVEREN will continue as the surviving corporation of that merger.


CONVERSION OF SHARES (see page 20)


    In the merger, each EVEREN common stock share will be converted into a number of shares of First Union common stock equal to the quotient of $31.00 divided by the average closing price of First Union common stock during the ten trading day period ending on the second trading day before the merger. This fraction is referred to as the "exchange ratio". If, after applying the exchange ratio, you would be entitled to a fractional share of First Union common stock, you will receive cash instead of the fractional share.


MANAGEMENT AFTER THE MERGER (see page 32)


    After the merger, EVEREN will be a wholly-owned First Union subsidiary. James R. Boris will be Chief Executive Officer of this subsidiary. The directors and officers of First Union in office before the merger will continue as the directors and officers of First Union after the merger.


CONDITIONS TO COMPLETION OF THE MERGER (see page 36)


    Completion of the merger is subject to various conditions, including, among others:

    - approval of the merger agreement by EVEREN's stockholders

    - receipt of all necessary governmental and other consents and approvals

    - at least two of the four employment agreements described below, including the one with James R. Boris, remaining in effect and

    - satisfaction or waiver of certain other customary conditions.


REGULATORY APPROVALS (see page 37)



    We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System. First Union filed an application with the Federal Reserve Board seeking approval of the merger on July 9, 1999. In addition, the merger is subject to the approval of or notice to certain state and other regulatory authorities. We have filed or shortly will file all other applications and notices with these regulatory authorities.


    While we believe we will obtain the regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.


TERMINATION OF THE MERGER AGREEMENT (see page 38)


    EVEREN and First Union can mutually agree to abandon the merger, even if EVEREN's stockholders have approved it. Also, either of us can decide, without the consent of the other, to abandon the merger if any of the following occurs:

    - the other party breaches the merger agreement in a material way and does not (or cannot) correct the breach in 30 days

    - the merger has not been completed by December 31, 1999, so long as the terminating party is not in material breach and provided that First Union may not terminate the merger agreement to the extent that the delay is caused by another First Union acquisition or

    - EVEREN's stockholders do not approve the merger agreement.

In addition, First Union may terminate the merger agreement if any of the following occurs:

    - EVEREN's Board fails to make, withdraws or modifies in a manner adverse to First Union its recommendation to adopt the merger agreement or

    - EVEREN's Board participates in or authorizes negotiations with a third party proposing to acquire EVEREN.

EVEREN may terminate the merger agreement if:

    - prior to EVEREN's stockholders approving the merger agreement, and after giving three business days notice to First Union, EVEREN enters into an agreement to accept a superior proposal from a third party to acquire EVEREN.


ACCOUNTING TREATMENT (see page 42)


    First Union will account for the merger as a purchase for financial reporting purposes.


RESALE OF FIRST UNION COMMON STOCK (see page 42)


    The First Union common stock issued in the merger will be freely transferable by you, unless you are an "affiliate" of EVEREN or First Union under applicable federal securities laws.


STOCK OPTION AGREEMENT (SEE PAGE 42)


    In connection with and as a condition to First Union entering into the merger agreement, EVEREN granted to First Union an option to purchase up to 19.9% of its common stock under the circumstances described in a Stock Option Agreement dated as of April 25, 1999. The purchase price under the option is $28.4375 per share of EVEREN common stock, the closing EVEREN common stock price on April 26, 1999, the first trading day after we first announced the merger agreement.

    First Union cannot exercise this option unless the events described in the stock option agreement occur. These events generally relate to another acquisition of EVEREN or a substantial portion of its common stock or assets. No event has occurred as of the date of this document that would allow First Union to exercise the option. Under certain circumstances, instead of exercising the option, First Union can require EVEREN to repurchase the option and/or any shares purchased under the option, at a price reflecting the current value of the option and the option shares but not exceeding $35 million in the aggregate. Instead of requiring EVEREN to repurchase the option and the option shares, First Union may choose to surrender the option and option shares to EVEREN for a net cash payment of $35 million.


    The option would make an acquisition of EVEREN by a third party more costly and is likely to prevent a competing acquiror for EVEREN from accounting for the acquisition by using the pooling of interests accounting method. Accordingly, the option may discourage a third party from proposing a competing transaction, including one that might be more favorable to EVEREN stockholders than the merger.

    The stock option agreement is attached to this document as ANNEX C. If there are any inconsistencies between any language in this document and the language in the stock option agreement, the language in the stock option agreement shall control.


EMPLOYEE RETENTION PROGRAM (see page 33)


    Following the merger, First Union will award a number of EVEREN employees, mostly investment consultants, shares of restricted First Union common stock with an aggregate value of approximately $87 million. The restricted stock will vest over a three-year period following the merger.


VOTING AGREEMENTS (see page 45)



    As a condition to First Union entering into the merger agreement, five EVEREN directors and executive officers holding approximately 3.9% of EVEREN's outstanding common stock entered into voting agreements with First Union. The voting agreements provide that these stockholders will vote their EVEREN common stock shares "FOR" the merger agreement. The voting agreements will terminate if the merger agreement is terminated.


    The form of voting agreement is attached to this document as ANNEX B. If there is any inconsistency between the language in this document and the language in the voting agreements, the language in the voting agreements shall control.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (see page 33)


    Some of EVEREN's directors and executive officers have interests in the merger in addition to their interests as EVEREN stockholders generally, including the following:


    - In connection with the merger agreement, First Union entered into employment agreements with James R. Boris, EVEREN's Chairman and Chief Executive Officer, and three other EVEREN executives. These employment agreements will become effective at the time of the merger. Each of these executives will receive, for periods ranging from one year to approximately 39 months, a minimum amount of annual compensation. These executives will also receive restricted First Union common stock shares and options to purchase First Union common stock. They will also receive payments for amounts owed to them under their existing employment agreements with EVEREN. In addition, the new employment agreements entitle these individuals to certain payments and other benefits upon termination of employment.



    - Pursuant to his existing employment agreement, Stephen G. McConahey, EVEREN's President and Chief Operating Officer, will be entitled to receive increased severance payments and other benefits upon termination of his employment following the merger.


    - Vesting of all existing EVEREN stock options and restricted stock, as well as certain other employee benefit plan account balances and accrued benefits, will accelerate as a result of the merger.

    - Following the merger, First Union will generally indemnify and provide liability insurance to EVEREN's present officers and directors.

    EVEREN's Board was aware of these interests and took them into account in approving the merger agreement.

NO DISSENTERS' OR APPRAISAL RIGHTS (see page 45)


    Delaware law does not provide you with dissenters' or appraisal rights in the merger.


SHARE INFORMATION AND MARKET PRICES (see page 61)


    First Union common stock and EVEREN common stock are traded on the NYSE under the symbols "FTU" and "EVR", respectively. The following table shows the last sale prices of First Union common stock and EVEREN common stock on April 23, 1999, the last trading day before we first announced the merger, on May 27, 1999, the last trading day before we announced that the merger agreement had been amended to provide for the issuance of approximately $31.00 worth of First Union common stock per share of EVEREN common stock, and on July 23, 1999, the record date.



                                FIRST UNION   EVEREN
                                  COMMON      COMMON
                                   STOCK       STOCK
                                -----------  ---------
April 23, 1999................   $ 55.00       24.125
May 27, 1999..................     45.625      24.625
July 23, 1999.................   $ 46.8125     30.1875


    THE MARKET PRICE OF BOTH FIRST UNION AND EVEREN COMMON STOCK WILL FLUCTUATE PRIOR TO THE MERGER. YOU ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR FIRST UNION COMMON STOCK AND EVEREN COMMON STOCK.

COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA


    The following table shows information about net income per share, cash dividends per share and book value per share, and similar information after giving effect to the merger, which we refer to as "pro forma" information. In presenting the pro forma information, we assumed that the merger occurred as of the beginning of the periods presented. The pro forma information gives effect to the merger under the purchase method of accounting in accordance with generally accepted accounting principles but excludes certain purchase accounting adjustments not yet finalized and is calculated using an exchange ratio of 0.6622. The 0.6622 exchange ratio is based on dividing $31.00 by a First Union common stock price of $46.8125, which was the closing price of First Union common stock on the record date, July 23, 1999, as if that price were the average market price used to determine the actual exchange ratio. The 0.6622 exchange ratio is used in this document for illustrative purposes only and the actual exchange ratio may be higher or lower than 0.6622.


    We expect to incur merger and integration charges as a result of combining our two companies. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the actual historical results of the combined company would have been had our two companies been combined during the periods presented.


    The information in the following table is based on, and should be read together with, the historical financial information in our respective prior SEC filings. We have incorporated this material into this document by reference. See "Where You Can Find More Information" on page 63.



                                                                         THREE
                                                                        MONTHS          YEAR
                                                                         ENDED          ENDED
                                                                       MARCH 31,    DECEMBER 31,
                                                                      -----------  ---------------
                                                                         1999           1998
                                                                      -----------  ---------------
FIRST UNION COMMON STOCK
Net income per basic share
  Historical........................................................   $    0.73           2.98
  Pro forma combined................................................        0.73           2.98
Net income per diluted share
  Historical........................................................        0.73           2.95
  Pro forma combined................................................        0.73           2.95
Dividends per share
  Historical........................................................        0.47           1.58
  Pro forma combined................................................        0.47           1.58
Book value per share
  Historical........................................................       16.76          17.48
  Pro forma combined................................................   $   16.76          17.48

                                                                         THREE
                                                                        MONTHS          YEAR
                                                                         ENDED          ENDED
                                                                       MARCH 31,    DECEMBER 31,
                                                                      -----------  ---------------
                                                                         1999           1998
                                                                      -----------  ---------------
EVEREN COMMON STOCK
Net income per basic share
  Historical........................................................   $    0.42           2.16
  Equivalent pro forma combined.....................................        0.49           1.98
Net income per diluted share
  Historical........................................................        0.40           2.01
  Equivalent pro forma combined.....................................        0.48           1.95
Dividends per share
  Historical........................................................        0.07           0.27
  Equivalent pro forma combined.....................................        0.31           1.05
Book value per share
  Historical........................................................       11.85          11.70
  Equivalent pro forma combined.....................................   $   11.10          11.58



    Pro forma assumptions include the 0.6622 exchange ratio; the issuance of 24 million shares of First Union common stock; the repurchase by First Union of the shares in the open market at a cost of approximately $1.1 billion; a cost of funds rate of 4.40 percent for the three months ended March 31, 1999, and 5.06 percent for the year ended December 31, 1998; and 20-year straight-line life related to goodwill of $679 million. Goodwill and the related pro forma amortization does not reflect the net adjustments that will be necessary to record the assets and liabilities of EVEREN at their respective fair values. We are currently evaluating various strategies for the integration of EVEREN, and those decisions would affect the amount of goodwill recorded at consummation as well as the amount of merger and integration charges to be incurred. Currently such adjustments to goodwill are estimated to increase goodwill by approximately $184 million. The selected pro forma combined financial data set forth above does not reflect a merger and integration charge of approximately $60 million, which First Union currently expects to incur following consummation of the merger.

SELECTED FIRST UNION HISTORICAL FINANCIAL DATA


    The information in the following table is based on, and should be read together with, the historical financial information that First Union has presented in its prior SEC filings. We have incorporated this material into this document by reference. See "Where You Can Find More Information" on page 63. The interim financial information has been derived from unaudited financial statements of First Union included in its SEC filings. First Union believes that these financial statements include all adjustments of a normal recurring nature and disclosures that are necessary for a fair statement of the results of operations for the interim periods. Results for the interim periods do not necessarily indicate results which may be expected for any other interim or annual period.


First Union (Historical)

                                                        THREE MONTHS ENDED
                                                            MARCH 31,                      YEARS ENDED DECEMBER 31,
                                                       --------------------  -----------------------------------------------------
(IN MILLIONS, EXCEPT PER SHARE DATA)                     1999       1998       1998       1997       1996       1995       1994
-----------------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
CONSOLIDATED SUMMARIES OF INCOME
Interest income......................................  $   3,572      3,602     14,988     14,362     13,758     13,028     10,245
Interest expense.....................................      1,792      1,771      7,711      6,568      6,151      5,732      3,739
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net interest income..................................      1,780      1,831      7,277      7,794      7,607      7,296      6,506
Provision for loan losses............................        164        135        691      1,103        678        403        458
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net interest income after provision for loan
  losses.............................................      1,616      1,696      6,586      6,691      6,929      6,893      6,048
Securities transactions..............................         77         23        357         55        100         82         28
Noninterest income...................................      1,873      1,326      6,198      4,267      3,435      2,976      2,336
Merger-related and restructuring charges.............        398         29      1,212        284        421        233        107
Noninterest expense..................................      2,111      1,809      7,964      6,936      6,509      6,309      5,558
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before income taxes...........................      1,057      1,207      3,965      3,793      3,534      3,409      2,747
Income taxes.........................................        351        417      1,074      1,084      1,261      1,213        938
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income...........................................        706        790      2,891      2,709      2,273      2,196      1,809
Dividends on preferred stock.........................         --         --         --         --          9         26         46
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income applicable to common stockholders before
  redemption premium.................................        706        790      2,891      2,709      2,264      2,170      1,763
Redemption premium on preferred stock................         --         --         --         --         --         --         41
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income applicable to common stockholders after
  redemption premium.................................  $     706        790      2,891      2,709      2,264      2,170      1,722
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
PER COMMON SHARE DATA
Basic earnings.......................................  $    0.73       0.82       2.98       2.84       2.33       2.21       1.86
Diluted earnings.....................................       0.73       0.81       2.95       2.80       2.30       2.17       1.83
Cash dividends.......................................       0.47       0.37       1.58       1.22       1.10       0.98       0.86
Book value...........................................      16.76      16.31      17.48      15.95      14.85      13.91      12.58
CASH DIVIDENDS PAID ON COMMON STOCK..................        450        342      1,524      1,141      1,031        843        686
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  Assets.............................................    222,955    219,944    237,363    205,735    197,341    188,855    159,577
  Loans, net of unearned income......................    133,416    133,814    135,383    131,687    134,647    127,905    107,965
  Deposits...........................................    134,224    137,935    142,467    137,077    136,429    134,112    122,639
  Long-term debt.....................................     24,858     13,738     22,949     13,487     11,604      9,586      6,405
  Common stockholders' equity........................     16,231     15,806     17,173     15,269     14,628     13,599     11,775
  Total stockholders' equity.........................  $  16,231     15,806     17,173     15,269     14,628     13,782     12,005
  Common shares outstanding (IN THOUSANDS)...........    968,139    972,775    982,223    960,984    988,594    981,115  941,378

First Union (Historical) continued

                                                        THREE MONTHS ENDED
                                                            MARCH 31,                      YEARS ENDED DECEMBER 31,
                                                       --------------------  -----------------------------------------------------
(IN MILLIONS, EXCEPT PER SHARE DATA)                     1999       1998       1998       1997       1996       1995       1994
-----------------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
Assets...............................................  $ 224,687    210,809    222,472    196,093    189,285    173,982    150,244
Loans, net of unearned income........................    133,908    131,214    133,235    134,517    129,120    121,245    100,835
Deposits.............................................    136,262    134,574    136,330    132,847    131,276    127,744    113,715
Long-term debt.......................................     23,968     13,635     16,268     12,596     10,443      8,334      6,049
Common stockholders' equity(a).......................     16,058     15,455     15,800     14,365     13,788     12,977     11,453
Total stockholders' equity(a)........................  $  16,058     15,455     15,800     14,365     13,896     13,188     11,955
Common shares outstanding (IN THOUSANDS)
  Basic..............................................    959,833    965,120    969,131    955,241    973,712    979,852    927,941
  Diluted............................................    968,626    977,155    980,112    966,792    982,755  1,001,145    946,969
CONSOLIDATED PERCENTAGES
Net income applicable to common stockholders before
  redemption premium to average common stockholders'
  equity(a)..........................................      17.83%(c)     20.74(c)     18.30     18.86     16.42     16.72     15.40
Net income applicable to common stockholders after
  redemption premium to average common stockholders'
  equity(a)..........................................      17.83(c)     20.74(c)     18.30     18.86     16.42     16.72     15.04
Net income to
  Average total stockholders' equity(a)..............      17.83(c)     20.74(c)     18.30     18.86     16.36     16.65     15.14
  Average assets.....................................       1.27(c)      1.52(c)      1.30      1.38      1.20      1.26      1.20
Average stockholders' equity to average assets.......       7.26       7.48       7.25       7.36       7.35       7.56       7.92
Allowance for loan losses to
  Net loans..........................................       1.37       1.39       1.35       1.40       1.64       1.80       2.09
  Nonaccrual and restructured loans..................        217        210        246        211        241        252        228
  Nonperforming assets...............................        192        186        217        186        211        201        170
Net charge-offs to average net loans.................       0.49(c)      0.39(c)      0.48      0.65      0.64      0.45      0.53
Nonperforming assets to loans, net and foreclosed
  properties.........................................       0.71       0.75       0.62       0.75       0.78       0.90       1.23
Capital ratios(b)
  Tier 1 capital.....................................       7.03       8.66       6.94       8.43       7.91       7.40       8.32
  Total capital......................................      11.34      13.09      11.12      13.02      12.58      11.81      12.91
  Leverage...........................................       6.00       6.97       6.02       7.09       6.74       6.16       6.73
Net interest margin..................................       3.74%(c)      4.08(c)      3.81      4.53      4.55      4.76      4.93

------------------------

(a) Excludes net unrealized gains and losses on debt and equity securities.

(b) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 to 4.00 percent.

(c) Annualized.

SELECTED EVEREN HISTORICAL FINANCIAL DATA


    The information in the following table is based on, and should be read together with, the historical financial information that EVEREN has presented in its prior filings with the SEC. EVEREN has incorporated this material into this document by reference. See "Where You Can Find More Information" on page 63. The interim financial information has been derived from the interim unaudited financial statements of EVEREN included in its SEC filings. EVEREN believes that these financial statements include all adjustments of a normal recurring nature and disclosures that are necessary for a fair statement of the results of operations for the unaudited periods. Results for the interim periods do not necessarily indicate results which may be expected for any other interim or annual period.


EVEREN (Historical)

                                                             THREE MONTHS ENDED
                                                                 MARCH 31,                 YEARS ENDED DECEMBER 31,
                                                            --------------------  ------------------------------------------
(IN MILLIONS, EXCEPT PER SHARE DATA)                          1999       1998       1998       1997       1996       1995
----------------------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
CONSOLIDATED SUMMARIES OF INCOME
Interest income...........................................  $      26         27        108         85         74         81
Interest expense..........................................         13         14         54         37         34         53
                                                            ---------  ---------  ---------  ---------  ---------  ---------
Net interest income.......................................         13         13         54         48         40         28
Securities transactions...................................         39         30        121        103        115        122
Noninterest income (a)....................................        151        151        600        442        432        340
Noninterest expense (b)...................................        181        168        660        518        484        512
                                                            ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes (benefits)..............         22         26        115         75        103        (22)
Income taxes (benefits)...................................          8         10         44         28         41         (6)
                                                            ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss).........................................  $      14         16         71         47         62        (16)
                                                            ---------  ---------  ---------  ---------  ---------  ---------
                                                            ---------  ---------  ---------  ---------  ---------  ---------
PER COMMON SHARE DATA
Basic earnings............................................  $    0.42       0.50       2.16       1.44       2.68        n/a
Diluted earnings..........................................       0.40       0.46       2.01       1.35       2.57        n/a
Cash dividends............................................       0.07       0.06       0.27       0.19       0.05        n/a
Book value................................................      11.85      10.11      11.70       9.78       8.70        n/a

CASH DIVIDENDS PAID ON COMMON STOCK.......................          2          2          9          6          1         --

CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  Assets..................................................      2,495      1,883      2,169      1,906      1,824      2,551
  Loans, net of unearned income...........................        581        255        271        304        140        298
  Long-term debt..........................................         76        115         84        122        138        144
  Stockholders' equity....................................  $     420        352        409        335        289        132
  Common shares outstanding (IN THOUSANDS)(c).............     35,443     34,866     34,933     34,240     33,224        n/a


(IN MILLIONS, EXCEPT PER SHARE DATA)                          1994
----------------------------------------------------------  ---------
CONSOLIDATED SUMMARIES OF INCOME
Interest income...........................................         74
Interest expense..........................................         45
                                                            ---------
Net interest income.......................................         29
Securities transactions...................................        119
Noninterest income (a)....................................        337
Noninterest expense (b)...................................        498
                                                            ---------
Income (loss) before income taxes (benefits)..............        (13)
Income taxes (benefits)...................................        (11)
                                                            ---------
Net income (loss).........................................         (2)
                                                            ---------
                                                            ---------
PER COMMON SHARE DATA
Basic earnings............................................        n/a
Diluted earnings..........................................        n/a
Cash dividends............................................        n/a
Book value................................................        n/a
CASH DIVIDENDS PAID ON COMMON STOCK.......................         --
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  Assets..................................................      1,555
  Loans, net of unearned income...........................        315
  Long-term debt..........................................        205
  Stockholders' equity....................................        167
  Common shares outstanding (IN THOUSANDS)(c).............        n/a

------------------------

(a) Includes net gains on the sale of certain subsidiaries of $20 million and $50 million in 1998 and 1996, respectively.

(b) Includes $4 million in 1996 related to the early retirement of long-term debt.

(c) 1997 and prior years have been restated to reflect a two-for-one stock split.

n/a Data not available.

SELECTED PRO FORMA COMBINED FINANCIAL DATA

    The information in the following table is based on, and should be read together with, the historical financial information of First Union and EVEREN. The information has been combined on a pro forma purchase accounting basis as if the companies had been combined as of the beginning of each period presented.

First Union and EVEREN
Selected Pro Forma Combined Financial Data (a)

                                                                             As of and for the
                                                                               Three Months     As of and for the
                                                                                   Ended           Year Ended
(IN MILLIONS, EXCEPT PER SHARE DATA)                                          March 31, 1999    December 31, 1998
---------------------------------------------------------------------------  -----------------  -----------------
CONSOLIDATED SUMMARIES OF INCOME
Interest income............................................................      $   3,586             15,040
Interest expense...........................................................          1,805              7,765
                                                                                  --------           --------
Net interest income........................................................          1,781              7,275
Provision for loan losses..................................................            164                691
                                                                                  --------           --------
Net interest income after provision for loan losses........................          1,617              6,584
Securities transactions....................................................            116                478
Noninterest income.........................................................          2,024              6,798
Merger-related and restructuring charges...................................            398              1,212
Noninterest expense........................................................          2,300              8,658
                                                                                  --------           --------
Income before income taxes.................................................          1,059              3,990
Income taxes...............................................................            355              1,098
                                                                                  --------           --------
Net income.................................................................      $     704              2,892
                                                                                  --------           --------
                                                                                  --------           --------
PER COMMON SHARE DATA
Basic earnings.............................................................      $    0.73               2.98
Diluted earnings...........................................................           0.73               2.95
Book value.................................................................          16.76              17.48
CASH DIVIDENDS PAID ON COMMON STOCK........................................            452              1,533
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
Assets.....................................................................        226,129            240,211
Loans, net of unearned income..............................................        133,997            135,654
Deposits...................................................................        134,224            142,467
Long-term debt.............................................................         24,934             23,033
Common stockholders' equity................................................         16,231             17,173
Total stockholders' equity.................................................      $  16,231             17,173
Common shares outstanding (IN THOUSANDS)...................................        968,139            982,223
CONSOLIDATED PERCENTAGES
Allowance for loan losses to
  Net loans................................................................           1.36%              1.35
  Nonperforming assets.....................................................            192                217
Net charge-offs to average net loans.......................................           0.49(b)            0.48
Nonperforming assets to loans, net and foreclosed properties...............           0.71%              0.62

------------------------


(a) Pro forma assumptions include the 0.6622 exchange ratio; the issuance of 24 million shares of First Union common Stock; the repurchase by First Union of the shares in the open market at a cost of approximately $1.1 billion; a cost of funds rate of 4.40 percent for the three months ended March 31, 1999, and 5.06 percent for the year ended December 31, 1998; and 20-year straight-line life related to goodwill of $679 million. Goodwill and the related pro forma amortization does not reflect the net adjustments that will be necessary to record the assets and liabilities of EVEREN at their respective fair values. We are currently evaluating various strategies for the integration of EVEREN, and those decisions would affect the amount of goodwill recorded at consummation as well as the amount of merger and integration charges to be incurred. Currently such adjustments to goodwill are estimated to increase goodwill by approximately $184 million. The selected pro forma combined financial data set forth above does not reflect a merger and integration charge of approximately $60 million, which First Union currently expects to incur following consummation of the merger.


(b) Annualized.

                              RECENT DEVELOPMENTS



FIRST UNION



    First Union's earnings were $873 million in the second quarter of 1999, compared with operating earnings of $883 million in the second quarter of 1998. On a per share basis, earnings were $0.90, compared with $0.92 a year ago. Operating earnings exclude merger-related and restructuring charges. Including merger-related and restructuring charges, second quarter 1998 earnings were $249 million, or $0.26 per share. The second quarter of 1999 included no merger-related and restructuring charges.



    First Union's return on average assets was 1.56% in the second quarter 1999, compared with 1.62% a year ago. First Union's return on average stockholders' equity was 21.25% in the second quarter of 1999, compared with 23.91% a year ago. These returns exclude merger-related and restructuring charges.



    In the first six months of 1999, operating earnings were $1.8 billion, or $1.90 per share, compared with $1.7 billion, or $1.75 per share, in the first six months of 1998. Including merger-related and restructuring charges, in the first six months of 1999, First Union earned $1.6 billion, or $1.63 per share, compared with $1.0 billion, or $1.07 per share, in the first six months of 1998.



    Tax-equivalent net interest income was $1.9 billion in the second quarter of 1999, compared with $1.8 billion in the second quarter of 1998. Fee and other income was $1.7 billion in the second quarter of 1999, compared with $1.5 billion in the second quarter of 1998.



    Nonperforming assets were $940 million, or 0.70% of net loans and foreclosed properties, at June 30, 1999, compared with $909 million, or 0.66%, at June 30, 1998. Annualized net charge-offs as a percentage of average net loans were 0.53% in the second quarter of 1999, compared with 0.47% in the second quarter 1998. The loan loss provision was $180 million in the second quarter of 1999, compared with $150 million a year ago.



    Net loans at June 30, 1999, were $134 billion, compared with $137 billion a year ago. Deposits were $134 billion at June 30, 1999, compared with $139 billion a year ago. Stockholders' equity was $15.7 billion at June 30, 1999, compared with $16.5 billion a year ago. At June 30, 1999, First Union had assets of $230 billion.



EVEREN



    EVEREN's earnings in the second quarter of 1999 were $12.8 million, including $2.9 million (pretax) of merger-related expenses, or $0.36 per share. Excluding these expenses, second quarter net income was $14.6 million, or $0.41 per share, compared with $14.9 million, or $0.42 per share, in the second quarter of 1998.



    In the first six months of 1999, EVEREN's earnings were $26.8 million, or $0.75 per share, compared with $31.0 million, or $0.89 per share for the same period in 1998. Excluding pretax merger-related expenses of $2.9 million in 1999 and a non-recurring after-tax gain of approximately $2.9 million in 1998, net income in the first half of 1999 was $28.6 million, or $0.80 per share, compared with $28.1 million, or $0.80 per share, in the first half of 1998.



    EVEREN's net revenues for the second quarter of 1999 increased to $213.3 million from $190.3 million last year. Net revenues in the first half of 1999 were $416.3 million compared with $385.0 million in the first six months of 1998.



    Commissions in the second quarter of 1999 were $105.0 million compared with $87.9 million for the second quarter of 1998. Commissions in the first half of 1999 were $204.4 million compared with $178.8 million a year ago.

    Investment banking revenues from underwriting and advisory fees were $15.4 million in the second quarter of 1999 compared with $26.7 million last year. The decrease is due primarily to the transition of EVEREN's capital markets activities to First Union's operations.



    EVEREN's noninterest expenses were $192.8 million in the second quarter of 1999, compared with $166.3 million a year ago. In the first six months of 1999, noninterest expenses were $373.5 million, compared with $334.7 million in 1998.



    EVEREN's stockholders' equity as of June 30, 1999, was approximately $426.8 million. EVEREN's book value per common share was $12.07 as of June 30, 1999. At June 30, 1999, EVEREN had assets of $2.9 billion.


                                  THE MEETING

GENERAL


    This document is being furnished to you in connection with the solicitation of proxies by EVEREN's Board for use at the stockholders' meeting to be held on August 26, 1999, at 10:00 am., at EVEREN's corporate headquarters, 77 West Wacker Drive, Chicago, Illinois 60601, and at any adjournments or postponements thereof. At the meeting, you will be asked to vote on the proposal to adopt the merger agreement.


    First Union is also providing this document to you as a prospectus in connection with the offer and sale by First Union of the First Union common stock shares to be issued in the merger.

    EVEREN'S BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF EVEREN AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTING THE MERGER AGREEMENT.

RECORD DATE; QUORUM


    RECORD DATE. EVEREN has established the close of business on July 23, 1999, as the record date to determine EVEREN common stockholders entitled to vote at the meeting. At the close of business on the record date, 35,341,034 EVEREN common stock shares were outstanding and entitled to vote at the meeting, and were held by approximately 1,400 record holders. The EVEREN common stock constitutes the only outstanding class of EVEREN voting securities. Each EVEREN common stock share is entitled to one vote on the merger agreement. Votes may be cast at the meeting in person or by proxy.


    QUORUM. The presence at the meeting, either in person or by proxy, of a majority of the EVEREN common stock shares outstanding on the record date is necessary to constitute a quorum to transact business at the meeting. If a quorum is not present, it is expected that the meeting will be adjourned or postponed in order to solicit additional proxies.


    Abstentions and "broker non-votes" will be counted solely for the purpose of determining whether a quorum is present. Broker non-votes are shares held by brokers or nominees on behalf of customers that are represented at the meeting but with respect to which the broker or nominee has not been instructed how to vote. Brokers holding shares in street name for customers are prohibited from voting those customers' shares regarding the merger agreement in the absence of specific instructions from those customers.


VOTE REQUIRED

    Adoption of the merger requires the affirmative vote of the holders of a majority of the EVEREN common stock outstanding on the record date. Abstentions and broker non-votes will not be deemed to be cast either "FOR" or "AGAINST" the merger. Because adoption of the merger requires the affirmative vote of the holders of a majority of the outstanding EVEREN common stock, abstentions and broker non-votes will have the same effect as a vote "AGAINST" the merger.


    VOTING POWER OF DIRECTORS AND OFFICERS. As of the record date, to First Union's knowledge, neither First Union nor any of its directors or executive officers or their affiliates held any EVEREN common stock. EVEREN's directors and executive officers owned, as of the record date, 1,558,550 EVEREN common stock shares, which represents approximately 4.4% of the outstanding EVEREN common stock shares. As a condition to First Union's willingness to enter into the merger agreement, five EVEREN directors and executive officers agreed to vote their EVEREN common stock shares "FOR" the merger. The form of voting agreement is attached as ANNEX B to this document. The number of EVEREN common stock shares these individuals owned as of the record date is 1,369,436, which represents approximately 3.9% of the outstanding EVEREN common stock. Assuming these shares are so voted, adoption of the merger agreement will require the additional affirmative vote of the holders of approximately 46.2% of the EVEREN common stock outstanding on the record date.


PROXIES


    Shares represented by properly executed proxies, if such proxies are received in time and are not revoked, will be voted in accordance with the instructions indicated on the proxies. Except for broker non-votes, if no instructions are indicated, those proxies will be voted "FOR" adoption of the merger, and as determined by a majority of EVEREN's Board as to any other matter that may properly come before the meeting. In the event that a quorum is not present at the time the meeting is convened, or if for any other reason EVEREN believes that additional time should be allowed for the solicitation of proxies, EVEREN may postpone the meeting or may adjourn the meeting with or without a vote of stockholders. If EVEREN proposes to adjourn the meeting by a vote of stockholders, the persons named in the enclosed form of proxy will vote all EVEREN common stock for which they have voting authority in favor of an adjournment; provided, such persons will not vote any shares for which they have been instructed to vote against the merger in favor of that adjournment.


    The grant of a proxy on the enclosed EVEREN proxy card will not prevent you from voting in person at the meeting. You may revoke your proxy at any time prior to its exercise at the meeting by:

    - giving written notice of revocation bearing a later date than the revoked proxy to EVEREN's Secretary at 77 West Wacker Drive, Chicago, Illinois 60601

    - properly submitting a duly executed proxy bearing a later date or

    - voting in person at the meeting.

    All written notices of revocation and other communications with respect to revocation of proxies should be addressed to EVEREN Capital Corporation, 77 West Wacker Drive, Chicago, Illinois 60601-1694, Attention: Secretary. A proxy appointment will not be revoked by death or incapacity of the stockholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with EVEREN's Secretary or other person responsible for tabulating votes on EVEREN's behalf.

    Your attendance at the meeting will not by itself constitute revocation of your proxy--you must also vote in person at the meeting. If you instructed your broker to vote your EVEREN common stock, you must follow the broker's directions in order to change your vote.

    EVEREN and First Union will share equally the cost of soliciting proxies, including the cost of printing this document, mailing it and filing it with the SEC. In addition to solicitation by mail, EVEREN's and First Union's directors, officers and employees may solicit proxies by telephone, fax, telegram or in person. Arrangements will also be made with brokerage houses and other nominees and fiduciaries for forwarding solicitation material to the beneficial owners of stock held of record by those persons, and EVEREN will reimburse those custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith. EVEREN has retained D.F. King & Co., Inc. to assist in distributing proxy material to such brokerage houses and other nominees and fiduciaries for a fee not to exceed $750, plus expenses.


    VOTING EVEREN 401(K) AND EMPLOYEE STOCK OWNERSHIP PLAN STOCK. Participants in the EVEREN 401(k) and Employee Stock Ownership Plan will receive voting instructions with respect to the EVEREN common stock allocated to their accounts. The trustee will vote these shares in accordance with directions received from participants. EVEREN common stock for which voting direction is not received will be voted by the trustee on a proportionate basis in accordance with the votes cast with respect to shares for which voting instructions are received. The plan was the holder of approximately 48.8% of the outstanding EVEREN common stock on the record date.


    After having been submitted to the trustee, a voting instruction form may be revoked by the person giving it at any time before it is exercised, by:

    - submitting a written notice of revocation to the trustee or

    - submitting a voting instruction form to the trustee having a later date.

                                   THE MERGER

    THE FOLLOWING INFORMATION DESCRIBES CERTAIN INFORMATION PERTAINING TO THE MERGER. THIS DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ANNEXES HERETO, INCLUDING THE MERGER AGREEMENT AND STOCK OPTION AGREEMENT, WHICH ARE ATTACHED AS ANNEXES A AND C, RESPECTIVELY, AND ARE INCORPORATED HEREIN BY REFERENCE. ALL STOCKHOLDERS ARE URGED TO READ THE ANNEXES IN THEIR ENTIRETY.

GENERAL

    The Agreement and Plan of Merger, dated as of April 25, 1999, and amended and restated as of May 27, 1999, between EVEREN, First Union Delaware, Inc. and First Union provides for a transaction in which First Union will acquire EVEREN by merging a wholly-owned subsidiary of First Union into EVEREN. At the merger effective time, each outstanding EVEREN common stock share will cease to be outstanding and, excluding any shares held by EVEREN or First Union or their subsidiaries, will be converted into a number of shares of First Union common stock equal to the quotient of $31.00 divided by the average closing price of First Union common stock during the ten trading day period ending on the second trading day before the merger effective date.

    The merger agreement provides that First Union may alter the merger structure with EVEREN, provided that it cannot alter the consideration to be received by EVEREN stockholders, adversely affect the tax treatment for EVEREN stockholders or materially delay the merger.

BACKGROUND OF THE MERGER

    In late 1997, in connection with the trend toward consolidation in the financial services industry and increased competition in the retail securities brokerage business, EVEREN retained Morgan Stanley as its financial advisor to consider strategic alternatives for enhancing stockholder value.

    In July 1996, EVEREN obtained a twenty percent interest in an asset management joint venture with Wheat First Securities Inc. that operated under the name "Mentor". Mentor offers both mutual funds and private account investment advisory services. In January 1998, First Union acquired Wheat First. On March 25, 1999, EVEREN and First Union entered into an agreement to form an asset management joint venture that would combine First Union's Evergreen mutual fund complex with Mentor. Pursuant to the joint venture agreement, First Union would contribute its ownership interests in Evergreen and Mentor and receive a ninety-five percent ownership interest in the new venture, and

EVEREN would contribute its ownership interest in Mentor and receive a five percent ownership interest in the new venture.

    Following the negotiation and execution of the asset management joint venture agreement in March 1999, EVEREN's and First Union's senior management began to discuss on a preliminary basis the possibility of a strategic transaction between the two companies. During the week of April 12, 1999, James
R. Boris, EVEREN's Chairman and Chief Executive Officer, and Edward E. Crutchfield, First Union's Chairman and Chief Executive Officer, discussed in person and via telephone the potential merits of a possible strategic transaction between the two parties and related matters. Mr. Boris indicated an interest in such a transaction, but informed Mr. Crutchfield that he wanted to discuss the matter with EVEREN's Board of Directors before pursuing it further.

    On April 18, 1999, EVEREN's Board held a special telephonic meeting at which various financial, structural, legal and other aspects of a possible business combination transaction with First Union were discussed. EVEREN's senior management reviewed with EVEREN's Board EVEREN's long-term strategic goals and the strategic alternatives available to EVEREN. At this meeting, EVEREN's Board also received financial analysis and advice from Morgan Stanley and the legal advice from Simpson Thacher & Bartlett, EVEREN's outside counsel, with respect to a potential strategic merger transaction. After discussion, EVEREN's Board directed senior management to continue discussions with First Union and commence negotiations concerning a definitive agreement with respect to a business combination.

    On April 19, 1999, First Union delivered initial drafts of the merger agreement and stock option agreement to EVEREN and its legal advisors.

    On April 21, 1999, EVEREN and First Union executed a confidentiality agreement with respect to the exchange of nonpublic information between the companies and certain other matters. Following the execution of the confidentiality agreement and through April 25, 1999, First Union's representatives, together with its legal advisors, conducted a due diligence review of EVEREN's business, operations and financial condition. During the same period, EVEREN's representatives and its legal and financial advisors similarly conducted a due diligence review of First Union's business, operations and financial condition.

    While the companies were conducting their respective due diligence investigations and up through the execution of the merger agreement on April 25, 1999, representatives of EVEREN and First Union and their respective legal counsel were in frequent contact to negotiate the terms of the definitive agreements for the merger and the related transactions.

    On April 25, 1999, EVEREN's Board met to consider the proposed merger transaction, which contemplated a fixed exchange ratio of 0.555 shares of First Union common stock for each share of EVEREN common stock. EVEREN's senior management, legal counsel and financial advisors updated EVEREN's Board on the results of the negotiations that had occurred since the April 18 meeting of EVEREN's Board. EVEREN's Board also received financial analysis and advice from Morgan Stanley. At the meeting, Morgan Stanley rendered its oral opinion, confirmed by a subsequent written opinion dated April 25, 1999, that, as of such date, and based on and subject to certain matters stated therein, the 0.555 exchange ratio was fair from a financial point of view to EVEREN's stockholders. EVEREN's legal counsel reviewed with EVEREN's Board the terms and provisions of the merger agreement, the stock option agreement and the related agreements that had been negotiated with First Union and its legal advisors. In addition to discussing these terms, legal counsel advised EVEREN's Board with respect to their fiduciary duties in connection with the proposed strategic merger. EVEREN's Board was also informed of each of the matters related to the transaction in which members of EVEREN's Board and senior management had an interest which could be said to be different from or in addition to the interests of EVEREN's stockholders in general. See "--Interests of Certain Persons in the Merger". After discussion and consideration, EVEREN's Board voted to approve the merger, the merger agreement, the stock option agreement and all of the related transactions.

    Following the approvals of EVEREN's Board, the merger agreement and stock option agreement were executed in the evening of April 25, 1999, and were publicly announced by the companies in the early morning of April 26, 1999.


    On the morning of May 25, 1999, First Union announced that, following a strategic review and analysis, it was reducing its earnings outlook for 1999. The announcement resulted in a decline in the trading price of First Union's common stock. Following the announcement, Mr. Boris contacted Mr. Crutchfield to discuss the implications of First Union's announcement and the possibility of revising the merger agreement to provide EVEREN stockholders with more certain value in the merger in light of the increased volatility of the First Union common stock. Mr. Crutchfield indicated that he would be willing to ask First Union's Board of Directors to consider modifying the merger consideration so long as the aggregate value of the merger consideration was the same as anticipated when the merger agreement was originally executed. Mr. Boris and Mr. Crutchfield ultimately agreed to propose to their respective boards of directors that the exchange ratio in the merger be changed from a fixed exchange ratio of
0.555 shares of First Union common stock per share of EVEREN common stock to a ratio based on a fixed value of $31.00, the approximate value of the original
0.555 exchange ratio based on the closing price of First Union common stock on the trading day before approval of the original merger agreement.


    On May 26, 1999, EVEREN's representatives conducted a supplemental due diligence investigation of First Union in light of First Union's May 25 announcement.

    On the late afternoon of May 26, 1999, EVEREN's Board met to consider the proposed revised merger transaction, including the revised exchange ratio based on a fixed value of approximately $31.00 worth of First Union common stock per share of EVEREN common stock. EVEREN's senior management, legal counsel and financial advisors updated EVEREN's Board on the developments of the prior two days. At the meeting, Morgan Stanley provided financial analysis and advice and indicated that, following and subject to its review of the final form of the revised merger agreement, finalizing relevant financial analyses and completing its internal fairness review process, among other things, it would be in a position to deliver its written opinion as to the fairness from a financial point of view of the revised exchange ratio to EVEREN's stockholders. EVEREN's legal counsel reviewed with EVEREN's Board the terms and provisions of the revised merger agreement. In addition to discussing these terms, legal counsel advised EVEREN's Board with respect to their fiduciary duties in connection with consideration of the proposed revised merger agreement. After discussion and consideration, EVEREN's Board voted to approve the revised merger and merger agreement, subject to receipt of the Morgan Stanley fairness opinion and the approval by First Union's Board. Morgan Stanley subsequently delivered its written fairness opinion on May 27, 1999, that as of such date, and based on and subject to certain matters stated therein, the revised exchange ratio was fair from a financial point of view to EVEREN's stockholders.

    During the day of May 27, 1999, the two companies and their legal counsel continued negotiation of the final form of the revised merger agreement. In the late afternoon on that day, the companies executed the amended and restated merger agreement and publicly announced the revised terms of the merger.

EVEREN'S REASONS FOR THE MERGER; RECOMMENDATION OF EVEREN'S BOARD OF DIRECTORS

    BOARD ACTION. At meetings held on April 25, 1999, and May 26, 1999, EVEREN's Board of Directors:

    - determined that the merger agreement and the stock option agreement, and the merger and other transactions contemplated thereby, are advisable, fair to, and in the best interests of EVEREN and its stockholders

    - approved the merger agreement and the stock option agreement, and the merger and other transactions contemplated thereby

    - directed that the merger agreement be submitted for adoption by EVEREN's stockholders at the stockholders' meeting and

    - recommended that EVEREN's stockholders adopt the merger agreement.

    REASONS FOR THE MERGER. EVEREN's Board believes that the merger is in the best interests of EVEREN and its stockholders because it believes that the long-term value and liquidity of the First Union common stock to be received in the merger will be superior to EVEREN common stock as a stand-alone company. The decision of EVEREN's Board to approve the merger agreement and recommend EVEREN's stockholders adopt it was based upon various factors, including the following material factors:

    - the judgment, advice and analyses of EVEREN's senior management, including its favorable recommendation of the merger

    - the Board's knowledge and consideration of EVEREN's business, operations, financial condition, results of operations, competitive position and prospects and the nature of the industry in which EVEREN operates, both on a historical and prospective basis, and the influence of current industry, economic and market conditions

    - the Board's consideration of the increased competition and consolidation in the securities brokerage and asset management industry, and conclusion that the combined business enterprise of First Union and EVEREN, including the combination of the companies' regional securities brokerage businesses into one with nationwide coverage that would be sixth largest in the country, would have a much stronger market position than EVEREN on a stand-alone basis, with greater access to cost-effective capital, a broader array of product offerings, greater capacity for technology and other systems expenditures, and broader geographic coverage

    - the Board's conclusion that the combined business enterprise, with the experience of both First Union's and EVEREN's management teams, would enable First Union to realize the full potential of the combined First Union/EVEREN securities brokerage and asset management business

    - the Board's consideration of the due diligence review which had been conducted with respect to First Union's business, operations, and competitive position and the potential operating efficiencies and synergies that are expected to result from the merger

    - the Board's consideration of Morgan Stanley's presentation on April 25, 1999, and discussion on May 26, 1999, including Morgan Stanley's opinion that, as of May 27, 1999, and based upon and subject to the various conditions set forth in its opinion, the exchange ratio is fair, from a financial point of view, to EVEREN's stockholders (see "--Opinion of Morgan Stanley")

    - the Board's conclusion that the merger would provide EVEREN's stockholders with an opportunity for continued equity participation in a larger, more diversified enterprise with an aggregate equity value far larger than EVEREN's current market value, including vastly increased liquidity relative to that of EVEREN common stock

    - the presentations by, and discussions with, EVEREN's senior management and representatives of Simpson Thacher regarding the merger agreement's and the stock option agreement's terms, including the merger closing conditions, EVEREN's ability under certain conditions to consider unsolicited alternative business combination proposals, EVEREN's and First Union's ability to terminate the merger agreement under certain conditions, and the effect of certain termination and other events on the exercisability of the stock option agreement

    - the exchange ratio in relation to historical and market trading prices for EVEREN and First Union common stock and EVEREN's relative contribution to the combined enterprise, including:

     - that the value of the First Union common stock to be issued in the merger represents a 28% premium to EVEREN's per share closing price on the trading day prior to the original announcement of the merger agreement, and a 43% premium to the average closing price of EVEREN's common stock during the one-month period preceding that announcement


     - that the revised exchange ratio is based on a fixed $31.00 value of merger consideration to EVEREN stockholders, and thus, unlike the original merger consideration, the value of the revised merger consideration will not generally be affected by variations in the trading price of First Union's common stock prior to the merger and


     - the Board's understanding, based on information furnished to it, that the merger would likely be accretive to the per share earnings and dividends of the combined company in 2000 and later years when compared to what they would have been for EVEREN on a stand-alone basis

    - the Board's consideration of previous inquiries from, and preliminary discussions with, third parties concerning possible strategic transactions

    - the impact of the merger on EVEREN's employees, including the effect of the retention program provided for under the merger agreement, and the potentially greater opportunities for continuing EVEREN employees in the combined First Union/EVEREN enterprise

    - the parties' ability to consummate the merger without significant delay and


    - that the merger will be accomplished on a tax-free basis to EVEREN's stockholders for U.S. federal income tax purposes, except for cash received in lieu of fractional shares.


    In reaching its decision to approve the merger and to recommend adoption of the merger agreement to EVEREN's stockholders, EVEREN's Board did not view any single factor as determinative, and did not find it necessary or practicable to assign any relative or specific weights to the various factors considered. Furthermore, individual directors may have given differing weights to different factors. EVEREN's Board believed each of the factors listed above supports the decision to approve the merger, except that the eighth factor, relating to the terms of the merger agreement and the stock option agreement, is merely inherent to the transactions.

    EVEREN's Board also considered the merger's principal risks to EVEREN and its stockholders and other countervailing considerations, including:

    - the risk of employee attrition during the transition period prior to the merger despite the establishment of the retention program

    - that the benefits of EVEREN's long-term prospects will be shared by all First Union stockholders, including EVEREN's existing stockholders, rather than solely by EVEREN's existing stockholders

    - that the revision of the merger consideration to be based on a fixed value of approximately $31.00 meant that, if First Union's common stock market price at the time of the merger were above $55.85, EVEREN stockholders would not receive any greater value in the merger as they would have under the original 0.555 exchange ratio

    - the challenge of smoothly integrating EVEREN's operations with First Union's, in light of the nature of EVEREN's and First Union's respective businesses, their differences in scale and scope and the numerous other acquisitions and combinations in which First Union has recently engaged and


    - the interests of some of EVEREN's directors and management in the merger as described in "Interests of Certain Persons in the Merger" on page 33.


    However, EVEREN's Board determined that the foregoing considerations were substantially outweighed by the benefits of the merger summarized above.

    RECOMMENDATION OF EVEREN'S BOARD. EVEREN'S BOARD UNANIMOUSLY RECOMMENDS THAT EVEREN STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

OPINION OF MORGAN STANLEY


    EVEREN retained Morgan Stanley to act as EVEREN's financial advisor in connection with the merger and related matters based on its qualifications, expertise, reputation, and its knowledge of the business and affairs of EVEREN. At the April 25, 1999, meeting of EVEREN's Board, Morgan Stanley delivered an oral opinion to EVEREN's Board, which opinion was subsequently confirmed in writing, that, as of such date, and based on and subject to certain considerations set forth in such opinion, the original merger exchange ratio was fair from a financial point of view to the holders of EVEREN common stock (other than First Union and its affiliates). In connection with EVEREN's Board's approval of the revised merger exchange ratio, Morgan Stanley delivered its written opinion dated May 27, 1999, that, as of such date and based on and subject to certain considerations set forth in such revised opinion, the revised merger exchange ratio was fair from a financial point of view to the holders of EVEREN common stock (other than First Union and its affiliates). Morgan Stanley subsequently confirmed its May 27, 1999 opinion by delivery to EVEREN's Board of a written opinion dated as of the date of this document.



    THE FULL TEXT OF MORGAN STANLEY'S OPINION DATED AS OF THE DATE OF THIS DOCUMENT, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX D TO THIS DOCUMENT. EVEREN COMMON STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE MORGAN STANLEY OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED TO EVEREN'S BOARD AND ADDRESSED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO EVEREN COMMON STOCKHOLDERS (OTHER THAN FIRST UNION AND ITS AFFILIATES), AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY EVEREN COMMON STOCKHOLDER AS TO HOW TO VOTE AT THE MEETING. THE SUMMARY OF MORGAN STANLEY'S OPINION SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THAT OPINION.


    In connection with rendering its opinion, Morgan Stanley, among other things:

    - reviewed certain publicly available financial statements and other information of EVEREN and First Union, respectively

    - reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts, concerning EVEREN and First Union prepared by management of EVEREN and First Union, respectively

    - discussed the past and current operations and financial condition and the prospects of EVEREN and First Union with senior executives of EVEREN and First Union, respectively

    - reviewed the reported prices and trading activity for EVEREN common stock and First Union common stock

    - compared the financial performance of EVEREN and First Union and the prices and trading activity of EVEREN common stock and First Union common stock with that of certain other comparable publicly-traded companies and their securities

    - discussed with the senior management of EVEREN and First Union the strategic objectives of the merger and their estimates of the synergies and other benefits of the merger for the combined company

    - analyzed the pro forma impact of the merger on the combined companies earnings per share, consolidated capitalization and financial ratios

    - reviewed the financial terms, to the extent publicly available, of certain comparable transactions

    - participated in discussions and negotiations among representatives of EVEREN and First Union and their legal advisors

    - reviewed the merger agreement and certain related documents and

    - performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

    In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. With respect to the financial forecasts, including the synergies and benefits expected to result from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of EVEREN and First Union. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of EVEREN or First Union, nor was Morgan Stanley furnished with any such appraisals and Morgan Stanley did not examine any individual loan credit files of First Union. In addition, Morgan Stanley assumed the merger will be consummated substantially in accordance with the terms set forth in the merger agreement. Morgan Stanley's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion.

    The following is a summary of certain material financial analyses performed by Morgan Stanley in preparation of its opinion dated April 25, 1999, and reviewed with EVEREN's Board on April 25, 1999, as updated in connection with its opinion dated May 27, 1999. Certain of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses.

    IMPLIED VALUE OF EXCHANGE RATIO: Morgan Stanley reviewed the terms of the merger and noted that the merger exchange ratio based on approximately $31.00 worth of First Union common stock per share of EVEREN common stock resulted in a premium of approximately 28% to the $24.13 closing price of EVEREN common stock on April 23, 1999, the trading day prior to the announcement of the original merger agreement, a premium of approximately 37% to the closing price of EVEREN common stock on April 22, 1999, of $22.63, and a premium of approximately 44% to the average closing price of EVEREN common stock over the past month prior to April 23, 1999, of $21.49.

    RELATIVE TRADING ANALYSIS. As part of its analysis, Morgan Stanley compared EVEREN's common stock historical share price performance from January 1, 1997, to April 23, 1999, with corresponding historical share price performance of the common stock of (i) a group of five publicly traded brokerage companies that Morgan Stanley considered comparable in certain respects with EVEREN, including Raymond James Financial, Inc., A.G. Edwards, Inc., Dain Rauscher Corp., Freedom Securities Corp., and PaineWebber Group, Inc. (the "BROKERAGE COMPANIES") and (ii) the Standard and Poors 500 Index (the "S&P 500"). In this analysis, Morgan Stanley noted the following changes in stock prices:

                                                                  PERCENT CHANGE IN STOCK PRICE
                                                                JANUARY 1, 1997 TO APRIL 23, 1999
                                                                ---------------------------------
EVEREN........................................................                    116%
Brokerage Companies...........................................                     94%
S&P 500.......................................................                     83%


    VALUATION METHODOLOGIES. As part of its financial analysis, Morgan Stanley performed valuation analyses of EVEREN using various methodologies. Morgan Stanley evaluated EVEREN's position on a stand-alone basis and considered estimates by EVEREN's and First Union's management of the synergies which could be expected to be realized in the merger. The following is a summary of the valuation analyses conducted by Morgan Stanley.



    COMPARABLE COMPANY ANALYSIS. Morgan Stanley compared certain EVEREN financial information with corresponding publicly available information of the Brokerage Companies. Morgan Stanley analyzed EVEREN's relative performance and value by comparing certain market trading statistics for EVEREN with those of the Brokerage Companies. Historical financial information used in connection with the ratios described below is based on the latest reported quarterly disclosures as of April 23, 1999, with respect to financial information for EVEREN and the Brokerage Companies. Market information used in the ratios provided below is as of April 23, 1999. Earnings per share estimates for EVEREN and the Brokerage Companies were based on I/B/E/S estimates as of April 23, 1999. The following table displays the results of this analysis:


                                                PRICE/           PRICE/         PRICE/         PRICE/
                                             52 WEEK HIGH      BOOK VALUE      1999E EPS      2000E EPS
                                           -----------------  -------------  -------------  -------------
EVEREN...................................             81%            1.9x          13.2x          11.5x
Brokerage Companies Average..............             74%            2.0x          11.9x          10.6x

    DIVIDEND DISCOUNT ANALYSIS. Morgan Stanley performed a dividend discount analysis to determine a range of present values per share of EVEREN common stock assuming EVEREN continued to operate as a stand-alone entity. This range was determined by adding the present value of the estimated future dividend stream that EVEREN could generate over the five-year period from 1999 through 2003, and the present value of the "terminal value" of EVEREN common stock at the end of 2003. To determine a projected dividend stream, Morgan Stanley assumed a constant leverage ratio equal to EVEREN's reported ratio as of March 31, 1999. The earnings projections which formed the basis for the dividends and the terminal value were adapted from I/B/E/S estimates for 1999, and earnings growth rates ranging from 10% to 20% for estimating earnings for 2000 through 2003. The terminal value for EVEREN was determined by applying two price-to-earnings multiples (9x and 11x) to 2004 projected earnings. The dividend stream and terminal values were discounted to present values using discount rates of 14% and 16%, which Morgan Stanley viewed as the appropriate discount rate range for a company with EVEREN's risk characteristics. Morgan Stanley also included the expected gain from EVEREN's announced Mentor joint venture transaction. Based on the above assumptions, Morgan Stanley calculated that the fully diluted stand-alone value of EVEREN common stock ranged from approximately $17 to $28 per share.

    SYNERGY VALUATION. Morgan Stanley performed an analysis of the net present value of estimated cost savings, revenue enhancements and capital synergies expected to result from the merger. Based on estimated pre-tax operating synergies ranging from $50 million to $75 million (less additional annual benefits expenses), $150 million of excess capital, a discount rate of 15%, a cost savings phase-in period of two years, a cost savings growth rate of 3% after the phase-in period, a 6% cost of debt, and merger and reorganization charges equal to the fully phased-in synergies in the first year following the merger, Morgan Stanley computed the implied value of synergies as ranging from approximately $7 to $10 per share of EVEREN common stock.

    PRECEDENT TRANSACTION ANALYSIS. Morgan Stanley performed an analysis of seven public precedent transactions (the "PRECEDENT TRANSACTIONS") that Morgan Stanley deemed comparable to the merger in order to compare the premiums to market price and the multiples of book value and projected earnings indicated by the consideration to be paid in the merger to those indicated for the Precedent Transactions. The seven transactions constituting the Precedent Transactions were (acquiror/acquiree): Bankers Trust Corp./Alex Brown Inc., Travelers Group Inc./Salomon Brothers Inc, US Bancorp/Piper Jaffray, KeyCorp/McDonald & Co., BB&T Corp./Scott & Stringfellow, Wachovia Corp./Interstate Johnson Lane, and Deutsche Bank AG/Bankers Trust Corp. The multiples used in the Precedent Transactions analysis included multiples of book value (based on the acquired company's most recently reported book value per share prior to the announcement of the transaction in which it was acquired) and of estimated earnings per share (based on I/B/E/S estimates of the acquired company's projected earnings per share prior to announcement of the transaction in which it was acquired). The premium to market price, the price to book value multiple and the price to projected earnings multiple related to the First Union/EVEREN merger were based on the merger exchange value of approximately $31.00 per share. The premium to market price related to the First Union/EVEREN merger was based on the closing price of EVEREN common stock on April 23, 1999, of $24.13. The price to book value multiple related to the First Union/EVEREN merger includes the estimated gain from EVEREN's announced Mentor joint venture transaction. The resulting multiples for this analysis were:

                                    PREMIUM TO       PRICE/        PRICE/      RETENTION AS % OF
                                   MARKET PRICE   PROJECTED EPS  BOOK VALUE    TRANSACTION VALUE
                                   -------------  -------------  -----------  -------------------
Precedent Transactions Range.....      8-65%        14.5-21.6x     1.9-4.2x             4-11%
First Union/EVEREN...............       28%           16.8x         2.4x              8%


    No company or transaction used in the comparable company, premium to market and Precedent Transaction analyses is identical to EVEREN or the merger, as the case may be. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of EVEREN and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.


    CONTRIBUTION ANALYSIS. Morgan Stanley reviewed the pro forma effects of the merger and computed the contribution to the combined company's pro forma financial results attributable to EVEREN and First Union. Pro forma ownership was based on the exchange ratio implied by First Union's closing share price on May 25, 1999, of $45.63. The results of this analysis are summarized in the following table:

                                     1999 EPS        FULLY DILUTED MARKET
                                  CONTRIBUTION AS         VALUE AS OF            PRO FORMA OWNERSHIP
                                  OF MAY 25, 1999        MAY 25, 1999         BASED AS OF MAY 25, 1999
                                 -----------------  -----------------------  ---------------------------
First Union....................           98.0%                 98.0%                      97.4%
EVEREN.........................            2.0%                  2.0%                       2.6%

    Morgan Stanley also noted that EVEREN's pro forma ownership of the combined company represented a 30% premium to EVEREN's 1999 earnings contribution and a 31% premium to EVEREN's fully diluted market value contribution as of May 25, 1999.

    PRO FORMA MERGER ANALYSIS. Morgan Stanley reviewed the financial impact of the merger on both EVEREN's and First Union's estimated earnings per share, including cost savings and other synergies related to the transaction estimated by the management of EVEREN and First Union, based on the exchange ratio implied by First Union's closing stock price on May 25, 1999, of $45.63. Earnings estimates were based on I/B/E/S earnings estimates as of May 25, 1999. Morgan Stanley observed that, after giving effect to the merger, both EVEREN's and First Union's fully diluted earnings per share would increase in 2000, compared to EVEREN and First Union on a stand-alone basis. In addition, Morgan Stanley reviewed the financial impact of the merger on EVEREN's dividends per share and book value per share. This analysis showed that, after giving effect to the merger, EVEREN's dividends per share would increase, while EVEREN's book value per share would decrease, compared to EVEREN on a stand-alone basis.


    In connection with its written opinion dated as of the date of this document, Morgan Stanley confirmed the appropriateness of its reliance on the analyses used to render its May 27, 1999 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.


    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of EVEREN's actual value.

    In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond EVEREN's or First Union's control. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness from a financial point of view of the merger exchange ratio to EVEREN's common stockholders (other than First Union and its affiliates) and were conducted in connection with the delivery of Morgan Stanley's opinion. The analyses do not purport to be appraisals or to reflect the prices at which EVEREN might actually be sold.

    In addition, as described above, Morgan Stanley's opinion, including Morgan Stanley's presentation to EVEREN's Board, was one of many factors taken into consideration by EVEREN's Board in making its determination to approve the merger. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of EVEREN's Board or the view of EVEREN management with respect to the value of EVEREN or whether EVEREN's Board would be willing to agree to a different consideration. The merger exchange ratio was determined through negotiations between EVEREN and First Union, and was approved by the EVEREN Board.

    Morgan Stanley is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Morgan Stanley is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuation for estate, corporate and other purposes. In the course of its business, Morgan Stanley and its affiliates may actively trade the debt and equity securities of EVEREN and First Union for their own account and for the accounts of customers, and accordingly, Morgan Stanley may at any time hold a long or short position in such securities. In the past, Morgan Stanley has provided financial advisory and investment banking services to EVEREN and First Union for which services Morgan Stanley received customary fees. Among other services, Morgan Stanley acted as financial advisor, including rendering fairness opinions, to First Union in connection with First Union's acquisitions of CoreStates Financial Corp and The Money Store Inc. in 1998, for which it was paid fees approximating $ million. In addition, Morgan Stanley acted as financial advisor to EVEREN in connection with the pending Mentor joint venture transaction, for which EVEREN has agreed to pay Morgan Stanley a fee of
approximately $      .



    Pursuant to a letter agreement, EVEREN has agreed to pay Morgan Stanley a transaction fee of approximately $ million which is payable upon merger consummation. In addition, EVEREN has agreed, among other things, to reimburse Morgan Stanley for all reasonable out-of-pocket expenses incurred in connection with the services provided by Morgan Stanley, and to indemnify and hold harmless Morgan Stanley and certain related parties from and against certain liabilities and expenses, which may include certain liabilities under the federal securities laws, in connection with its engagement.


EFFECTIVE TIME

    The merger will be consummated if EVEREN's stockholders approve the merger, First Union and EVEREN obtain all required consents and approvals and the other conditions to the merger are either satisfied or waived. The merger will become effective on the date and at the time that a certificate of merger reflecting the merger is filed with the Secretary of State of Delaware, or such later date or time as indicated in such certificate. First Union and EVEREN have agreed to cause the effective date to occur on the date on which First Union and EVEREN agree or, if they cannot agree, on the date First Union notifies EVEREN not less than 5 days prior thereto if that date is not more than 15 days after the merger agreement's closing conditions have been satisfied or waived. First Union and EVEREN each has the right, acting unilaterally, to terminate the merger agreement if the merger is not completed by December 31, 1999, so long as the terminating party is not in material breach; provided that First Union may not terminate to the extent that the delay is caused by another transaction in which First Union participates. See "--Amendment, Waiver and Termination".

DISTRIBUTION OF FIRST UNION CERTIFICATES

    Promptly after the merger is effective, First Union will send transmittal materials to you for use in exchanging your EVEREN common stock certificates for First Union common stock certificates. YOU SHOULD NOT SURRENDER YOUR CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS. First Union National Bank, a subsidiary of First Union, acting as exchange agent, will deliver certificates for First Union common stock (and/or a check for any fractional share interests or dividends or distributions) once it receives the certificates representing ALL of your EVEREN common stock shares. Neither First Union nor the exchange agent will be liable to any stockholder for any property delivered in good faith to a public official pursuant to any abandoned property, escheat or similar law.

    At the merger effective time, you will become a record holder of the First Union common stock to which you are entitled under the merger agreement and you will have no rights as an EVEREN stockholder, other than to receive any dividend or other distribution with respect to EVEREN common stock with a record date occurring prior to the effective time. First Union will not pay any dividends or other distributions to you until you exchange your EVEREN stock certificates for First Union common stock. After you exchange your EVEREN stock certificates, First Union common stock certificates together with all paid dividends and other distributions and, if applicable, a check for any fractional share will be delivered to you, in each case without interest.

    After the effective time of the merger, there will be no transfers of EVEREN common stock shares on EVEREN's stock transfer books. If certificates representing shares of EVEREN common stock are presented for transfer after the merger effective time, they will be canceled and exchanged for certificates representing the shares of First Union common stock into which they have been converted and a check for the amount to be paid for fractional shares, if any.


FRACTIONAL SHARES

    If you would be entitled to receive a fraction of a share of First Union common stock as a result of the merger, you will instead receive cash, without interest, equal to the last sale price of First Union common stock on the NYSE on the trading day immediately preceding the merger effective date, times the fractional share.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material U.S. federal income tax consequences of the merger to holders who hold shares of EVEREN common stock as capital assets. This summary does not address state, local or foreign tax consequences of the merger.

    This summary is based on the federal tax laws that are currently in effect, which are subject to change at any time, possibly with retroactive effect. It is not a complete description of all of the tax consequences of the merger, and may not address the U.S. federal income tax considerations applicable to certain classes of stockholders, including:

    - financial institutions, insurance companies, tax-exempt organizations, broker-dealers, or traders in securities that elect to mark to market

    - persons who hold EVEREN common stock as part of a straddle or conversion transaction

    - persons who are not citizens or residents of the United States, domestic corporations, or otherwise subject to U.S. federal income taxation on a net income basis with respect to shares of EVEREN common stock

    - persons who acquired or acquire shares of EVEREN common stock pursuant to the exercise of employee stock options or otherwise as compensation and

    - persons who do not hold their shares of EVEREN common stock as a capital asset.

    In connection with the registration statement of which this document is a part, First Union received an opinion of its special counsel, Sullivan & Cromwell, to the effect that if consummated, the merger will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"). EVEREN also received an opinion of its counsel, Simpson Thacher & Bartlett, to the effect that if consummated, the merger will constitute a reorganization within the meaning of Section 368 of the Code, and no gain or loss will be recognized by EVEREN stockholders who receive First Union common stock shares in exchange for EVEREN common stock shares, except with respect to cash received in lieu of fractional share interests. These opinions are dated as of the date hereof and are based upon facts, representations and assumptions set forth therein. In rendering such opinions, such counsel relied upon representations from EVEREN, First Union and others. Neither of these tax opinions are binding on the Internal Revenue Service, and neither First Union nor EVEREN intend to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. It is a condition to merger consummation that counsel deliver the same opinions at the merger effective date.

    Additional material U.S. federal income tax consequences to EVEREN stockholders exchanging all of their EVEREN common stock for First Union common stock pursuant to the merger will be as follows:

    - the aggregate adjusted tax basis of First Union common stock received by an EVEREN stockholder will be the same as the aggregate adjusted tax basis of the EVEREN common stock exchanged therefor minus any amount allocable to a fractional share interest for which cash is received and

    - the holding period of First Union common stock received by an EVEREN stockholder will include the holding period of the EVEREN common stock exchanged therefor.

    Cash received by an EVEREN stockholder in lieu of a fractional share interest in First Union common stock will be treated as received in redemption of the fractional share interest. An EVEREN stockholder would generally recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received and the stockholder's adjusted tax basis in the fractional share interest. This capital gain or loss would be long-term capital gain or loss if the EVEREN stockholder's holding period in the EVEREN common stock shares allocable to the fractional share interest is more than one year. Long-term capital gain of a non-corporate person is generally subject to a maximum tax rate of 20% in respect of property held in excess of 12 months.

    BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON YOUR PARTICULAR CIRCUMSTANCES, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISER AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

    The surviving corporation resulting from the merger will be a wholly-owned subsidiary of First Union. James R. Boris will be Chief Executive Officer of that subsidiary.

    The directors and officers of First Union before the merger will continue to be the directors and officers of First Union after the merger until such time as their successors are duly elected and qualified.

POST-MERGER COMPENSATION AND BENEFITS

    After the merger, employees of EVEREN who become employees of First Union will be generally entitled to participate in the pension, benefit, welfare, incentive compensation, sick pay, vacation, fringe benefit and similar plans of First Union on substantially the same terms and conditions applied to employees of First Union. For the purpose of determining eligibility to participate in those plans and the vesting of benefits, but not for the accrual of benefits, First Union will give effect to years of service with EVEREN, as if that service had been with First Union. After the merger, First Union will honor in accordance with their terms all individual compensation contracts and all provisions for vested benefits or other vested amounts earned or accrued through the merger effective date under EVEREN's compensation and benefit plans.

    The merger agreement also contains provisions relating to payment of severance, retiree welfare benefits, commissions and incentive bonuses after the merger.

TREATMENT OF OUTSTANDING OPTIONS

    On the merger effective date, each outstanding option to purchase EVEREN common stock under EVEREN's stock option plans will be converted into an option to acquire, on the same terms and conditions as were applicable under the applicable EVEREN stock option, a number of First Union common stock shares equal to:

    - the number of EVEREN common stock shares subject to that EVEREN stock option, multiplied by

    - the exchange ratio,

at an exercise price per share equal to:

    - the aggregate exercise price for the EVEREN common stock shares which were purchasable pursuant to that EVEREN stock option, divided by

    - the exchange ratio.

RETENTION POOL


    The merger agreement provides that First Union will establish a retention pool, consisting of restricted First Union common stock with a value equal to approximately $87 million, based on the average First Union common stock price used in calculating the exchange ratio. The restricted shares will be awarded to a number of EVEREN employees, mostly investment consultants, in the amounts determined by EVEREN's Chief Executive Officer after consultation with and approval by First Union's management. Awards made under the retention pool will be governed by the terms of First Union's 1998 Stock Incentive Plan. Generally, transfer restrictions on the restricted shares will lapse over a three-year period, subject to accelerated vesting upon specified employment terminations and subject to the retention pool participant continuing as a First Union employee at the vesting time. If a retention pool participant forfeits his or her right to receive the restricted stock, that participant's shares will be cancelled.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of EVEREN's management and Board of Directors have interests in the merger in addition to their interests as EVEREN stockholders. EVEREN's Board was aware of these interests and considered them, among other matters, in approving the merger agreement.

    EMPLOYMENT AGREEMENTS. As a requirement of First Union entering into the merger agreement, four EVEREN executives, one of whom is also an EVEREN director, entered into employment agreements with First Union that will become effective on the merger effective date. Those EVEREN executives are: James R. Boris, EVEREN's Chairman and Chief Executive Officer; David M. Greene, EVEREN's Senior Executive Vice President and Director of Client Services; Arthur J. McGivern, EVEREN's Senior Executive Vice President, Treasurer and Chief Financial Officer; and Thomas R. Reedy, EVEREN's Senior Executive Vice President and Director of Capital Markets. The employment agreements are similar in most respects and are described collectively, except to the extent that their terms materially differ. Mr. Boris's agreement expires one year after the merger effective date, Mr. Greene's agreement expires December 31, 2000, and Messrs. McGivern's and Reedy's agreements expire December 31, 2002.

    The employment agreements provide for minimum annual compensation which consists of a minimum annual base salary and a guaranteed minimum annual bonus. Each employment agreement also provides that the executive will be eligible to participate in the group benefit and qualified retirement plans which are generally available to all First Union employees. In addition, the employment agreements provide for a gross-up payment to be made to the executive, if necessary, to eliminate the effects of any excise tax levied under Section 4999 of the Code on the payments made under the agreements. The employment agreements contain covenants which, upon the termination of the executive for "cause" (as defined in the agreements) or by the executive for any reason, restrict the executive for specified time periods from soliciting First Union clients or employees or, in Mr. Boris's case, competing with First Union in the securities brokerage, investment management or investment advisory businesses.


    Mr. Boris's employment agreement provides that First Union will pay him a minimum annual salary of $750,000, and a bonus in the year 2000 of not less than $1,500,000. The agreement provides that First Union will grant a number of restricted First Union common stock shares with a value equal to $1,650,000, based on the average market price of First Union common stock used in calculating the merger exchange ratio (but not less than 30,000 shares), and stock options with a value equal to $11,121,300 (but not less than 670,000 options), on the merger effective date. The restricted stock awards will vest one year after the merger effective date. $9,046,455 worth of Mr. Boris's stock options vest on the merger effective date and the remaining options vest on the merger effective date's first anniversary. The option exercise price will be the fair market value of First Union common stock on the merger effective date. Mr. Boris's agreement guarantees him a 1999 cash bonus equal to $1,250,000 times a percentage equaling the portion of calendar year 1999 which ends on the merger effective date. Upon certain agreement terminations, all restricted stock awards and stock options vest. However, if Mr. Boris violates certain noncompetition and nonsolicitation provisions in the employment agreement, his unvested stock options will become subject to forfeiture. The $9,046,455 worth of stock options are not subject to forfeiture and are intended to replace certain amounts otherwise owed to Mr. Boris under his existing employment contract with EVEREN. That EVEREN employment agreement will be superceded by Mr. Boris's First Union employment agreement.



    Messrs. Greene, McGivern and Reedy have substantially similar First Union employment agreements. Each provides for minimum annual compensation for 1999:
Mr. Greene--$325,000 salary and bonus not less than $500,000; Mr. McGivern--$250,000 salary and bonus not less than $310,000; and Mr. Reedy--$300,000 salary and bonus not less than $450,000. Starting January 1, 2000, the agreements provide for minimum annual compensation as follows: Mr. Greene--$325,000 salary plus bonus not less than $635,000; Mr. McGivern--$275,000 salary plus bonus not less than $275,000; and Mr. Reedy--$300,000 salary plus bonus not less than $600,000. On the merger effective date, Mr. Greene will receive restricted First Union common stock shares with a value equal to $220,000, based on the average market price of First Union common stock used in calculating the merger exchange ratio (but not less than 4,000 shares) and stock options worth $215,787 (but not less than 13,000 options), Mr. McGivern will receive restricted First Union common stock shares with a value equal to $137,500, based on the average market price of First Union common stock used in calculating the merger exchange ratio (but not less than 2,500 shares), and stock options worth $82,995 (but not less than 5,000 options), and Mr. Reedy will receive restricted First Union common stock shares with a value equal to $192,500, based on the average market price of First Union common stock used in calculating the merger exchange ratio (but not less than 3,500 shares), and stock options worth $132,792 (but not less than 8,000 options). Messrs. McGivern and Reedy will also receive restricted stock awards and stock options in amounts equivalent to their respective merger effective date awards on the merger effective date's first and second anniversaries. Mr. Greene's restricted stock awards and stock options vest on December 31, 2000. Messrs. McGivern's and Reedy's restricted stock awards and stock options vest in three equal annual installments beginning one year from the grant date. In lieu of amounts owed to Messrs. Greene, McGivern and Reedy under their respective existing employment agreements with EVEREN, if Messrs. Greene, McGivern or Reedy do not violate certain non-solicitation provisions in their respective agreements, First Union will pay these executives cash payments in the following amounts: Mr. Greene--$2,650,000; Mr. McGivern--$1,750,000; and Mr. Reedy--$2,400,000. Mr.
Greene will receive 1/3 of this payment on the merger effective date, 1/3 six months later and 1/3 on the merger effective date's first anniversary. Messrs. McGivern and Reedy will receive 1/3 of their respective payments on the merger effective date, 1/3 one year later and 1/3 six months following the second payment.


    Stephen G. McConahey, President and Chief Operating Officer and a director of EVEREN, has an employment agreement with EVEREN that provides that if Mr. McConahey is terminated by EVEREN other than for cause, or terminates his employment for Good Reason (as defined therein), in either case within two years following a Change of Control (as defined therein), EVEREN will pay Mr. McConahey certain severance benefits. Because Mr. McConahey's employment will terminate for Good Reason following the merger, he will be entitled to receive the severance benefits under his employment agreement. The total amount of such payments (excluding any gross up for excise taxes under Section 280G of the Internal Revenue Code to which he is also entitled as part of his agreement) will be approximately $5,955,000.


    ACCELERATION OF OPTIONS, RESTRICTED STOCK AND OTHER BENEFITS. The merger will result in accelerated vesting under EVEREN's 1995 Stock Plan, 1995 Non-employee Directors Plan, 1996 Restricted Stock Incentive Plan (except for any shares attributable to incentive deferred compensation determined under the EVEREN Securities, Inc. Incentive Deferred Compensation Plan), 1996 New Employee Restricted Stock Purchase Plan, 401(k) and Employee Stock Ownership Plan, Branch Managers' Voluntary Deferred Compensation Plan, and Supplemental Deferred Compensation Plan (collectively, the "PLANS"). Accordingly, in accordance with the terms of the merger agreement, the Plans, and the awards granted and agreements entered into thereunder, on the merger effective date (1) all outstanding stock options granted under the Plans will become exercisable and fully vested, (2) the restrictions on all outstanding shares of restricted stock awarded under the Plans (except for any shares attributable to incentive deferred compensation under the EVEREN Securities, Inc. Incentive Deferred Compensation Plan) will lapse and such shares will become fully vested and no longer subject to forfeiture, and (3) all other account balances and benefits accrued under the Plans, including all account balances in EVEREN's 401(k) and Employee Stock Ownership Plan and deferred compensation accrued under the Plans, will become fully vested. The following table indicates, for the five most highly compensated executive officers, all other executive officers as a group and each director, (1) the number of such stock options for which exercisability and vesting will accelerate, (2) the value of such options, (3) the number of such restricted shares which will vest, and (4) the value of such shares. The value of a share of EVEREN common stock was assumed to be $31.00, the approximate value of the First Union common stock to be received for each EVEREN share in the merger.


                                                  NUMBER OF
                                                   OPTIONS
                                                  FOR WHICH                    NUMBER OF SHARES OF
                                               EXERCIS- ABILITY                 RESTRICTED STOCK
                                                   WILL BE         VALUE OF     FOR WHICH VESTING     VALUE OF
             EXECUTIVE OFFICERS                  ACCELERATED     SUCH OPTIONS  WILL BE ACCELERATED  SUCH SHARES
---------------------------------------------  ----------------  ------------  -------------------  ------------
James R. Boris...............................        368,893      $6,197,051           79,339       $  2,459,509
Stephen G. McConahey.........................        164,902       3,573,268           47,112          1,460,472
David M. Greene..............................        143,681       2,529,499           19,202            595,262
Thomas R. Reedy..............................        115,585       2,322,665           24,615            763,065
Arthur J. McGivern...........................         48,202         847,757           14,968            464,008
All other executive officers as a group
  (    in number)............................         97,386       2,053,691           24,251            751,331

                                                  NUMBER OF
                                                   OPTIONS
                                                  FOR WHICH                    NUMBER OF SHARES OF
                                               EXERCIS- ABILITY                 RESTRICTED STOCK
                                                   WILL BE         VALUE OF     FOR WHICH VESTING     VALUE OF
              OTHER DIRECTORS*                   ACCELERATED     SUCH OPTIONS  WILL BE ACCELERATED  SUCH SHARES
---------------------------------------------  ----------------  ------------  -------------------  ------------
William T. Esrey.............................          9,750         105,641
Donald P. Jacobs.............................          6,000          24,187
Jack Kemp....................................          8,250          67,218
Homer J. Livingston..........................          9,750         105,641
James J. O'Connor............................          3,000           7,312
Samuel K. Skinner............................          6,000          24,187
William C. Springer..........................          9,750         105,641
Donna F. Tuttle..............................          6,000          24,187



*In addition to Messrs. Boris and McConahey


    INDEMNIFICATION AND INSURANCE. The merger agreement provides that for a period of six years after the merger, First Union will indemnify EVEREN's directors and officers against liabilities arising from facts or events occurring prior to the merger to the extent EVEREN is permitted to indemnify its directors and officers under the Delaware General Corporation Law, and EVEREN's certificate of incorporation and bylaws. The merger agreement also provides that for six years after the merger, First Union will provide directors' and officers' liability insurance with respect to claims arising from facts or events occurring prior to the merger.

OTHER INFORMATION REGARDING DIRECTORS, EXECUTIVE OFFICERS AND FIVE PERCENT
  STOCKHOLDERS


    Information concerning EVEREN's and First Union's directors and officers, executive compensation and ownership of common stock by management and principal stockholders is contained in the Annual Reports on Form 10-K for the fiscal year ended December 31, 1998, of EVEREN and First Union, respectively, and is incorporated herein by reference.



    See "Where You Can Find More Information" on page 63.


CONDITIONS TO COMPLETION

    EVEREN's and First Union's obligations to consummate the merger are subject to the satisfaction or written waiver of the following conditions:

    - EVEREN's stockholders adopting the merger agreement

    - receiving the required regulatory and other approvals described below under "--Regulatory Approvals", without any conditions which would, following the merger effective time, have a material adverse effect on EVEREN or adversely affect First Union in a material way

    - no court or regulatory authority taking any action prohibiting the merger's consummation

    - the SEC declaring effective the registration statement of which this document is a part and no stop order or threatened stop order existing

    - receiving all state securities laws permits or authorizations

    - the First Union common stock shares issuable in the merger being approved for NYSE listing

    - the representations and warranties of each party being true and correct in all material respects, and each party performing in all material respects all of the obligations required to be performed by it pursuant to the merger agreement, and delivering certificates confirming satisfaction of the foregoing

    - EVEREN receiving the tax opinion of Simpson Thacher & Bartlett described under "--Federal Income Tax Consequences" above

    - First Union receiving the tax opinion of Sullivan & Cromwell described under "--Federal Income Tax Consequences" above

    - EVEREN's independent auditors delivering comfort letters with respect to EVEREN's consolidated financial position and

    - at least two of the four employment agreements referred to above under "--Interests of Certain Persons in the Merger" (one of which is Mr. Boris's employment agreement) remaining in full force and effect, except as a result of death or disability.

    No assurances can be provided as to when or if all of the conditions precedent to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, First Union and EVEREN have no reason to believe that any of the conditions set forth above will not be satisfied.

REGULATORY APPROVALS


    FEDERAL RESERVE BOARD. The merger is subject to prior approval by the Federal Reserve Board under Section 4 of the Bank Holding Company Act of 1956. First Union filed an application with the Federal Reserve Board seeking approval of the merger on July 9, 1999, and that application is currently pending. The Federal Reserve Board, when considering a transaction such as the merger, considers whether the performance of First Union's and EVEREN's nonbanking activities on a combined basis can reasonably be expected to produce benefits to the public (such as greater convenience, increased competition and gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices). This consideration includes an evaluation of the financial and managerial resources of First Union and EVEREN and the effect of the merger on those resources.


    The Federal Reserve Board may not approve the merger if it would result in a monopoly or if its effect would be substantially to lessen competition or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the merger are clearly outweighed by the probable effect of the merger in meeting the convenience and needs of the communities to be served.

    OTHER REQUISITE APPROVALS AND CONSENTS. Approvals also will be required from certain regulatory agencies in connection with changes, as a result of the merger, in the ownership of certain businesses EVEREN controls. These agencies include certain state securities authorities. Approvals or notices are also required by the NYSE, the Commodity Futures Trading Commission, the NASD, the Securities Investor Protection Corporation and other self-regulatory organizations and may be required by certain other regulatory agencies.

    STATUS OF REGULATORY APPROVALS AND OTHER INFORMATION. First Union and EVEREN have filed or shortly will file all applications and notices and will promptly take other appropriate action with respect to any requisite approvals or other action of any regulatory authority. The merger is conditioned upon, among other things:

    - receiving all requisite regulatory approvals, including the approvals of the Federal Reserve Board and, to the extent necessary, other authorities

    - the termination or expiration of all statutory or regulatory waiting periods in respect thereof and

    - no such approvals containing conditions, restrictions or requirements which would, after the merger effective time, have a material adverse effect on EVEREN or adversely affect First Union in a material way.

    THE MERGER CANNOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS. THERE CAN BE NO ASSURANCES THAT ALL REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE APPROVAL DATES. THERE CAN ALSO BE NO ASSURANCE THAT THOSE APPROVALS WILL NOT CONTAIN A CONDITION THAT CAUSES THOSE APPROVALS TO FAIL TO SATISFY THE MERGER AGREEMENT'S CONDITIONS TO CONSUMMATE THE MERGER.

    See "--Effective Time", "--Conditions to Completion" and "--Amendment, Waiver and Termination".

AMENDMENT, WAIVER AND TERMINATION


    Prior to the merger effective time, any merger agreement provision may be waived, amended or modified by written agreement between First Union and EVEREN, except that after EVEREN's stockholders adopt the merger agreement no amendment which would require EVEREN stockholders' approval may be made without such approval.


    The merger agreement may be terminated at any time prior to the merger effective date by mutual consent of EVEREN and First Union. In addition, the merger agreement may be terminated prior to the merger effective date by either First Union or EVEREN if:

    - a representation, warranty, covenant or other agreement contained in the merger agreement is not true and correct or complied with, and such circumstance would prevent a condition to the merger from being satisfied, and that noncompliance cannot be or has not been cured within 30 days after written notice to the breaching party

    - the merger is not completed by December 31, 1999, provided the terminating party is not then in material breach of the merger agreement and provided if the delay directly results from First Union's participation in another acquisition transaction, First Union may not terminate the merger agreement during that delay or

    - the EVEREN stockholders fail to approve the merger at the meeting.

    First Union may terminate the merger agreement if EVEREN's Board withdraws, modifies or changes its recommendation to approve the merger in a manner adverse in any respect to First Union's interests. First Union may also terminate the merger agreement if EVEREN's Board participates in, or authorizes the participation in negotiations with respect to, an acquisition proposal from a third party. EVEREN may terminate the merger agreement on three business days notice to First Union if EVEREN has not violated its obligations not to solicit an acquisition proposal from a third party, described below, if EVEREN contemporaneously enters into an agreement to effect a "superior proposal". A superior proposal is defined in the merger agreement as an acquisition proposal made by a third party, which in the good faith judgment of EVEREN's Board, taking into account, to the extent deemed appropriate by EVEREN's Board, the various legal, financial and regulatory aspects of the proposal and the person making the proposal, if accepted is reasonably likely to be consummated and if consummated is reasonably likely to result in a more favorable transaction than the transaction contemplated by the merger agreement considering, among other things, and to the extent deemed appropriate in good faith by EVEREN's Board, the long-term prospects and interests of EVEREN and its stockholders and other relevant constituencies.

CONDUCT OF BUSINESS PENDING THE MERGER

    The following is a general summary of the material agreements EVEREN and First Union have regarding actions prior to the merger. We urge you to read the merger agreement (which is attached as ANNEX A) for a full description of these agreements.

    EVEREN. EVEREN has agreed that it will operate its business in the ordinary course consistent with past practice through the merger effective time. In addition, it has agreed not to engage in the activities listed below:

    - issue any additional shares of EVEREN common stock or any rights to acquire EVEREN common stock except pursuant to already existing rights to acquire EVEREN common stock or similar stock-based employee rights, provided if EVEREN common stock is issued pursuant to the foregoing, those shares will be purchased in the open market and shall not be treasury or original issue shares unless First Union otherwise agrees

    - make any distributions with respect to EVEREN common stock, other than regular quarterly cash dividends in an amount not more than $0.07 per share, or change its capital structure

    - enter into or amend any employment related agreements, grant any salary or wage increase or increase any employee related benefits, except in the ordinary course of business, as required by law, as required by contract or in connection with new hires

    - enter into or amend, except as may be required by law or contemplated by the merger agreement, any employee related benefit plan or take any action to accelerate the vesting or exercisability of any benefits payable under any employee related benefit plans

    - dispose of any material assets, business or properties, except in the ordinary course of business

    - acquire any material assets, business, or properties, except in the ordinary course of business

    - amend its certificate of incorporation or by-laws (or similar governing documents)

    - make any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles

    - except in the ordinary course of business consistent with past practice, enter into, terminate or amend any material contract

    - settle any claim or proceeding except for claims involving solely money damages in an amount not to exceed $250,000 individually or more than $500,000 per month in the aggregate

    - knowingly take any action which would materially interfere with the merger agreement or would prevent the intended tax treatment of the merger

    - authorize or make any capital expenditures, other than in the ordinary course of business consistent with past practice in amounts not exceeding $500,000 individually or $2,000,000 in the aggregate

    - except as required by law, change or fail to follow its interest rate and other risk management policies, procedures or practices in a manner reasonably likely to result in a material adverse effect on EVEREN

    - initiate any new business activity that would be impermissible for a "bank holding company" under the Bank Holding Company Act

    - acquire ownership or control of 5% or more of any class of an issuer's voting securities or 25% or more of an issuer's equity, other than in connection with underwriting activities

    - borrow money other than in the ordinary course of business

    - make or change any material tax related practice other than in the ordinary course of business or

    - agree or commit to do any of the foregoing.

    NONSOLICITATION. EVEREN has also agreed that it will not solicit or encourage inquiries or proposals with respect to, or furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, EVEREN or any of its subsidiaries or any merger or other business combination with EVEREN or any of its subsidiaries (each, an "ACQUISITION PROPOSAL") other than as contemplated by the merger agreement. EVEREN agreed to instruct its officers, directors, agents, advisors and affiliates to refrain from taking any action that would conflict with the preceding sentence. EVEREN agreed to notify First Union immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, EVEREN or its subsidiaries. However, if EVEREN is not otherwise in breach or violation of this nonsolicitation covenant, until EVEREN's stockholders adopt the merger agreement, EVEREN's Board may, directly or indirectly through representatives:

    - provide information to, and request information from, a person that submits a bona fide acquisition proposal that EVEREN's Board in good faith determines is reasonably likely to constitute a "superior proposal", as defined under "--Amendment, Waiver and Termination" above, and engage in discussions with that person for the sole purpose of ascertaining whether the acquisition proposal is in fact a "superior proposal" and

    - engage in negotiations or discussions concerning the acquisition proposal if EVEREN's Board determines in good faith, after consultation with and based on the advice of outside counsel and a nationally recognized financial advisor, that the acquisition proposal constitutes a "superior proposal".


EVEREN agreed to immediately notify First Union of the receipt of any acquisition proposal and to promptly notify First Union of any significant actions taken with respect thereto. EVEREN also agreed to cease and cause to be terminated any activities, discussions or negotiations conducted on or prior to the merger agreement's date with any parties other than First Union.


    DIVIDENDS. EVEREN also agreed to coordinate with First Union regarding the record dates for any EVEREN common stock dividends, so that EVEREN stockholders do not receive two dividends or fail to receive one dividend for any single calendar quarter with respect to EVEREN common stock and First Union common stock they receive in the merger.

    FIRST UNION. First Union has agreed that until the merger effective time, it will not:

    - make any extraordinary dividend

    - knowingly take any action that is reasonably likely to materially interfere with the merger agreement or would prevent or impede the intended tax treatment of the merger

    - knowingly take any action that is reasonably likely to result in any representation or warranty being untrue in any material respect or any conditions to the merger not being satisfied or

    - agree or commit to do any of the foregoing.

    OTHER COVENANTS. The merger agreement contains additional agreements relating to, among other things:

    - the preparation, filing, and distribution of this document and First Union's filing of the registration statement on Form S-4 of which this document is a part

    - the recommendation of the merger by EVEREN's Board of Directors

    - convening and holding the meeting of the EVEREN stockholders as soon as practicable

    - access to information and cooperation regarding certain filings with governmental and other agencies and organizations and

    - public announcements.

CERTAIN REPRESENTATIONS AND WARRANTIES

    The merger agreement contains representations and warranties, subject to certain qualifications, made by EVEREN and First Union to each other as to, among other things:

    - their organization and the organization of their subsidiaries

    - their capital structures

    - power and authority to carry on business

    - authorization to enter into the contemplated transactions

    - consummation of the transactions not constituting a violation of, or requiring consent under, organizational documents, contracts and laws

    - accuracy of recent SEC and other reports

    - accuracy of recent financial statements

    - absence of material changes or events

    - absence of litigation and regulatory action

    - broker's and finder's fees

    - tax-free nature of the merger

    - applicability of rights agreements to the merger and

    - year 2000 matters.

    In addition, the merger agreement contains representations and warranties, subject to certain qualifications, made by EVEREN as to, among other things:

    - absence of undisclosed liabilities

    - title to properties

    - compliance with laws

    - material contracts

    - employee benefits and labor matters

    - insurance

    - state takeover laws

    - environmental matters

    - taxes

    - derivatives

    - accounting controls

    - intellectual property and

    - investment advisory activities.

    The merger agreement also contains representations and warranties, subject to certain qualifications, made by First Union as to, among other things:

    - validity of First Union's common stock to be issued in the merger and

    - ownership of less than 1% of EVEREN's common stock.

EXPENSES AND FEES

    Each party will be responsible for all expenses it incurs in connection with negotiating and consummating the merger. First Union and EVEREN have agreed, however, to share equally any expenses payable in connection with this document.

ACCOUNTING TREATMENT

    First Union expects to account for the merger as a "purchase", as that term is used under generally accepted accounting principles. Under purchase accounting, EVEREN's assets and liabilities as of the merger effective date will be recorded at their respective fair values and added to those of First Union. Any excess of the purchase price over those values is recognized as goodwill. Financial statements of First Union issued after the merger would reflect such values and would not be restated retroactively to reflect EVEREN's historical financial position or operating results. First Union expects to purchase in the open market the number of First Union common stock shares expected to be issued in the merger.

STOCK EXCHANGE LISTING OF FIRST UNION COMMON STOCK

    First Union has agreed to use its reasonable best efforts to list on the NYSE, prior to the merger effective date, subject to official issuance notice, the First Union common stock shares to be issued to EVEREN common stockholders in the merger.

RESALES OF FIRST UNION COMMON STOCK

    First Union common stock shares to be issued in the merger will be freely transferable under the Securities Act, except for shares issued to any stockholder deemed to be an "affiliate" (generally including directors, certain executive officers, and beneficial owners of 10% or more of any class of capital stock) of EVEREN for purposes of Securities Act Rule 145 as of the meeting date. Affiliates may not sell their First Union common stock shares acquired in the merger except pursuant to an effective registration statement under the Securities Act, Securities Act Rule 145 or another applicable exemption from the Securities Act's registration requirements.


    EVEREN agreed in the merger agreement to use its reasonable best efforts to cause each person who may be deemed to be an EVEREN "affiliate", other than EVEREN's 401(k) and Employee Stock Ownership Plan, to execute and deliver to First Union an affiliate's agreement. Those agreements provide, among other things, that the affiliates will not offer to sell, transfer or otherwise dispose of any First Union common stock shares distributed to them in the merger except in compliance with Rule 145, in a transaction that is otherwise exempt from the Securities Act's registration requirements, or in an offering registered under the Securities Act. First Union may place restrictive legends on First Union common stock certificates issued to all EVEREN "affiliates" under Rule 145. This document may not be used by EVEREN affiliates to resell the First Union common stock they receive in the merger.


STOCK OPTION AGREEMENT

    As a condition to First Union's entering into the merger agreement, EVEREN and First Union entered into the stock option agreement. Pursuant to the stock option agreement, EVEREN granted

First Union an option to purchase, under certain circumstances described below, up to 19.9% of the issued and outstanding EVEREN common stock for $28.4375 per share, the closing price of EVEREN common stock following merger announcement on April 26, 1999. Purchasing any EVEREN common stock shares pursuant to the option is subject, among other things, to compliance with applicable law, including receiving any necessary approval under the Bank Holding Company Act.


    First Union may exercise the option, in whole or in part, if both an "Initial Triggering Event" and a "Subsequent Triggering Event" have occurred prior to an "Exercise Termination Event".


    "INITIAL TRIGGERING EVENT" means any of the following:


    - EVEREN, without having received First Union's prior written consent, shall enter into an agreement to engage in an "Acquisition Transaction" or EVEREN's Board shall recommend that the EVEREN stockholders approve any Acquisition Transaction or EVEREN's 401(k) and Employee Stock Ownership Plan trustee determines to vote EVEREN common stock shares over which it exercises discretion against the merger after the trustee is aware that a third party has made or disclosed an intention to make a bona fide proposal to engage in an Acquisition Transaction. "ACQUISITION TRANSACTION" means:

       - a merger or consolidation, or any similar transaction, involving EVEREN or an EVEREN subsidiary

       - a purchase, lease or other acquisition by a third party of all or any substantial part of EVEREN's assets or

       - a purchase or other acquisition of securities representing 15% or more of the voting power of EVEREN

    - any person other than First Union or EVEREN's 401(k) and Employee Stock Ownership Plan, acquires beneficial ownership of 15% or more of the outstanding EVEREN common stock

    - the EVEREN stockholders fail to approve the merger at the meeting or the meeting is not held in violation of the merger agreement if, prior to the meeting, or if the meeting is not held, then prior to termination of the merger agreement, any person shall have made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction

    - EVEREN's Board fails to recommend or withdraws or modifies, or publicly announces its intention to withdraw or modify, in any manner adverse in any respect to First Union its recommendation that EVEREN's stockholders approve the merger, or EVEREN engages in negotiations concerning an Acquisition Transaction pursuant to Section 5.07(b) of the merger agreement described above under "--Conduct of Business Pending the Merger"

    - EVEREN knowingly breaches any covenant or any representation contained in the merger agreement in anticipation of engaging in, or after a proposal by a third party to engage in, an Acquisition Transaction, and following such breach, First Union is entitled to terminate the merger agreement or

    - EVEREN terminates the merger agreement in order to enter into or shall have entered into an agreement effecting a "superior proposal" as defined under "--Amendment, Waiver or Termination".

    "SUBSEQUENT TRIGGERING EVENT" means any of the following:

    - the acquisition by any person other than First Union or EVEREN's 401(k) and Employee Stock Ownership Plan of 25% or more of the outstanding EVEREN common stock

    - the occurrence of an Initial Triggering Event described in the first bullet point of the definition of Initial Triggering Event above, except that the percentage of voting shares to be acquired is 25% rather than 15% or

    - EVEREN enters into an agreement effecting a "superior proposal".


    "EXERCISE TERMINATION EVENT" means any of the following:


    - the merger effective time

    - termination of the merger agreement prior to the occurrence of any Initial Triggering Event or Subsequent Triggering Event or

    - the passage of 12 months, or such longer period as provided in the stock option agreement due to regulatory delay, after termination of the merger agreement if such termination occurs simultaneously with or follows an Initial Triggering Event or a Subsequent Triggering Event.

    Under applicable law, First Union may be required to obtain the prior approval of the Federal Reserve Board prior to acquiring five percent or more of the issued and outstanding EVEREN common stock shares. Certain other regulatory approvals may also be required before such an acquisition could be completed.


    At any time after a "Repurchase Event", at the request of the option holder, delivered prior to an Exercise Termination Event, or such later period as provided in the stock option agreement due to regulatory delay, EVEREN must repurchase the option and/or any shares acquired under the option from such holder at a price equal to the "market/offer price", in the case of a repurchase of shares, or the amount by which the "market/offer price" exceeds $28.4375, multiplied by the number of shares for which the option may then be exercised, in the case of a repurchase of the option; provided that EVEREN is not required to pay more than $35 million in the aggregate for all such repurchases.


    A "REPURCHASE EVENT" means any of the following:

    - the acquisition by any person other than First Union or EVEREN's 401(k) and Employee Stock Ownership Plan of 50% or more of the outstanding EVEREN common stock or

    - the consummation of an Acquisition Transaction described in the first bullet point of the definition of Initial Triggering Event, except that the percentage referred to in the third sub-bullet point is 50%.

    The "MARKET/OFFER PRICE" is the highest of:

    - the price per share of EVEREN common stock in a tender or exchange offer

    - the price per share pursuant to an Acquisition Transaction agreement with a third party

    - the highest closing price for a share of EVEREN common stock within the six-month period preceding the exercise of the repurchase right or


    - the price per share implied in any sale of all or substantially all of EVEREN's assets.



    First Union may, at any time following a Repurchase Event and prior to an Exercise Termination Event, surrender the option and any shares required under the option to EVEREN in exchange for a net cash fee (taking into account any cash First Union previously paid or received for shares acquired under the option or pursuant to the repurchase provisions described above) equal to $35 million.



    The stock option agreement gives First Union the right to require EVEREN to file up to two registration statements under the Securities Act in order to permit the sale or other disposition of any shares of EVEREN common stock purchased pursuant to the option, and allows First Union to sell such shares in any other registrations EVEREN may make, subject to certain limitations.

    The stock option agreement would have the effect of making an acquisition or other combination of EVEREN by or with a third party more costly because the acquiror in any such transaction would have to acquire or otherwise provide for any option shares issued under the stock option agreement and/or absorb the cost of the repurchase or surrender right. Moreover, following consultation with its independent accountant, the management of EVEREN believes that if the option becomes exercisable it is likely during the following two years to prohibit any other acquiror of EVEREN from accounting for any such acquisition by using the pooling of interests accounting method. Accordingly, the stock option agreement may discourage a third party from proposing a competing transaction, including one that might be more favorable to EVEREN stockholders than the merger.

    No event giving rise to exercise of the option has occurred as of the date of this document.

    A copy of the stock option agreement is attached as ANNEX C to this document, and reference is made thereto for the complete terms of the stock option agreement and the option. The foregoing discussion is qualified in its entirety by reference to the stock option agreement.

AMENDMENT TO EVEREN RIGHTS AGREEMENT

    In connection with the execution of the merger agreement, EVEREN amended its Rights Agreement between EVEREN and Harris Trust and Savings Bank to provide, among other things, that

    - the execution and delivery of the stock option agreement and any acquisition of EVEREN common stock by First Union (and certain related persons) upon exercise thereof, or as contemplated by the merger agreement, will not cause the EVEREN Rights to become exercisable and

    - the EVEREN Rights may not become exercisable at any time from and after, and the EVEREN Rights Agreement will terminate on, the merger effective date.


"EVEREN Rights" is defined on page 57. See also "Certain Differences in the Rights of First Union Stockholders and EVEREN Stockholders--Stockholder Protection Rights Plans".


VOTING AGREEMENTS


    As a requirement of First Union entering into the merger agreement, five EVEREN directors and executive officers who hold approximately 3.9% of the EVEREN common stock outstanding on the record date agreed to vote all their shares in favor of the merger and to not vote any of their shares in favor of any other "Acquisition Proposal". A copy of the form of voting agreement executed by each of these directors and executive officers is attached as ANNEX
B. These stockholders have also agreed not to dispose of any of their shares unless the buyer or transferee also agrees to vote those shares in favor of the merger. Accordingly, the merger agreement's approval will require the additional affirmative vote of the holders of approximately 46.2% of the EVEREN common stock outstanding on the record date in order for the merger agreement to be approved at the meeting. See "Special Meeting--Vote Required". The voting agreements would terminate upon termination of the merger agreement.


NO DISSENTERS' OR APPRAISAL RIGHTS


    You are not entitled to dissenters' or appraisal rights under Delaware law in connection with the merger because EVEREN common stock was listed on the NYSE on the record date for the meeting and the shares of First Union common stock that you will be entitled to receive in the merger will be listed on the NYSE at the merger effective time and there are more than 2,000 record holders of First Union common stock.

                    DESCRIPTION OF FIRST UNION CAPITAL STOCK


    THE FOLLOWING INFORMATION OUTLINES SOME OF THE PROVISIONS IN FIRST UNION'S ARTICLES OF INCORPORATION, BYLAWS AND THE NORTH CAROLINA BUSINESS CORPORATION ACT (THE "NCBCA"). The information is qualified in all respects by reference to the provisions of First Union's articles, bylaws and the NCBCA.


AUTHORIZED CAPITAL


    First Union's authorized capital stock consists of 2,000,000,000 shares of common stock, 10,000,000 shares of preferred stock, no-par value per share, and 40,000,000 shares of Class A preferred stock, no-par value per share. As of June 30, 1999, there were 956 million shares of First Union common stock, no shares of First Union preferred stock and no shares of First Union class A preferred stock issued and outstanding. The First Union preferred stock and First Union class A preferred stock are each issuable in one or more series, and with respect to any series, First Union's board of directors is authorized to fix the number of shares, dividend rates, liquidation prices, liquidation rights of holders, redemption, conversion and voting rights and other series terms. First Union class A preferred stock and First Union preferred stock shares that First Union acquires may be reissued.


FIRST UNION COMMON STOCK


    Subject to the prior rights of any First Union preferred stockholders and any First Union class A preferred stockholders, First Union common stockholders are entitled to receive such dividends as First Union's Board may declare. In the event of liquidation or dissolution, First Union common stockholders are entitled to receive First Union's net assets remaining after paying all liabilities and after paying all holders of First Union preferred stock and First Union class A preferred stock the full preferential amounts to which those holders are entitled.


    Pursuant to an indenture between First Union and Wilmington Trust Company, as trustee, under which some First Union junior subordinated debt securities were issued, First Union agreed that it generally will not pay any dividends on, or acquire or make a liquidation payment with respect to, any of First Union's capital stock, including First Union common stock, First Union preferred stock and First Union class A preferred stock if, at that time, there is a default under the indenture or a related First Union guarantee or First Union has deferred interest payments on the securities issued under the indenture.

    Subject to the prior rights of any First Union preferred stockholders and any First Union class A preferred stockholders, First Union common stockholders have all voting rights, each share being entitled to one vote on all matters requiring stockholder action and in electing directors. First Union common stockholders have no preemptive, subscription or conversion rights. Outstanding First Union common stock shares are fully paid and nonassessable, and the First Union common stock issuable to the EVEREN stockholders in the merger will also be fully paid and nonassessable.

FIRST UNION PREFERRED STOCK

    All shares of First Union preferred stock must rank equally and have the same powers, preferences and rights and be subject to the same qualifications, limitations and restrictions, except with respect to dividend rates, redemption prices, liquidation amounts, terms of conversion or exchange and voting rights.

FIRST UNION CLASS A PREFERRED STOCK

    First Union class A preferred stock shares rank on a parity with or junior to (but not prior or superior to) First Union preferred stock, respecting the right to receive dividends and/or the right to receive payments out of First Union's net assets upon any liquidation, dissolution or winding up.

Subject to the foregoing and to the terms of any particular First Union class A preferred stock series, each series of First Union class A preferred stock may vary as to priority.

FIRST UNION RIGHTS PLAN

    Each First Union common stock share has attached to it one right (a "FIRST UNION RIGHT") issued pursuant to an Amended and Restated Shareholder Protection Rights Agreement (the "FIRST UNION RIGHTS AGREEMENT"). Accordingly, in the merger, you would receive one First Union Right for each share of First Union common stock you receive. The First Union Right is attached to the related First Union common stock share, unless the "Separation Time" occurs, in which case First Union common stockholders would receive separate certificates for those First Union Rights. Each First Union Right entitles its owner to purchase one one-hundredth of a share of First Union class A preferred stock designed to have economic and voting terms similar to those of one share of First Union common stock, for $105.00 (the "RIGHTS EXERCISE PRICE"), but only after the earlier to occur (the "SEPARATION TIME") of:

    - the tenth business day (subject to extension) after any person (an "ACQUIRING PERSON")

     - commences a tender or exchange offer, which would result in such person owning 15% or more of the outstanding First Union common stock or

     - is determined by the Federal Reserve Board to "control" First Union (see "--Other Provisions" below) and

    - the tenth business day after the first date (the "FLIP-IN DATE") First Union publicly announces that a person has become an Acquiring Person.

    The First Union Rights will not trade separately from the shares of First Union common stock unless the Separation Time occurs.

    The First Union Rights Agreement provides that a person will not become an Acquiring Person under the "control" test described above if either:

    - the Federal Reserve Board's control determination would not have been made but for such person's failure to make certain passivity commitments, or such person's violation of such commitments made, to the Federal Reserve Board, so long as the Federal Reserve Board determines that such person no longer controls First Union within 30 days (or 60 days in certain circumstances) or

    - the Federal Reserve Board's control determination was not based on such a failure or violation and such person

     - obtains a noncontrol determination within three years and

     - is using its best efforts to allow First Union to make any acquisition or engage in any legally permissible activity notwithstanding such person's being deemed to control First Union.

    The First Union Rights will not be exercisable until the business day following the Separation Time. The First Union Rights will expire on the earliest of:


    - the "Exchange Time" (as defined below)


    - the close of business on December 28, 2000 or

    - the date on which the First Union Rights are redeemed or terminated as described below (the "EXPIRATION TIME").

    In the event the Flip-in Date occurs prior to the Expiration Time, First Union will take the necessary action to provide that each First Union Right constitutes the right to purchase, from First

Union, First Union common stock shares having an aggregate market price equal to twice the Rights Exercise Price, for a cash amount equal to the then current Rights Exercise Price. Any First Union Rights an Acquiring Person or any affiliate, associate or transferee thereof owns at that time shall become void. In addition, First Union's Board may at any time after a Flip-in Date, elect to exchange all of the then outstanding First Union Rights for shares of First Union common stock, at an exchange ratio of two First Union common stock shares per First Union Right (the "RIGHTS EXCHANGE RATE"). Immediately upon such action by First Union's Board (the "EXCHANGE TIME"), the First Union Rights exercise right will terminate, and each First Union Right will thereafter represent only the right to receive a number of First Union common stock shares equal to the Rights Exchange Rate. If First Union becomes obligated to issue shares of First Union common stock upon exercise of, or in exchange for, First Union Rights, First Union may substitute shares of First Union class A preferred stock at a rate of two one-hundredths of a share of First Union class A preferred stock for each First Union Right exchanged.

    First Union Rights may be terminated without any payment to holders prior to the date they become exercisable and First Union may redeem them at $.01 per First Union Right. The First Union Rights have no voting rights and are not entitled to dividends.

    The First Union Rights will not prevent a takeover of First Union. The First Union Rights, however, may cause substantial dilution to a person or group that acquires 15% or more of First Union common stock (or that acquires "control" of First Union as described above) unless First Union's Board first redeems or terminates the First Union Rights. Nevertheless, the First Union Rights should not interfere with a transaction that is in First Union's and its stockholders best interests because the First Union Rights can be redeemed or terminated by First Union's Board before that transaction is consummated.

    The foregoing is qualified in its entirety by reference to the First Union Rights Agreement. A copy of the First Union Rights Agreement can be obtained upon written request to the Rights Agent, First Union National Bank, 1525 West
W. T. Harris Blvd., Charlotte, North Carolina 28288-1153.

OTHER PROVISIONS

    First Union's articles and bylaws contain a number of provisions which may discourage or delay attempts to gain control of First Union. These include provisions in First Union's articles:

    - classifying First Union's Board into three classes, each class to serve for three years with one class elected annually

    - authorizing First Union's Board to fix the size of First Union's Board between nine and 30 directors

    - authorizing directors to fill vacancies on First Union's Board occurring between annual stockholder meetings, except that vacancies resulting from a director's removal by a stockholder vote may only be filled by a stockholder vote

    - providing that directors may be removed only for cause and only by majority vote of shares entitled to vote in electing directors, voting as a single class

    - authorizing only First Union's Board, First Union's Chairman of the Board or First Union's President to call a special meeting of stockholders, except for special meetings called under special circumstances for classes or series of stock ranking superior to the First Union common stock and

    - requiring an 80% stockholders vote by holders entitled to vote in electing directors, voting as a single class, to alter any of the foregoing provisions.

    First Union's bylaws include specific conditions under which business may be transacted at annual stockholders' meetings, and persons may be nominated for election as First Union directors at annual stockholders' meetings. See "Certain Differences in the Rights of First Union Stockholders and EVEREN
Stockholders--Director Nominations" and "--Stockholder Proposals".

    The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless

    - the Federal Reserve Board has been given 60 days' prior written notice of the proposed acquisition and

    - within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued or unless the acquisition is otherwise subject to Federal Reserve Board approval. An acquisition may be made prior to the disapproval period expiring if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption, the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under Exchange Act Section 12, such as First Union, would constitute the acquisition of control.


    In addition, any "company" would be required to obtain Federal Reserve Board approval before acquiring 25% (5% in the case of a bank holding company acquiror) or more of the outstanding First Union common stock, or otherwise obtaining "control" over First Union. "Control" generally means:

    - the ownership or control of 25% or more of a bank holding company voting securities class

    - the ability to elect a majority of the bank holding company's directors or

    - the ability otherwise to exercise a controlling influence over the bank holding company's management and policies.

    Two North Carolina "anti-takeover" statutes adopted in 1987, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act, allowed North Carolina corporations to elect to either be covered or not be covered by those statutes. First Union elected not to be covered by those statutes.

    In addition to the foregoing, in certain instances the ability of First Union's Board to issue authorized but unissued First Union common stock, First Union class A preferred stock or First Union preferred stock may have an anti-takeover effect.

    Existence of the foregoing provisions could result in First Union being less attractive to a potential acquiror, or result in First Union stockholders receiving less for their shares of First Union common stock than otherwise might be available in the event of a takeover attempt.

                CERTAIN DIFFERENCES IN THE RIGHTS OF FIRST UNION
                      STOCKHOLDERS AND EVEREN STOCKHOLDERS


    AT THE MERGER EFFECTIVE TIME, EVEREN STOCKHOLDERS AUTOMATICALLY WILL BECOME FIRST UNION STOCKHOLDERS, AND THEIR RIGHTS AS STOCKHOLDERS WILL BE DETERMINED BY FIRST UNION'S ARTICLES, FIRST UNION'S BYLAWS AND THE NCBCA, INSTEAD OF EVEREN'S CERTIFICATE OF INCORPORATION AND EVEREN'S BYLAWS AND THE DELAWARE GENERAL CORPORATION LAW (THE "DGCL"). The following is a summary of the material differences in the rights of First Union and EVEREN stockholders. This summary is necessarily general and does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the DGCL, the NCBCA, EVEREN's certificate, First Union's articles and the bylaws of each corporation.


AUTHORIZED CAPITAL

    FIRST UNION. First Union's authorized capital is set forth under "Description of First Union Capital Stock--Authorized Capital".

    EVEREN. Under EVEREN's certificate, EVEREN is authorized to issue 100,000,000 shares of EVEREN common stock, par value $.01 per share, and up to 10,000,000 shares of preferred stock, par value $.01 per share.

AMENDMENT OF ARTICLES/CERTIFICATE OF INCORPORATION AND BYLAWS


    FIRST UNION. Under North Carolina law, an amendment to First Union's articles generally requires First Union's Board to recommend, and either a majority of all shares entitled to vote thereon or a majority of the votes cast thereon to approve, depending on the amendment's nature. In accordance with North Carolina law, First Union's Board may condition the proposed amendment's submission on any basis. An amendment to First Union's bylaws generally requires either the stockholders or First Union's Board to approve. First Union's Board generally may not amend any bylaw the stockholders approve. Under certain circumstances, the holders of at least two-thirds, or in some cases a majority, of the outstanding First Union preferred stock or First Union class A preferred stock is needed to approve an articles' amendment. In addition, certain amendments to First Union's articles or First Union's bylaws require the approval of not less than 80% of the outstanding First Union shares entitled to vote in the election of directors, voting together as a single class. See "Description of First Union Capital Stock".


    EVEREN. Under the DGCL, EVEREN's Board must propose an amendment to EVEREN's certificate of incorporation, and EVEREN's stockholders must approve the amendment by a majority of outstanding shares entitled to vote. EVEREN's certificate of incorporation provides that it may be amended in the manner Delaware law prescribes, provided that holders of 75% of the then-outstanding shares of EVEREN capital stock must approve amendments to certain provisions of EVEREN's certificate of incorporation relating to action by written consent or to the board of directors. EVEREN's bylaws may be amended by EVEREN's Board, or by holders of at least 75% of the then-outstanding EVEREN common stock.

SPECIAL MEETINGS OF STOCKHOLDERS; WRITTEN CONSENT

    FIRST UNION. A stockholders' special meeting may be called for any purpose only by First Union's Board, by First Union's Chairman of the Board or by First Union's President. The foregoing is not true for special meetings called under specified circumstances for holders of any class or series of stock having a preference over First Union common stock as to dividends or upon liquidation. A quorum for a First Union stockholders' meeting is a majority of the outstanding First Union shares entitled to vote. Except as provided in First Union's articles or the NCBCA, a majority of the votes cast is generally required for any action by First Union's stockholders. North Carolina law provides that those quorum and voting requirements may be increased only if First Union's stockholders approve.

    In addition, the NCBCA provides that all the stockholders entitled to vote on an issue may validly act by unanimous written consent without a meeting. Unanimous written consent is obtainable, as a practical matter, only on matters on which there are only a relatively few stockholders entitled to vote. Any stockholder action, including, without limitation, election of directors, approval of mergers or sales of substantially all corporate property not in the ordinary course of business, amendments of articles of incorporation, and dissolution, may be accomplished by unanimous written consent.

    EVEREN. Only EVEREN's Board or Chairman may call special meetings of EVEREN's stockholders. A quorum will be present at a meeting of stockholders if there are present in person or by proxy stockholders entitled to cast a majority of the votes entitled to be cast. Except as the DGCL or EVEREN's certificate of incorporation or bylaws otherwise require with respect to specific matters, all matters must be approved by the holders of a majority of the shares present and entitled to vote. Under EVEREN's certificate of incorporation, stockholders may only act at a duly called meeting and not by written consent.

SIZE AND CLASSIFICATION OF BOARD OF DIRECTORS


    FIRST UNION. First Union's Board size is determined by the majority vote of First Union's Board, provided that First Union's Board may not set the director number at less than nine nor more than 30, and provided further that no decrease in the director number may shorten the term of any director then in office. First Union's director number is currently set at 27. First Union's Board is divided into three classes, each as nearly as possible equal in number as the others, with one class being elected annually for staggered three-year terms. See "Description of First Union Capital Stock".


    EVEREN. Pursuant to EVEREN's certificate of incorporation, the number of EVEREN directors is fixed by or in the manner specified in EVEREN's bylaws but shall not exceed 11. EVEREN's bylaws provide that the number of directors is determined by EVEREN's Board. EVEREN's director number is currently set at 10.

REMOVAL OF DIRECTORS BY STOCKHOLDERS

    FIRST UNION. Except for directors elected under specified circumstances by holders of any stock class or series having a dividend or liquidation preference over First Union common stock, First Union directors may be removed only for cause and only by a majority vote of the shares then entitled to vote in the election of directors, voting together as a single class.

    EVEREN. Pursuant to EVEREN's certificate of incorporation, any director, or EVEREN's entire Board, may be removed from office at any time but only for cause and only if holders of at least 75% of the then outstanding EVEREN capital stock entitled to vote generally in the election of directors, voting together as a single class, affirmatively vote for removal.

STOCKHOLDER PROPOSALS

    FIRST UNION. First Union's bylaws establish procedures a stockholder must follow to submit a proposal to a First Union stockholder vote at a stockholders' annual meeting. The stockholder making the proposal must deliver written notice to First Union's Secretary not less than 60 days nor more than 90 days prior to the meeting. However, if less than 70 days' meeting date notice is given, that written notice by the stockholder must be so delivered not later than the tenth day after the day on which such meeting date notice was given. Notice will be deemed to have been given more than 70 days prior to the meeting if the meeting is called on the third Tuesday of April. The stockholder proposal notice must set forth:

    - a brief description of the proposal and the reasons for its submission

    - the name and address of the stockholder, as they appear on First Union's books


    - the class and number of First Union shares the stockholder owns and


    - any material interest of the stockholder in that proposal other than the holder's interest as a First Union stockholder.

    The meeting chairman will, if the facts warrant, determine that any proposal was not properly submitted in accordance with First Union's bylaws provisions, and the defective proposal will not be submitted to the meeting for a stockholder vote.

    EVEREN. EVEREN's bylaws provide that at any annual meeting of stockholders, only such business shall be conducted as shall have been brought before the meeting by or at the direction of EVEREN's Board, or by any EVEREN stockholder entitled to vote and who complies with EVEREN's bylaws' notice procedures. Proper business at an annual meeting must relate to a subject matter proper for stockholder action and be given with timely notice in writing to EVEREN's Secretary. To be timely, a stockholder must deliver or mail the notice to EVEREN's principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting date. However, in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days for such anniversary date, timely notice by the stockholder must be received not earlier than the 90(th) day prior to such annual meeting and not later than the close of business the later of the 60(th) day prior to such annual meeting or the 10(th) day following the day on which public announcement of the date of such meeting is first made. A stockholder's notice to EVEREN's Secretary shall set forth as to each matter such stockholder proposes to bring before the annual meeting:

    - a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business

    - the name and address, as they appear on EVEREN's books, of the stockholder proposing such business

    - the class and number of shares of EVEREN's capital stock beneficially owned by that stockholder and

    - any material interest of that stockholder in the business.

    At any stockholders' special meeting, only the business brought before the meeting by EVEREN's Board or Chairman shall be conducted.

ANTI-TAKEOVER LAWS

    FIRST UNION. North Carolina has two anti-takeover statutes in force, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act. These statutes restrict business combinations with, and the accumulation of voting stock shares of, certain North Carolina corporations. In accordance with these statutes' provisions, First Union elected not to be covered by these statutes' restrictions. As a result, those statutes do not apply to First Union. In addition, North Carolina has a Tender Offer Disclosure Act, which contains certain prohibitions against deceptive practices in connection with making a tender offer and also contains a filing requirement with the North Carolina Secretary of State that has been held unenforceable as to its 30-day waiting period.

    EVEREN. Under the DGCL, a corporation is prohibited from engaging in any business combination with an interested stockholder or any entity if the transaction is caused by the interested stockholder for a period of three years from the date on which the stockholder first becomes an interested stockholder. A "business combination" with an interested stockholder may take place if:

    - prior to the stockholder becoming an interested stockholder the board of directors approves the business combination or the transaction in which the stockholder became an interested stockholder

    - upon the completion of the transaction in which the stockholder became an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation other than shares held by directors who are also officers and certain employee stock plans or

    - the business combination is approved by the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock not owned by the interested stockholder at a meeting.

    The DGCL defines the term "business combination" to include transactions such as mergers, consolidations or transfers of 10% or more of the assets of the corporation. The DGCL defines the term "interested stockholder" generally as any person who, (together with affiliates and associates) owns (or in certain cases, within the past three years did own) 15% or more of the outstanding voting stock of the corporation.

INDEMNIFICATION; LIMITATION ON DIRECTOR LIABILITY

    FIRST UNION. The NCBCA contains specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statute provides that

    - a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation and

    - a corporation may indemnify a director or officer if he is not wholly successful in that defense, if it is determined as provided in the statute that the director or officer meets a certain standard of conduct, provided when a director or officer is liable to the corporation, the corporation may not indemnify him.

The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.


    First Union's bylaws provide for the indemnification of First Union's directors and executive officers by First Union against liabilities arising out of his status as such, excluding any liability relating to activities which were at the time taken, known or believed by such person to be clearly in conflict with the best interests of First Union.


    First Union's articles provide for eliminating personal liability of each First Union director to the fullest extent the provisions of the NCBCA permit, as the same may be in effect from time to time. The NCBCA does not permit eliminating liability with respect to

    - acts or omissions the director knew or believed were clearly in conflict with First Union's best interests

    - any liability under the NCBCA for unlawful distributions by First Union or

    - any transaction from which the director derived an improper personal benefit.

    EVEREN. Under the DGCL, a Delaware corporation may indemnify directors, officers, employees and other representatives from liability if the person acted in good faith and in a manner reasonably believed by the person to be in or not opposed to the best interests of the corporation, and, in any criminal actions, if the person had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is found liable, unless the court in which the action was brought determines the person is fairly and reasonably entitled to indemnification. The indemnification provisions of the DGCL require indemnification of a director or officer who has been successful on the merits in defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the corporation. The indemnification authorized by the DGCL is not exclusive and is in addition to any other rights granted under the certificate of incorporation or bylaws of the corporation or to any agreement with the corporation. EVEREN's certificate and bylaws provide that EVEREN shall indemnify its directors, officers, employees and other representatives to the fullest extent permitted by law.

    EVEREN's certificate of incorporation provides that an EVEREN director shall not be personally liable to EVEREN or its stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability

    - for any breach of the director's duty of loyalty to EVEREN or its stockholders

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law

    - under Section 174 of the DGCL which involves unlawful payments of dividends or unlawful stock purchases or redemptions or

    - for any transaction from which the director derived an improper personal benefit.

    In addition, EVEREN's certificate of incorporation provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of an EVEREN director shall be eliminated or limited to the fullest extent the DGCL permits, as so amended.

DIRECTOR CONFLICT OF INTEREST TRANSACTIONS

    FIRST UNION. North Carolina law generally permits transactions involving a North Carolina corporation and an interested director of that corporation if:

    - the transaction's material facts and the director's interest are disclosed and a majority of disinterested shares entitled to vote thereon authorizes, approves or ratifies the transaction

    - the material facts are disclosed and a majority of disinterested directors or a committee of the board authorizes, approves or ratifies the transaction or

    - the transaction is fair to the corporation.


    North Carolina law prohibits loans to directors or guarantees of their obligations by a North Carolina corporation unless approved by a majority vote of disinterested stockholders or unless the corporation's board determines that the loan or guarantee benefits the corporation and either approves the specific loan or guarantee or a general plan of loans and guarantees by the corporation.


    EVEREN. The DGCL generally permits contracts and transactions involving a Delaware corporation and an officer or director of the corporation if:

    - the material facts of the contract or transaction and the officer's or director's interest are disclosed to or known by the board of directors or a board committee and the board of directors or committee in good faith authorizes the transaction by disinterested directors' majority vote

    - the contract or transaction's material facts and the director's or officer's interest are disclosed to or known by stockholders entitled to vote and the contract or transaction is specifically approved in good faith by a stockholder vote or

    - the contract or transaction is fair to the corporation at the time it is authorized by the board, committee or stockholders thereof.

    Delaware law permits loans to officers, including officers who are also directors, or guaranties of their obligations, whenever in the directors' judgment such loan or guaranty may reasonably be expected to benefit the corporation.

STOCKHOLDER INSPECTION RIGHTS; STOCKHOLDER LISTS

    FIRST UNION. Under the NCBCA, qualified stockholders have the right to inspect and copy certain First Union records if their demand is made in good faith and for a proper purpose. That inspection right requires that the stockholder give First Union at least five business days' written notice of the demand, describing with reasonable particularity his purpose and the requested records. The records must be directly connected with the stockholder's purpose. The inspection rights and copying extend not only to stockholders of record but also to beneficial ownership which the stockholder of record certifies to First Union. However, First Union is under no duty to provide any accounting records or any records respecting any matter First Union determines in good faith may, if disclosed, adversely affect First Union in its business conduct or may constitute material non-public information, and the inspection and copying rights are limited to stockholders who either have been stockholders for at least six months or who hold at least five percent of the outstanding shares of any First Union stock class. A stockholder's agent or attorney has the same inspection and copying rights as the stockholder he represents.

    In addition, after fixing a stockholders' meeting record date, First Union is required to prepare a stockholder list with respect to the stockholders' meeting and to make that list available at First Union's principal office or at a place identified in the meeting notice to any stockholder beginning two business days after meeting notice is given and continuing through the meeting and any adjournment thereof. Subject to applicable NCBCA provisions, a stockholder or his agent or attorney upon written demand at his own expense during regular business hours is entitled to copy that list. The list must also be available at the stockholders' meeting, and any stockholder, his agent or attorney may inspect the list at any time during the meeting or any adjournment thereof.

    EVEREN. The DGCL provides that any record stockholder has the right during the usual hours for business to inspect for any proper purpose the corporation's stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts from them.

DISSENTERS' OR APPRAISAL RIGHTS

    FIRST UNION. The NCBCA generally provides dissenters' rights for mergers and certain share exchanges requiring stockholder approval, sales of all or substantially all of the corporation's assets, certain amendments to the corporation's articles of incorporation and any corporate action taken pursuant to a stockholder vote to the extent the articles of incorporation, bylaws or a board resolution entitles stockholders to dissent. However, the NCBCA does not provide dissenters' rights for North Carolina corporations, such as First Union, who have over 2,000 record holders or whose voting stock is listed on a national securities exchange.

    EVEREN. Under the DGCL, generally, stockholders of a Delaware corporation are entitled to appraisal rights in the event of a merger into or consolidation with another corporation or entity. However, appraisal rights are not available to holders of shares listed on a national securities exchange, designated as a national market system security on the Nasdaq National Market or held of record by more than 2,000 stockholders, unless the holders of such stock are required pursuant to the terms of the merger to accept anything other than:

    - shares of stock of the surviving corporation

    - shares of stock of another corporation which are also listed on a national securities exchange, designated as a national market securities on the Nasdaq National Market or held of record by more than 2,000 holders or

    - cash in lieu of fractional shares of such stock.

DIRECTOR NOMINATIONS


    FIRST UNION. First Union's bylaws establish procedures stockholders must follow to nominate persons for election to First Union's Board. The stockholder making the nomination must deliver written notice to First Union's Secretary not less than 60 days nor more than 90 days prior to the annual meeting at which directors will be elected. However, if less than 70 days' meeting date notice is given, that written notice by the stockholder must be so delivered not later than the tenth day after the day on which such meeting date notice was given. Notice will be deemed to have been given more than 70 days prior to the meeting if the meeting is called on the third Tuesday of April. The nomination notice must set forth certain information about the person to be nominated similar to required disclosure in proxy solicitations for director election pursuant to Exchange Act Regulation 14A, and the nominee's written consent to being nominated and to serving as a director if elected. The nomination notice must also set forth certain information about the person submitting the notice, including the stockholder's name and address and the class and number of First Union shares that stockholder owns of record or beneficially. The meeting chairman will, if the facts warrant, determine that a nomination was not made in accordance with First Union's bylaw provisions, and the defective nomination will be disregarded. The foregoing procedures do not apply to any director nominated under specified circumstances by holders of any stock class or series having a dividend or liquidation preference over First Union common stock.


    EVEREN. Nominations for election to EVEREN's Board may be made at a stockholders' meeting at which directors are to be elected only at EVEREN's Board's direction, or by any EVEREN stockholder entitled to vote for directors at the meeting who complies with EVEREN's bylaws' notice procedures. Nominations, other than those made by or at the direction of EVEREN's Board, may be made by timely notice in writing to EVEREN's Secretary. To be timely, a stockholder must deliver or mail the notice to EVEREN's principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting date. However, in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, timely notice by the stockholder must be received not earlier than the 90(th) day prior to such annual meeting and not later than the close of business on the later of the 60(th) day prior to such annual meeting or the 10(th) day following the day on which public announcement of the date of such meeting is first made. The stockholder's notice must set forth:

    - as to each person whom such stockholder proposes to nominate for election or re-election as a director, all information relating to such person required to be disclosed in proxy solicitations for director election, or is otherwise required, in each case pursuant to Exchange Act Regulation 14A (including that person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and

    - the name and address, as they appear on EVEREN's books, of the stockholder giving notice and the class and number of shares of EVEREN common stock that stockholder beneficially owns.

STOCKHOLDER PROTECTION RIGHTS PLAN

    FIRST UNION. First Union has adopted the First Union Rights Agreement. See "Description of First Union Capital Stock--First Union Rights Agreement".


    EVEREN. In connection with EVEREN's initial public offering, the EVEREN Board declared a dividend distribution of one Preferred Share Purchase Right (an "EVEREN RIGHT") for each share of outstanding EVEREN common stock. EVEREN Rights have been issued in connection with all EVEREN common stock shares issued prior to the "Rights Distribution Date". Each EVEREN Right will entitle the registered holder to purchase from EVEREN one one-hundredth of a share of EVEREN series A preferred stock (an "EVEREN PREFERRED SHARE") at a price of $61.25 per one-hundredth of a Preferred Share (the "PURCHASE PRICE") subject to adjustment. The terms of the EVEREN Rights are set forth in the EVEREN Rights Agreement.


    Until the earlier to occur of

    - 10 days following a public announcement that a person or group of affiliated or associated persons, other than EVEREN's 401(k) and Employee Stock Ownership Plan (an "ACQUIRING PERSON"), has acquired beneficial ownership of 15% or more of the outstanding EVEREN common stock, or

    - 10 business days (or such later date as may be determined by action of EVEREN's Board prior to such time as any person or group becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group, other than EVEREN's 401(k) and Employee Stock Ownership Plan, of 15% or more of the outstanding EVEREN common stock (the earlier of such dates being called the "RIGHTS DISTRIBUTION DATE"), the EVEREN Rights will be evidenced by the EVEREN common stock certificates.


    The Rights Agreement provides that, until the Rights Distribution Date, the EVEREN Rights will be transferable with and only with EVEREN common stock. Until the Rights Distribution Date (or earlier redemption or expiration of the EVEREN Rights), EVEREN common stock certificates will contain a notation incorporating the Rights Agreement by reference. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the rights ("RIGHTS CERTIFICATES") will be mailed to holders of record of EVEREN common stock as of the close of business on the Rights Distribution Date and such separate Rights Certificates alone will evidence the EVEREN Rights.



    The EVEREN Rights will not be exercisable until the Rights Distribution Date. The EVEREN Rights will expire on the tenth anniversary of the date of their issuance (the "FINAL EXPIRATION DATE"), unless the Final Expiration Date is extended or unless the EVEREN Rights are earlier redeemed by EVEREN, in each case as described below.


    The Purchase Price payable, and the number of EVEREN Preferred Shares or other securities or property issuable, upon exercise of the EVEREN Rights will be subject to adjustment from time to time to prevent dilution.

    The EVEREN Preferred Shares' dividend and liquidation rights are designed such that the value of the one one-hundredth interest in an EVEREN Preferred Share purchasable upon exercise of each EVEREN Right should approximate the value of one share of EVEREN common stock.

    In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of an EVEREN Right, other than EVEREN Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon the exercise thereof at the then current Purchase Price of the EVEREN Right, that number of EVEREN common stock shares (or, at EVEREN's option, EVEREN Preferred Shares) having a market value of two times the Purchase Price of the EVEREN Right. In the event that, at any time on or after the date that any person or group of affiliated or associated persons has become an Acquiring Person, EVEREN is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of an EVEREN Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the EVEREN Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the EVEREN Right.


    At any time after any person or group of affiliated or associated persons becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding EVEREN common stock, EVEREN's Board may exchange the EVEREN Rights (other than EVEREN Rights owned by such person or group, which will have become void), in whole or in part, at an exchange ratio of one EVEREN common stock share per EVEREN Right (subject to adjustment).

    With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

    At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding EVEREN common stock, EVEREN's Board may redeem the rights in whole, but not in part, at a price of $.01 per EVEREN Right (the "REDEMPTION PRICE"). Immediately upon redeeming the EVEREN Rights, the right to exercise the EVEREN Rights will terminate and the only right of the EVEREN Rights holders will be to receive the Redemption Price.

    The terms of the EVEREN Rights may be amended by EVEREN's Board without the consent of the EVEREN Rights holders, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the EVEREN Rights holders and no supplement or amendment to the Rights Agreement may be made which changes the Redemption Price.

    Until an EVEREN Right is exercised, the holder thereof, as such, will have no rights as an EVEREN stockholder, including, without limitation, the right to vote or to receive dividends.


    The EVEREN Rights will have certain anti-takeover effects. The EVEREN Rights will cause substantial dilution to a person or group that attempts to acquire EVEREN on terms not approved by EVEREN's Board, except pursuant to an offer conditioned on a substantial number of EVEREN Rights being acquired. The EVEREN Rights should not interfere with any merger or other business combination approved by EVEREN's Board since the EVEREN Rights may be redeemed by EVEREN at the Redemption Price prior to the time that a person or group has become an Acquiring Person. See also "The Merger--Amendment to EVEREN Rights Agreement" on page 45.


REQUIRED STOCKHOLDER VOTE FOR CERTAIN ACTIONS

    FIRST UNION. Under North Carolina law, except as otherwise provided below or in the NCBCA, any plan of merger or share exchange to which First Union is a party would require adoption by First Union's Board, which would generally be required to recommend its approval to the stockholders, who in turn would be required to approve the plan by a majority vote of the outstanding shares entitled to vote thereon. Except as otherwise provided below or in the NCBCA, any sale, lease, exchange or other disposition of all or substantially all of First Union's assets not made in the usual and regular course of business would generally require First Union's Board to recommend the proposed transaction to the stockholders who would be required to approve the transaction by a majority vote of the outstanding shares entitled to vote thereon. In accordance with North Carolina law, First Union's Board's submission of that action may be conditioned on any basis, including, without limitation, conditions regarding a supermajority voting requirement or that no more than a certain number of shares indicate that they will seek dissenters' rights.

    With respect to a plan of merger to which First Union is a party, no vote of First Union's stockholders is required if First Union is the surviving corporation, and:

    - First Union's articles would remain unchanged after the merger, subject to certain exceptions

    - each First Union stockholder immediately before the merger would hold the same shares, with identical designations, limitations, preferences and relative rights, after the merger

    - the number of First Union stock shares entitled to vote unconditionally in the election of directors to be issued in the merger would not exceed 20% of First Union stock shares entitled to vote unconditionally in the election of directors outstanding immediately before the merger and

    - the number of First Union stock shares entitling holders to participate without limitation in distributions to be issued in the merger would not exceed 20% of First Union stock shares entitling holders to participate without limitation in distributions outstanding immediately before the merger.

    In addition, First Union stockholders would not be required to vote to merge a subsidiary of which First Union owns at least 90 percent into First Union, as long as no amendment is made to First Union's articles that could not be made without First Union stockholders approval. With respect to a sale, lease, exchange or other disposition of all or substantially all of First Union's assets made upon the First Union's Board authority, no stockholder vote would be required if such disposition is made in the usual and regular course of business or if such disposition is made to a wholly-owned subsidiary of First Union.


    EVEREN. Delaware law generally provides for EVEREN's merger or consolidation with another corporation or the sale of all or substantially all of EVEREN's assets, upon the approval of a majority of EVEREN's outstanding voting stock. A merger or consolidation or disposition of assets or securities issued by EVEREN involving an interested stockholder is subject to specific Delaware anti-takeover law. See "--Anti-Takeover Laws".


DIVIDENDS AND OTHER DISTRIBUTIONS

    FIRST UNION. Under North Carolina law, First Union generally may make dividends or other distributions to its stockholders unless after the distribution either First Union would not be able to pay its debts as they become due in the usual course of business or First Union's assets would be less than the sum of its liabilities plus the amount that would be needed to satisfy stockholder preferential dissolution rights superior to those receiving the distribution. See "Description of First Union Capital Stock".

    EVEREN. Under Delaware law, dividends may be paid out of surplus, or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

VOLUNTARY DISSOLUTION

    FIRST UNION. North Carolina law provides that First Union may be dissolved if First Union's Board proposes dissolution and a majority of First Union shares entitled to vote thereon approves. In accordance with North Carolina law, First Union's Board may condition submitting a dissolution proposal on any basis.

    EVEREN. The DGCL provides that EVEREN may be dissolved upon a majority vote of EVEREN's Board adopting a resolution therefor, and a majority vote of the outstanding shares entitled to vote. Dissolution may also be authorized without any director action if all stockholders entitled to vote consent in writing.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

MARKET PRICES

    First Union common stock and EVEREN common stock are traded on the NYSE under the symbols "FTU" and "EVR", respectively. The following table sets forth, for the indicated periods, the high and low sale prices for First Union common stock and EVEREN common stock as reported by the NYSE.


                                                                        FIRST UNION-COMMON       EVEREN COMMON
                                                                               STOCK                 STOCK
                                                                       ---------------------  --------------------
                                                                          HIGH        LOW       HIGH        LOW
                                                                       ----------  ---------  ---------  ---------
1997
First quarter........................................................  $  47.7500    36.6250    15.1250     9.9375
Second quarter.......................................................     47.8750    39.1250    15.6250    10.0625
Third quarter........................................................     50.6875    45.8750    20.3125    14.6875
Fourth quarter.......................................................     52.8750    46.9375    23.7500    17.5000
1998
First quarter........................................................     58.2500    47.0625    23.6875    19.8750
Second quarter.......................................................     63.0000    55.2500    28.1250    21.3750
Third quarter........................................................     65.6875    47.5625    29.6250    15.0000
Fourth quarter.......................................................     63.9375    44.6875    27.0000    15.2500
1999
First quarter........................................................     65.0625    48.6250    25.6250    19.2500
Second quarter.......................................................     55.9375    42.0625    30.1250    19.5000
Third quarter (through July 23, 1999)................................  $  48.3750    46.3750    30.2500    29.6250



    On April 23, 1999, the last trading day before public announcement of the merger, the closing prices per share of First Union common stock and EVEREN common stock on the NYSE were $55.00 and $24.125, respectively. On May 27, 1999, the last trading day before public announcement of the revised merger agreement, the closing prices per share of First Union common stock and EVEREN common stock on the NYSE were $45.625 and $24.625, respectively. On July 23, 1999, the record date, the closing prices per share of First Union common stock and EVEREN common stock on the NYSE were $46.8125 and $30.1875, respectively. Past price performance is not necessarily indicative of likely future price performance. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES OF FIRST UNION COMMON STOCK.



    In 1997 and 1998, pursuant to First Union's Board authorization, First Union purchased 52 million and 50 million, respectively, First Union common stock shares in the open market at a cost of $2.4 billion and $3.1 billion, respectively. In 1999 through the date of this document, First Union has purchased 48 million First Union common stock shares in the open market at a cost of $2.4 billion. Pursuant to First Union's Board authorization, First Union is currently authorized to purchase up to 50 million shares, in addition to the number of shares expected to be issued in the merger, of First Union common stock.

DIVIDENDS

    The following table sets forth for the quarterly periods indicated, the cash dividends declared per share of First Union common stock and EVEREN common stock.


                                                                                        EQUIVALENT
                                                                                         PRO FORMA
                                                                                         PER SHARE
                                                            FIRST UNION     EVEREN       OF EVEREN
                                                              COMMON        COMMON        COMMON
                                                               STOCK         STOCK       STOCK (1)
                                                           -------------  -----------  -------------
1997
First quarter............................................    $    0.29         0.045         0.195
Second quarter...........................................         0.29         0.045         0.195
Third quarter............................................         0.32         0.045         0.216
Fourth quarter...........................................         0.32         0.055         0.216

1998
First quarter............................................         0.37         0.055         0.249
Second quarter...........................................         0.37         0.070         0.249
Third quarter............................................         0.42         0.070         0.283
Fourth quarter...........................................         0.42         0.070         0.283

1999
First quarter............................................         0.47         0.070         0.317
Second quarter...........................................    $    0.47         0.070         0.317


------------------------


(1) Pro forma amounts assume a 0.6622 exchange ratio. The 0.6622 exchange ratio is based on dividing $31.00 by a First Union common stock price of $46.8125, which was the closing price of First Union common stock on the record date, July 23, 1999, as if that price were the average market price used to determine the actual exchange ratio. The 0.6622 exchange ratio is used in this document for illustrative purposes only and the actual exchange ratio may be higher or lower than 0.6622.


    First Union common stock holders are entitled to receive dividends when and if declared by First Union's Board out of funds legally available therefor. Although First Union expects to continue paying quarterly cash dividends on First Union common stock, it cannot be certain that its dividend policy will remain unchanged after completion of the merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and First Union's Board's consideration of other relevant factors.

    In the merger agreement, EVEREN agreed to coordinate with First Union regarding the record dates for any EVEREN common stock dividends, so that EVEREN stockholders shall not receive two dividends or fail to receive one dividend for any single calendar quarter with respect to EVEREN common stock and First Union common stock they receive in the merger.

                                    EXPERTS

    The consolidated balance sheets of First Union and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, included in First Union's 1998 Annual Report to Stockholders which is included in First Union's Annual Report on Form 10-K for the year ended December 31, 1998, and incorporated by reference in this document have been incorporated by reference in this document in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of EVEREN incorporated in this document by reference from EVEREN's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      VALIDITY OF FIRST UNION COMMON STOCK

    The validity of the shares of First Union common stock being offered hereby will be passed upon for First Union by Marion A. Cowell, Jr., Esq., Executive Vice President, Secretary and General Counsel of First Union.

                                 OTHER MATTERS


    As of the date of this document, EVEREN's Board knows of no matters that will be presented for consideration at the meeting other than as described in this document. However, if any other matter shall come before the meeting or any adjournments or postponements thereof and shall be voted upon, the enclosed proxy will be deemed to confer authority to the individuals named therein to vote the shares represented by such proxy as to any such matters that fall within the purposes set forth in the notice of meeting as determined by a majority of EVEREN's Board. See "The Meeting--Proxies".


             STOCKHOLDER PROPOSALS FOR EVEREN'S 2000 ANNUAL MEETING

    Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals intended to be presented at EVEREN's next annual meeting in 2000, if any, must be received by the corporate secretary of EVEREN, 77 West Wacker Drive, Chicago, Illinois 60601, no later than December 2, 1999, to be considered for inclusion in EVEREN's proxy statement and proxy card relating to that meeting.


    A stockholder that intends to present business at the 2000 annual meeting, if any, other than pursuant to Rule 14a-8 must comply with the requirements set forth in EVEREN's by-laws. To bring business before an annual meeting, EVEREN's by-laws require, among other things, that the stockholder submit written notice thereof complying with the by-laws to the corporate secretary not less than sixty days or more than ninety days prior to the first anniversary of the preceding year's annual meeting. Therefore, EVEREN must receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 no sooner than February 6, 2000, and no later than March 7, 2000. If the notice is received before February 6, 2000, or after March 7, 2000, it will be considered untimely and EVEREN will not be required to present such proposal at the 2000 annual meeting, if any.


                      WHERE YOU CAN FIND MORE INFORMATION


    First Union has filed a registration statement, including this document, with the SEC under the Securities Act that registers the distribution to EVEREN stockholders of the shares of First Union common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about First Union and First Union common stock. The SEC's rules and regulations allow us to omit certain information included in the registration statement from this document.

    In addition, First Union and EVEREN file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

   Public Reference Room      New York Regional Office      Chicago Regional Office
  450 Fifth Street, N.W.        7 World Trade Center            Citicorp Center
         Room 1024                   Suite 1300             500 West Madison Street
  Washington, D.C. 20549      New York, New York 10048            Suite 1400
                                                               Chicago, Illinois
                                                                  60661-2511

    You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

    The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, like First Union and EVEREN, who file electronically with the SEC. The address of the site is http://www.sec.gov.

    You can also inspect reports, proxy statements and other information about First Union and EVEREN at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    The SEC allows us to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

    This document incorporates by reference the documents listed below that First Union and EVEREN have previously filed with the SEC. They contain important information about us and our respective financial conditions.

FIRST UNION SEC FILINGS                                                    PERIOD
---------------------------------------------------  ---------------------------------------------------

Annual Report on Form 10-K.........................  Year ended December 31, 1998
Quarterly Report on Form 10-Q......................  Quarter ended March 31, 1999
Current Reports on Form 8-K........................  Dated January 26, 1999, March 19, 1999, and May 25,
                                                     1999


EVEREN SEC FILINGS                                                         PERIOD
---------------------------------------------------  ---------------------------------------------------

Annual Report on Form 10-K.........................  Year ended December 31, 1998
Quarterly Report on Form 10-Q......................  Quarter ended March 31, 1999
Current Reports on Form 8-K........................  Dated May 3, 1999, and June 11, 1999


    We also incorporate by reference all additional documents that either of us may file with the SEC between the date of this document and the date of the meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    First Union has supplied all information contained or incorporated by reference in this document relating to First Union, as well as all pro forma financial information, and EVEREN has supplied all such information relating to EVEREN.


    Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:


         FIRST UNION CORPORATION                  EVEREN CAPITAL CORPORATION
           Corporate Relations                        Investor Relations
        301 South College Street                     77 West Wacker Drive
     Charlotte, North Carolina 28288             Chicago, Illinois 60601-1694
             (704) 374-6782                             (312) 574-6000


    IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY AUGUST 16, 1999, TO RECEIVE THEM BEFORE THE MEETING. IF YOU REQUEST ANY INCORPORATED DOCUMENTS FROM US, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.


    WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE MERGER OR OUR COMPANIES THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS DOCUMENT OR IN ANY OF THE MATERIALS THAT WE HAVE INCORPORATED INTO THIS DOCUMENT. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS DOCUMENT OR THE SOLICITATION OF PROXIES IS UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS DOCUMENT DOES NOT EXTEND TO YOU. THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                                                                         ANNEX A

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of the 25th day of April, 1999 (as amended and restated as of May 27, 1999, this "Plan"), by and between EVEREN CAPITAL CORPORATION (the "Company"), FIRST UNION CORPORATION ("First Union"), and FIRST UNION DELAWARE, INC. (the "FUNC Subsidiary").

                                   RECITALS:

        (A) THE COMPANY. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, with its principal executive offices located in Chicago, Illinois. As of the date hereof, the Company has 100,000,000 authorized shares of common stock, each of $0.01 par value ("Company Common Stock", together with the rights ("Company Rights") issued pursuant to the Rights Agreement between the Company and Harris Trust and Savings Bank, dated as of October 1, 1996 (the "Company Rights Agreement"), attached thereto), and 10,000,000 authorized shares of preferred stock, each of $0.01 par value ("Company Preferred Stock")(no other class of capital stock being authorized), of which 35,443,465 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding as of March 31, 1999.

        (B) FIRST UNION. First Union is a corporation duly organized and validly existing in good standing under the laws of the State of North Carolina, with its principal executive offices located in Charlotte, North Carolina. First Union is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of the date hereof, First Union has 2,000,000,000 authorized shares of common stock, each of $3.33 1/3 par value ("First Union Common Stock", together with the rights ("First Union Rights") issued pursuant to the Amended and Restated Shareholder Protection Rights Agreement, dated as of October 15, 1996 (the "First Union Rights Agreement") attached thereto), 40,000,000 authorized shares of Class A Preferred Stock, no-par value ("First Union Class A Preferred Stock"), and 10,000,000 authorized shares of Preferred Stock, no-par value ("First Union Preferred Stock") (no other class of capital stock being authorized), of which approximately 968,139,000 shares of First Union Common Stock, no shares of First Union Class A Preferred Stock, and no shares of First Union Preferred Stock, were issued and outstanding as of March 31, 1999. The FUNC Subsidiary is a wholly-owned direct subsidiary of First Union and was organized by First Union solely as a vehicle to effect the Merger (as hereinafter defined) and has engaged in no other business activities and has conducted its operations only as contemplated hereby.

        (C) RIGHTS, ETC. Except as Previously Disclosed (as hereinafter defined), there are no shares of capital stock of the Company authorized and reserved for issuance, the Company has no Rights (as hereinafter defined) issued or outstanding and the Company has no commitment to authorize, issue or sell any such shares or any Rights, except pursuant to this Plan. There are no preemptive rights in respect of the Company Common Stock.

        (D) APPROVALS. The respective Boards of Directors of each of First Union, the FUNC Subsidiary and the Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the transactions provided for in this Plan. The Board of Directors of each of the Company, First Union and the FUNC Subsidiary has approved, at meetings of each of such Boards of Directors, this Plan and has authorized the execution hereof in counterparts.

        (E) INTENTION OF THE PARTIES. It is the intention of the parties that the Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        (F) EMPLOYMENT AGREEMENTS. In connection with the transactions contemplated hereby, certain employees of the Company identified on ANNEX A hereto have entered into employment agreements with First Union.

        (G) VOTING AGREEMENT. As a condition and inducement to First Union's willingness to enter into this Plan, certain individuals have entered into an agreement with First Union in the form attached hereto as EXHIBIT B (the "Voting Agreement"), pursuant to which such individuals have agreed to vote all shares of capital stock owned or acquired by them in favor of approval of the transactions contemplated by this Plan at the Meeting (as hereinafter defined).

        (H) RETENTION PROGRAM. First Union and the Company have agreed, in connection with the transactions contemplated hereby, to establish a retention program on substantially the terms described herein, the purposes of which is to retain the services of certain employees of the Company and the Company Subsidiaries (as hereinafter defined) following the consummation of the transactions contemplated hereby.

        (I) STOCK OPTION AGREEMENT. As a condition and inducement to First Union's willingness to enter into this Plan, concurrently with the execution and delivery of this Plan, the Company has executed and delivered a Stock Option Agreement with First Union (the "Stock Option Agreement") in substantially the form attached hereto as EXHIBIT C, pursuant to which the Company is granting to First Union an option to purchase, under certain circumstances, shares of Company Common Stock.

    In consideration of their mutual promises and obligations, the parties hereto adopt and make this Plan and prescribe the terms and conditions thereof and the manner and basis of carrying it into effect, which shall be as follows:

I.  THE MERGER.

    1.01.  THE MERGER.  At the Effective Time:

        (A) THE CONTINUING CORPORATION. The FUNC Subsidiary shall merge with and into the Company (the "Merger"), the separate existence of the FUNC Subsidiary shall cease and the Company (sometimes hereinafter referred to as the "Continuing Corporation") shall survive the Merger and the name of the Continuing Corporation shall be "EVEREN Capital Corporation". The Continuing Corporation shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Continuing Corporation with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporations Law (the "DGCL").

        (B) CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS; OFFICERS. The Certificate of Incorporation and Bylaws of the Continuing Corporation shall be those of the Company, as in effect immediately prior to the Effective Time. The directors and officers of the FUNC Subsidiary in office immediately prior to the Effective Time (as hereinafter defined) shall be the directors and officers of the Continuing Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are duly elected and qualified.

    1.02. EFFECTIVE DATE. Subject to the conditions to the obligations of the parties to effect the Merger as set forth in ARTICLE VI and subject to the second sentence in SECTION 2.05, the effective date (the "Effective Date") of the Merger shall be such date as the parties hereto mutually agree upon;

provided, however, that if the parties are not able to agree upon such date, such date shall be the date as First Union shall notify the Company in writing not less than five days prior thereto, which date shall not be more than 15 days after such conditions have been satisfied or waived in writing, excluding those conditions that are to be satisfied by written instrument dated as of the Effective Date. On or prior to the Effective Date, the FUNC Subsidiary and the Company shall execute and deliver to the Secretary of State of the State of Delaware, a Certificate of Merger, as applicable, in accordance with applicable law specifying the time at which the Merger shall become effective. The time on the Effective Date at which the Merger becomes effective is referred to as the "Effective Time".

    1.03. INTEGRATION OF LEGAL ENTITIES. The parties hereto currently intend to effectuate, or cause to be effectuated, no earlier than the day following the Effective Time, the combination (the "Subsidiary Combination") of EVEREN Securities, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("EVEREN Securities"), and First Union Capital Markets Corp., a North Carolina corporation and a wholly owned subsidiary of First Union. The parties hereto shall, and shall cause their subsidiaries to, cooperate and take all requisite actions, including, without limitation, executing all requisite documentation, as may be reasonably required by First Union prior to or following the Effective Time to consummate the Subsidiary Combination. The parties also agree to, and shall cause their subsidiaries to, cooperate and take all requisite additional action as may be reasonably required prior to or following the Effective Time to merge or otherwise consolidate legal entities following the Effective Time to the extent desirable for regulatory or other reasons. Notwithstanding the foregoing, no actions contemplated by this SECTION
1.03 shall be taken if such actions would adversely affect the tax treatment to the Company's stockholders as a result of receiving the Consideration or prevent the parties from obtaining the opinions of counsel referred to in SECTIONS 6.02(C) and 6.03(C).

    1.04. RESERVATION OF RIGHT TO REVISE STRUCTURE. At First Union's election, the Merger may alternatively be structured so that the Company is merged with and into the FUNC Subsidiary; provided however, that no such change shall (1) alter or change the amount or kind of the consideration to be issued to the Company's stockholders in the Merger as set forth in ARTICLE II hereof (the "Merger Consideration"), or the treatment of the holders of the Company Options (as hereinafter defined), (2) adversely affect the tax treatment to the Company's stockholders as a result of receiving the Merger Consideration or prevent the parties from obtaining the opinions of counsel referred to in SECTIONS 6.02(C) and 6.03(C), (3) materially impede or delay consummation of the Merger, or (4) release First Union from any of its obligations hereunder. In the event of such an election, the parties agree to execute appropriate documentation to reflect such election.

II.  CONSIDERATION.

    2.01. MERGER CONSIDERATION. Subject to the provisions of this Plan, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or stockholder:

        (A) OUTSTANDING FUNC SUBSIDIARY COMMON STOCK. The shares of FUNC Subsidiary common stock issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger, become and be converted into one share of Company Common Stock, which shall be owned by First Union.

        (B) OUTSTANDING COMPANY COMMON STOCK. Each share (excluding shares held by the Company or any Company Subsidiaries (as defined herein) or by First Union or any of its subsidiaries, in each case other than in a trust, fiduciary or nominee capacity or as a result of debts previously contracted ("Treasury Shares")) of Company Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive the number (the "Exchange Ratio") of shares of First Union Common Stock (including the attached First Union Rights) equal to the amount obtained by dividing $31.00 by the Average

    Market Price (as hereinafter defined) and rounding to the nearest one-one-thousandth (1/1000) of a share.

        (C) TREASURY SHARES. Each Treasury Share immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

        (D) For purposes of this Plan, "Average Market Price" shall mean (subject to possible adjustment as set forth in SECTION 2.05) the average of the daily closing sales prices of First Union Common Stock as reported on the Composite Transactions tape of the New York Stock Exchange, Inc. ("NYSE") reporting system (as reported in THE WALL STREET JOURNAL (National Edition)) for the ten consecutive full trading days beginning on the eleventh trading day prior to the Effective Date and ending on the second trading day prior to the Effective Date (such period, the "Pricing Period").

    2.02. STOCKHOLDER RIGHTS; STOCK TRANSFERS. At the Effective Time, holders of Company Common Stock shall become record holders of the shares of First Union Common Stock to which they are entitled hereunder (subject to SECTION 2.04(C)), and shall cease to be, and shall have no rights as, stockholders of the Company, other than to receive any dividend or other distribution with respect to the Company Common Stock with a record date occurring prior to the Effective Time, subject to the provisions of SECTION 5.17, and the consideration provided under this ARTICLE II. After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Continuing Corporation of shares of Company Common Stock.

    2.03. FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of First Union Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, First Union shall pay to each holder of Company Common Stock who would otherwise be entitled to a fractional share an amount in cash (without interest) determined by multiplying such fraction by the last sale price of First Union Common Stock, as reported by the NYSE Composite Transactions tape (as reported in THE WALL STREET JOURNAL (National Edition) or, if not reported therein, in another authoritative source), for the last NYSE trading day immediately preceding the Effective Date.

    2.04.  EXCHANGE PROCEDURES.

        (A) As promptly as practicable after the Effective Date, First Union shall send or cause to be sent to each former holder of shares (other than Treasury Shares) of Company Common Stock of record immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's certificates formerly representing Company Common Stock ("Old Certificates") or effecting any necessary book-entry transfers in the case of uncertificated shares of Company Common Stock for the Merger Consideration. The certificates representing the shares of First Union Common Stock ("New Certificates") into which shares of such stockholder's Company Common Stock are converted at the Effective Time and any checks in respect of a fractional share interest or dividends or distributions which such person shall be entitled to receive will be delivered to such stockholder only upon delivery to First Union National Bank, as Exchange Agent (the "Exchange Agent") of Old Certificates or evidence of any necessary book-entry transfers in the case of uncertificated shares representing all of such shares of Company Common Stock (or indemnity reasonably satisfactory to First Union and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or dividends or distributions which any such person shall be entitled to receive pursuant to this ARTICLE II upon such delivery. Old Certificates or evidence of any necessary book-entry transfers in the case of uncertificated shares surrendered for exchange by any Affiliate (as referred to in SECTION 5.10) of the Company shall not be exchanged for New Certificates until First Union has received a written agreement from such person as specified in SECTION 5.10.

        (B) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (C) No dividends or other distributions with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificates or uncertificated shares in book-entry form representing Company Common Stock until such Old Certificates or evidence of uncertificated shares in book-entry form have been surrendered for exchange for New Certificates. After becoming so entitled in accordance with this
    SECTION 2.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of First Union Common Stock such holder had the right to receive upon surrender of the Old Certificate(s) or evidence of uncertificated shares in book-entry form.

    2.05. ANTI-DILUTION PROVISIONS. In the event First Union changes (or establishes a record date for changing) the number of shares of First Union Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend (including but not limited to, the First Union Rights becoming separable, distributable, unredeemable or exercisable), recapitalization or similar transaction with respect to the outstanding First Union Common Stock and the record date therefor shall be prior to the Effective Date and the First Union Common Stock is not trading on the basis of such transaction being completed during the entire Pricing Period, the relevant closing prices included in the Average Closing Price calculation shall be appropriately adjusted. Prior to the Effective Date, First Union will not fail to publish information known to it that (1) would reasonably be expected to have a material effect on the Average Market Price and (2) would customarily be published by First Union consistent with its past practice; provided that if any such information is published during or after the Pricing Period and before the Effective Date, the Effective Date shall be delayed so that the entire Pricing Period occurs after publication.

    2.06.  OPTIONS.

        (A) From and after the Effective Time, all employee and director stock options to purchase shares of Company Common Stock (each, a "Company Option"), which are then outstanding and unexercised, shall, without any further action on the part of the holders thereof, be converted into and become options to purchase shares of First Union Common Stock, and First Union shall assume each such Company Option in accordance with the terms of the applicable Previously Disclosed Compensation and Benefit Plans (as hereinafter defined) and related agreements by which it is evidenced, including but not limited to the accelerated vesting of such Company Options which shall occur in connection with and by virtue of the Merger as and to the extent required by such Previously Disclosed Compensation and Benefit Plans; PROVIDED, HOWEVER, that from and after the Effective Time (i) each such Company Option assumed by First Union may be exercised solely to purchase shares of First Union Common Stock, (ii) the number of shares of First Union Common Stock purchasable upon exercise of such Company Option shall be equal to the number of shares of Company Common Stock that were purchasable under such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounding to the nearest whole share, and (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price of each such Company Option immediately prior to the Effective Time by the Exchange Ratio, and rounding to the nearest whole cent. The terms of each Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization, merger, reorganization or other similar transaction with respect to First Union Common Stock on or subsequent to the Effective Date. Notwithstanding the foregoing, the number of shares and the per share exercise price of each Company Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. Accordingly, with respect to any incentive stock options, fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded up to the nearest cent.

        (B) Prior to the Effective Time, First Union shall reserve for issuance the number of shares of First Union Common Stock necessary to satisfy First Union's obligations under SECTION 2.06(A). Promptly after the Effective Time, First Union shall file with the SEC a registration statement on an appropriate form under the Securities Act with respect to the shares of First Union Common Stock subject to options to acquire First Union Common Stock issued pursuant to SECTION 2.06(A) hereof, and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky laws", for so long as such options remain outstanding.

III.  ACTIONS PENDING CONSUMMATION.

    3.01. FOREBEARANCES OF THE COMPANY. From the date hereof until the Effective Time, except as expressly contemplated by this Plan, as Previously Disclosed, or as required by applicable law or regulation, without the prior written consent of First Union, which consent shall not be unreasonably withheld, the Company will not, and will cause each of the Company Subsidiaries not to:

        (A) ORDINARY COURSE. Conduct the business of the Company and the Company Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts consistent with past practice to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with clients, customers, suppliers, employees and business associates, or take any action reasonably likely to have a material adverse effect on the Company's ability to perform any of its material obligations under this Plan, or engage in any new lines of business.

        (B) CAPITAL STOCK. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof or as permitted by SECTION 3.01(D)(4),
    (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock of the Company or any Rights, (ii) enter into any agreement with respect to the foregoing, or
    (iii) permit any additional shares of capital stock of the Company to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights; PROVIDED, HOWEVER, if any such shares are issued pursuant to such Rights, the Company agrees that such shares shall be purchased in the open market and shall not be treasury or original issue shares unless otherwise agreed to by First Union.

        (C) DIVIDENDS, ETC. (1) Make, declare, pay or set aside for payment any dividend (other than dividends from wholly owned Company Subsidiaries to the Company or another wholly owned Company Subsidiary, or regular quarterly cash dividends on Company Common Stock payable at a rate not to exceed $0.07 per share) on or in respect of, or declare or make any distribution on, any shares of capital stock of the Company or (2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

        (D) COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Enter into, amend, modify or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Company or any Company Subsidiary, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (1) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (2) for other changes that are required by applicable law, (3) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (4) for employment arrangements for, or grants of awards to, newly hired employees in the ordinary course of business consistent with past or previously announced practice.

        (E) BENEFIT PLANS. Except for amendments to the Company's 401(k) and Employee Stock Ownership Plan (the "KSOP") and related trust agreement of which First Union has received notice as of the date hereof, enter into, establish, adopt, amend or terminate (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer, employee of, or independent contractor with respect to, the Company or any of the Company Subsidiaries, or take any action to accelerate the vesting, exercisability, payment or funding of stock options, restricted stock or other compensation or benefits payable thereunder.

        (F) DISPOSITIONS. Except (i) as Previously Disclosed or (ii) with respec to securities or other investments or assets in the ordinary course of business consistent with past practice, sell, transfer, mortgage, lease, encumber or otherwise dispose of or discontinue any of its assets, business or properties.

        (G) ACQUISITIONS. Except (i) as Previously Disclosed or (ii) with respect to securities or other investments or assets in the ordinary course of business consistent with past practice, merge, consolidate with, or acquire any assets, business, or properties of any other entity.

        (H) GOVERNING DOCUMENTS. Amend the Company's Certificate of Incorporation, by-laws or the articles of incorporation or by-laws (or similar governing documents) of any of the Company Subsidiaries.

        (I) ACCOUNTING METHODS. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

        (J) CONTRACTS. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract or amend or modify in any material respect any of its existing material contracts.

        (K) CLAIMS. Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount not to exceed $250,000 for any individual matter, and in the aggregate for all such settlements, not more than $500,000 per month, and which, in the judgment of First Union, is not reasonably likely to establish an adverse precedent or basis for subsequent settlements.

        (L) ADVERSE ACTIONS. (1) Take any action while knowing that such action would, or is reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (2) knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Plan being or becoming untrue in any material respect at any time at or prior to the Effective Time, (b) any of the conditions to the Merger set forth in ARTICLE VII not being satisfied or (c) a material violation of any provision of this Plan except, in each case, as may be required by applicable law or regulation.

        (M) INDEBTEDNESS. Incur any indebtedness for borrowed money other than in the ordinary course of business.

        (N) CAPITAL EXPENDITURES. Authorize or make any capital expenditures, other than in the ordinary course of business consistent with past practice in amounts not to exceed $500,000 individually or $2,000,000 in the aggregate.

        (O) RISK MANAGEMENT. Except as required by applicable law or regulation, implement or adopt any change in the risk management policies, procedures or practices of the Company, which, individually or in the aggregate with all such other changes, would be reasonably likely to result in a Material Adverse Effect on the Company.

        (P) NEW ACTIVITIES. (1) Initiate any new business activity that would be impermissible for a "bank holding company" under the Bank Holding Company Act of 1956, as amended, or acquire or permit any of the Company Subsidiaries to acquire, other than in a bona fide fiduciary capacity or other than in the ordinary course of business with a view towards resale, in the aggregate, ownership or control of 5% or more of any class of an issuer's voting securities or 25% or more of an issuer's equity (treating subordinated debt as equity) or (2) with respect to EVEREN 1999 Capital Fund LLC (the "Fund"), permit the Fund to make any portfolio investments, issue any capital calls, or take any other material action not required to be taken by its limited liability company agreement, other than the termination of the Fund in accordance with its terms.

        (Q) TAX MATTERS. Make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Company Tax Return (as hereinafter defined), enter into any material closing agreement, settle any material Tax (as hereinafter defined) claim or assessment, surrender or compromise any right to claim a material Tax refund, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, in each case, other than any of the foregoing actions that would not be reasonably likely to have a Material Adverse Effect on the Company and which are taken in the ordinary and usual course of business consistent with past practice.

        (R) COMMITMENTS. Agree, commit to or enter into any agreement to take any of the actions referred to in SECTION 3.01(A) through (Q).

    3.02. FOREBEARANCES OF FIRST UNION. From the date hereof until the Effective Time, except as expressly contemplated by this Plan, without the prior written consent of the Company, which consent shall not be unreasonably withheld, First Union will not, and will cause each of its subsidiaries not to:

        (A) DIVIDENDS. Make, declare, pay or set aside for payment any dividend or similar distribution, other than regular dividends on First Union Common Stock or First Union Preferred Stock consistent with past practice; provided, however, the foregoing shall not apply to increases in the quarterly dividend rate payable on First Union Common Stock in the ordinary course of business consistent with past practices or the payment of dividends on any preferred stock (now or hereafter outstanding) in accordance with the terms thereof.

        (B) ADVERSE ACTIONS. (1) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (2) knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Plan being or becoming untrue in any material respect at any time at or prior to the Effective Time, (b) any of the conditions to the Merger set forth in Article VI not being satisfied or (c) a material violation of any provision of this Plan except, in each case, as may be required by applicable law or regulation.

        (C) COMMITMENTS. Agree, commit to or enter into any agreement to take any of the actions referred to in SECTION 3.02(A) or (B).

IV.  REPRESENTATIONS AND WARRANTIES.

    4.01. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to First Union as follows, in all cases except as Previously Disclosed:

        (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to it are true and correct.

        (B) ORGANIZATION, STANDING AND AUTHORITY. The Company and each Company Subsidiary is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company. The Company and each of the Company Subsidiaries has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except for such authorizations, the absence of which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Company. EVEREN Securities is duly registered, qualified to do business and in good standing as a broker-dealer with the Securities and Exchange Commission (the "SEC"), and is a member in good standing of or registered with the National Association of Securities Dealers, Inc. (the "NASD"), the New York Stock Exchange, Inc. (the "NYSE"), the American Stock Exchange, Inc. (the "AMEX"), the Commodity Futures Trading Commission (the "CFTC"), the National Futures Association (the "NFA"), and all other securities and commodities exchanges in which the conduct of its business requires membership or registration.

        (C) SHARES. The outstanding shares of Company Common Stock are validly issued and outstanding, fully paid and nonassessable, and are subject to no, and have not been issued in violation of any, preemptive or similar rights. As of the date hereof, except as Previously Disclosed, there are no shares of Company Common Stock authorized and reserved for issuance, the Company does not have any Rights issued or outstanding with respect to Company Common Stock, and the Company does not have any commitment to authorize, issue or sell any Company Common Stock or Rights, except pursuant to this Plan. The number of shares of Company Common Stock which are issuable and reserved for issuance upon exercise of Company Options as of the date hereof are Previously Disclosed. No shares of Company Common Stock have been issued from March 31, 1999, to the date of this Plan, except pursuant to Rights Previously Disclosed.

        (D) COMPANY SUBSIDIARIES. The Company has Previously Disclosed a list of all the Company Subsidiaries, including the states in which such Company Subsidiaries are organized, and if any of such Company Subsidiaries is not wholly-owned by the Company or a Company Subsidiary, the percentage owned by the Company or any Company Subsidiary and the names, addresses and percentage ownership by any other individual or corporation, partnership, joint venture, business trust, limited liability corporation or partnership, association or other organization (each, a "Business Entity"). No equity securities of any of the Company Subsidiaries are or may become required to be issued (other than to the Company or a wholly-owned Company Subsidiary) by reason of any Rights with respect thereto. There are no contracts, commitments, understandings or arrangements by which any of the Company Subsidiaries is or may be bound to sell or otherwise issue any shares of its capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of the Company to vote or to dispose of such shares. All of the shares of capital stock of each Company Subsidiary are fully paid and nonassessable and subject to no preemptive rights and, except as Previously Disclosed, are owned by the Company or a Company Subsidiary free and clear of any liens, encumbrances, charges, security interests, restrictions (including restrictions on voting rights or rights of disposition), defaults or equities of any character or claims or third party rights of whatever nature (collectively, "Liens"). Each Company Subsidiary is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for any case in which the failure to be duly qualified is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company. Except as Previously Disclosed, the Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Business Entity. The term "Company Subsidiary" means any Business Entity in which the Company, directly or indirectly, owns or controls 50% or more of any class of such entity's voting securities.

        The Company has Previously Disclosed a list of all equity securities it or a Company Subsidiary holds for its own account and not in a bona fide fiduciary capacity, as of the date hereof, involving, in the aggregate, ownership or control of 5% or more of any class of the issuer's voting securities or 25% or more of the issuer's equity (treating subordinated debt as equity). The Company has Previously Disclosed a list of all partnerships, joint ventures or similar entities, in which it or any Company Subsidiary owns or controls an interest.

        (E) CORPORATE POWER. The Company and each of the Company Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all its material properties and assets.

        (F) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its stockholders referred to in SECTION 6.01(A), each of this Plan and the Stock Option Agreement and the transactions contemplated hereby and thereby has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        (G) NO DEFAULTS. Subject to the approval by the holders of at least a majority of the outstanding shares of Company Common Stock, the required regulatory approvals Previously Disclosed, the Previously Disclosed required filings under federal and state securities and insurance laws and the Previously Disclosed approvals of the NYSE and any other applicable exchange of the Merger and the other transactions contemplated hereby, the execution, delivery and performance of this Plan and the consummation by the Company of the transactions contemplated hereby, does not and will not (1) constitute a breach or violation of, or a default under, or cause or allow the acceleration or creation of a Lien (with or without the giving of notice, passage of time or both) pursuant to, any law, rule or regulation or any judgment, decree, order, governmental or non-governmental permit or license, or agreement, indenture or instrument of it or of any of the Company Subsidiaries or to which the Company or any of the Company Subsidiaries or its or their properties is subject or bound, which breach, violation, default or Lien is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company, (2) constitute a breach or violation of, or a default under, the Certificate of Incorporation, Bylaws, or similar governing documents of the Company or any Company Subsidiary, or
    (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental or non-governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval, which if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company.

        (H) COMPANY REPORTS. Except as Previously Disclosed, since January 1, 1996, the Company has timely filed all material reports, registrations, statements and other filings, together with any amendments required to be made with respect thereto, that were required to be filed with (1) the SEC and the CFTC, (2) any applicable federal, state, local or foreign governmental authorities and (3) the NASD, the NYSE, the AMEX, the Chicago Mercantile Exchange (the "CME"), the Chicago Board of Trade (the "CBOT"), the Municipal Securities Rulemaking Board (the "MSRB") or any non-governmental self-regulatory agency, commission or authority (a "Self-Regulatory Body") (all such reports and statements, including the financial statements, exhibits and schedules thereto, being collectively referred to herein as the "Company Reports"), including without limitation, all material reports, registrations, statements and filings required under the Investment Company Act of 1940 (together with the rules and regulations thereunder, the "Investment Company Act"), the Investment Advisers Act of 1940 (together with the rules and regulations thereunder, the "Investment Advisers Act"), the Securities Exchange Act of 1934 (together with the rules and regulations thereunder, the "Exchange Act"), the Securities Act of 1933 (together with the rules and regulations thereunder, the "Securities Act") and any applicable state securities or "blue sky" laws. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to Company Reports filed before the date of this Plan), each of the Company Reports complied in all material respects with the statutes, rules, regulations and orders enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        (I) FINANCIAL STATEMENTS. The Company's (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and all other documents filed or to be filed by the Company or any Company Subsidiary subsequent to December 31, 1998, under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the "Company Financial Reports"), did not and will not as of their respective dates contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Company Financial Reports (including the related notes and schedules thereto) fairly presents in all material respects and will fairly present in all material respects the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the Company Financial Reports (including any related notes and schedules thereto) fairly presents in all material respects and will fairly present in all material respects the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles applied consistently during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

        (J) ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Company Financial Reports prior to the date hereof, none of the Company or the Company Subsidiaries has any obligation or liability whatsoever (whether accrued, contingent or otherwise), including liabilities under Environmental Laws (as hereinafter defined), that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company.

        (K) ABSENCE OF CERTAIN CHANGES. Since December 31, 1998, except as Previously Disclosed or as specifically contemplated by this Plan, the business of the Company and the Company

    Subsidiaries has been conducted in the ordinary and usual course, consistent with past practice and there has not been:

           (1) any event, occurrence, development or state of circumstances or facts which has had or would reasonably be expected to constitute or result in a Material Adverse Effect on the Company; or

           (2) any event, occurrence, development or state of circumstances or facts which would result in a violation of the covenants set forth in
       ARTICLE III of this Plan had such events, occurrences, developments or state of circumstances or facts occurred after the date hereof.

        (L) PROPERTIES; SECURITIES. Except as specifically reserved against or otherwise disclosed in the Company Financial Reports (including the related notes and schedules thereto) and except for those properties and assets that have been sold or otherwise disposed of in the ordinary course of business, and except as Previously Disclosed, the Company and the Company Subsidiaries have good and marketable title, free and clear of all Liens, to all of the properties and assets, tangible and intangible, reflected in the Company Financial Reports as being owned by the Company or the Company Subsidiaries as of the dates thereof, other than those failures to have such title and Liens that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company. The Company and the Company Subsidiaries do not have a fee interest in any real property not used in the ordinary course of their business, except as Previously Disclosed. All buildings and all fixtures, equipment, and other property and assets which are held under leases or subleases by any of the Company or the Company Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, except for instances where the failure to be so enforceable is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company. Each of the Company and the Company Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of each of the Company or any of the Company Subsidiaries, and except for such other Liens as are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company. All such securities are valued on the books of the Company or the Company Subsidiaries in accordance with generally accepted accounting principles.

        (M) LITIGATION; REGULATORY ACTION. Except as disclosed in the Company Financial Reports and except as Previously Disclosed, (1) no litigation, proceeding or controversy ("Litigation") before any court, arbitrator, mediator or Regulatory Authority (as hereinafter defined) is pending against the Company or the Company Subsidiaries which, individually or in the aggregate, has or is reasonably likely to have a Material Adverse Effect on the Company, and, to the Company's knowledge, no such Litigation has been threatened; (2) neither the Company nor any of the Company Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal, state or municipal governmental agency or authority or Self-Regulatory Body (the "Regulatory Authorities") charged with the supervision or regulation of broker-dealers, securities underwriting or trading, stock exchanges, commodities exchanges, investment companies, investment advisers or insurance agents and brokers (including, without limitation, the SEC, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the CFTC, the NYSE, the NASD, the AMEX, the CME, the CBOT, the MSRB, and the Federal Trade Commission) or the supervision or regulation of the Company or any of the Company Subsidiaries; and (3) neither the Company nor any of the Company Subsidiaries has been advised by any such Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission. Previously Disclosed is a true and complete list, as of the date hereof, of all Litigation pending or, to the Company's knowledge, threatened in writing, arising out of any state of facts relating to the sale of investment products by the Company, the Company Subsidiaries or any employees thereof (including, without limitation, equity or debt securities, mutual funds, insurance contracts, annuities, partnership and limited partnership interests, interests in real estate, investment banking services, securities underwritings in which the Company or any Company Subsidiary was a manager, co-manager, syndicate member or distributor, Derivatives Contracts (as hereinafter defined) or structured notes).

        (N) COMPLIANCE WITH LAWS. Except as Previously Disclosed, each of the Company and the Company Subsidiaries:

           (1) in the conduct of its business (including without limitation, municipal securities and NASDAQ market-making activities), is in compliance in all respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, and the rules of all Self-Regulatory Bodies applicable thereto, except for such instances of noncompliance which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company;

           (2) has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own and operate its businesses in all material respects as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to their knowledge, no suspension or cancellation of any of them is threatened or reasonably likely;

           (3) has received no notification or communication from any Regulatory Authority (a) asserting that any of them is not in compliance with any of the statutes, rules, regulations, or ordinances which such Regulatory Authority enforces, or has otherwise engaged in any unlawful business practice which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company, (b) threatening to revoke any license, franchise, permit, seat on any stock or commodities exchange, or governmental authorization which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company, (c) requiring any of them (including any of the Company's or the Company Subsidiary's directors or controlling persons) to enter into any order, decree, agreement, memorandum of understanding or similar arrangement (or requiring the board of directors thereof to adopt any resolution or policy) or (d) restricting or disqualifying the activities of the Company or any of the Company Subsidiaries (except for restrictions generally imposed by rule, regulation or administrative policy on broker-dealers generally);

           (4) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Regulatory Authority against the Company, any Company Subsidiary or any officer, director or employee thereof, except for such investigation, review or disciplinary proceedings which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company;

           (5) is not, nor to the Company's knowledge, is any "affiliated person" (as defined in the Investment Company Act) with it, ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment advisor (or in any other capacity contemplated by the Investment Company Act) to an Investment Company. Neither the Company, nor any "associated person" (as defined in the Investment Advisers Act) thereof, is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as an associated person to a registered investment advisor;

           (6) is not, nor to the Company's knowledge, is any affiliate of any of them, subject to a "statutory disqualification" as defined in Section 3(a)(39) of the Exchange Act or is subject to a disqualification that would be a basis for limitations on the activities, functions or operations of, or suspension or revocation of the registration of any broker-dealer Company Subsidiary as a broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act and, to the Company's knowledge, there is no reasonable basis for, or proceeding or investigation, whether preliminary or otherwise, that is reasonably likely to result in, any such limitations, suspension or revocation;

           (7) is not required to be registered as an investment company, commodity trading advisor, commodity pool operator, futures commission merchant, introducing broker, insurance agent, or transfer agent under any federal, state, local or foreign statutes, laws, rules or regulations;

           (8) in the conduct of its business with respect to employee benefit plans (other than employee benefit plans of the Company contemplated by SECTION 4.01(Q)) subject to Title I of ERISA, has not (a) breached any applicable fiduciary duty under Part 4 of Title I of ERISA which would subject it to liability under Sections 405 or 409 of ERISA, and (b) engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975(c) of the Code which would subject the Company to liability or Taxes under Sections 409 or 501(i) of ERISA or Section 4975(a) of the Code, except for such instances of the foregoing which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company; and

           (9) is not subject to regulation under the Investment Advisers Act or the Investment Company Act. The Company and the Company Subsidiaries are and, except for instances of noncompliance which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company, each of their employees which are or who are required to be registered as a broker-dealer, an investment advisor, a registered representative, an insurance agent or a sales person (or in similar capacity) with the SEC, the securities commission of any state or foreign jurisdiction or any Self-Regulatory Body are duly registered as such and such registrations are in full force and effect. All federal, state, local and foreign registration requirements have been complied with in all material respects and such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete in all material respects. The Company has made available to First Union true and correct copies of (a) each Form G-37/G-38 filed with the MSRB since January 1, 1996, and (b) all records required to be kept by the Company under Rule G-8(a)(xvi) of the MSRB. There has been no contributions or payments, and there is not any other information, that would be required to be disclosed by the Company or any of the Company Subsidiaries under MSRB rules and regulations, except for noncompliance of the foregoing which is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company.

        (O)  MATERIAL CONTRACTS.

           (1) Except as Previously Disclosed, as of the date hereof, neither the Company nor any Company Subsidiary is a party to, or is otherwise bound by, any material contract (as defined in Item 601(b)(10) of Regulation S-K under the Securities Act) to be performed after the date hereof that has not been filed or incorporated by reference in the Company Financial Reports filed on or prior to the date hereof.

           (2) Except as Previously Disclosed, none of the Company or the Company Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits (each, a "Contract"), which default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Neither the Company nor any Company Subsidiary is subject to or bound by any exclusive dealing arrangement or other contract or arrangement containing covenants which limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or which involve any restriction of geographical area in which, or method by which, the Company or any Company Subsidiary may carry on its business (other than as may be required by law or any applicable Regulatory Authority). True and complete copies of all such Previously Disclosed Contracts and all amendments thereto have been supplied or made available to First Union. There are no Contracts between any affiliate of the Company (other than the Company, the Company Subsidiaries, First Union and First Union's affiliates), on the one hand, and the Company or any Company Subsidiary, on the other hand.

           (3) Contracts with Clients. Except for instances of noncompliance with the following representations (SECTION 4.01(O)(3)(A-B)) which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company:

               (a) Each of the Company and the Company Subsidiaries is in compliance with the terms of each Contract with any customer to whom the Company or any Company Subsidiary provides services under any Contract (a "Client"), and each such Contract is in full force and effect with respect to the applicable Client. There are no disputes pending or, to the Company's knowledge, threatened with any Client under the terms of any such Contract or with any former Client. The Company has provided or made available to First Union true and complete copies of the standard form of all advisory, sub-advisory and similar agreements with Clients; and

               (b) Each extension of credit by the Company or any of the Company Subsidiaries to any Client (i) is in full compliance with Regulation T of the Federal Reserve Board or any substantially similar regulation of any Regulatory Authority, (ii) is fully secured, and
           (iii) the Company or a Company Subsidiary, as the case may be, has a first priority perfected security interest in the collateral securing such extension.

        (P) NO BROKERS. All negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it directly with First Union and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment, excluding a fee to be paid to Morgan Stanley & Co. Incorporated, a copy of the engagement letter for which has been provided or made available to First Union.

        (Q)  EMPLOYEE BENEFIT PLANS.

           (1) Previously Disclosed is a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment, "change of control" or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements maintained or contributed to by it or any of the Company Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been supplied or made available to First Union.

           (2) All "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of it and the Company Subsidiaries (the "ERISA Plans"), to the extent subject to ERISA, are in compliance with ERISA in all material respects. Except as Previously Disclosed each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified, under
       Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Internal Revenue Service Revenue Procedure 93-39), and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no pending or, to its knowledge, threatened (in writing) litigation relating to the ERISA Plans. Neither it nor any of the Company Subsidiaries has engaged in a transaction with respect to any ERISA Plan that would subject it or any of the Company Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

           (3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by it or any of the Company Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither it nor any of the Company Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event", within the meaning of
       Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, other than an event contemplated by this Plan, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.

           (4) All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither it nor any of the Company Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

           (5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.

           (6) Neither it nor any of the Company Subsidiaries has any obligations for retiree health and life benefits under any plan, except as Previously Disclosed. Under the terms of the applicable plans, there are no restrictions on the rights of it or any of the Company Subsidiaries to amend or terminate any such plan without incurring any liability under the terms of the applicable plans. In addition, the Company is not aware of any restriction on the rights of it or any of the Company Subsidiaries to amend or terminate any such plan without incurring any liability thereunder under current case law.

           (7) Except as Previously Disclosed, neither the execution and delivery of this Plan nor the consummation of the transactions contemplated hereby will (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of it or any of the Company Subsidiaries under any Compensation and Benefit Plan or otherwise from it or any of the Company Subsidiaries, (b) increase any compensation or benefits otherwise payable under any Compensation and Benefit Plan, or (c) result in any acceleration of the time of payment, funding or vesting of any such compensation or benefit.

        (R) NO KNOWLEDGE. It knows of no reason why the regulatory approvals referred to in SECTION 6.01(B) should not be obtained without the imposition of any condition of the type referred to in the proviso following such
    SECTION 6.01(B).

        (S) LABOR RELATIONS. Each of the Company and the Company Subsidiaries is in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, and any such laws relating to employment discrimination, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters to the extent that non-compliance with any such laws would not be reasonably likely to have a Material Adverse Effect on the Company. None of the Company nor any of the Company Subsidiaries is engaged in any unfair labor practice and there is no unfair labor practice complaint pending or, to the Company's knowledge, threatened against any of the Company or the Company Subsidiaries before the National Labor Relations Board except for such complaints which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company. Neither it nor any of the Company Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of the Company Subsidiaries the subject of a proceeding seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of the Company Subsidiaries, pending or, to the Company's knowledge, threatened, nor is it aware of any activity involving its or any of the Company Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

        (T) INSURANCE. The Company and the Company Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All of the insurance policies, binders, or bonds maintained by the Company or the Company Subsidiaries are in full force and effect; the Company and the Company Subsidiaries are not in default thereunder; and all claims thereunder have been filed in due and timely fashion, in each instance except for cases which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company. Previously Disclosed is a list of all insurance policies maintained by or for the benefit of the Company or the Company Subsidiaries or their directors, officers, employees or agents as of the date hereof.

        (U) AFFILIATES. Except as Previously Disclosed, there is no person who, as of the date of this Plan, may be deemed to be an "affiliate" of the Company (each, an "Affiliate") as that term is used in Rule 145 under the Securities Act.

        (V) STATE TAKEOVER LAWS; ARTICLES OF INCORPORATION. It has taken all necessary action to exempt this Plan, the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Plan, the Stock Option Agreement, and the transactions contemplated hereby and thereby are exempt from, (1) Section 203 of the DGCL (assuming the accuracy of First Union's representations in SECTION 4.02(N)), and (2) any applicable takeover provisions in the Company's Certificate of Incorporation or By-laws.

        (W) NO FURTHER ACTION. It has taken all action so that the entering into of this Plan, the Stock Option Agreement, and the consummation of the transactions contemplated hereby and thereby (including without limitation the Merger) or any other action or combination of actions, or any other transactions, contemplated hereby or thereby do not and will not (assuming the accuracy of First Union's representations in SECTION 4.02(N))(1) require a vote of stockholders (other than the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock on this Plan or on any other actions necessary to facilitate the transactions contemplated hereby), or (2) result in the grant of any rights to any person under the Certificate of Incorporation or Bylaws of the Company or any Company Subsidiary or under any agreement to which the Company or any of the Company Subsidiaries is a party, or (3) restrict or impair in any way the ability of First Union to exercise the rights granted hereunder.

        (X) ENVIRONMENTAL MATTERS. The Company and the Company Subsidiaries have obtained and maintained in effect all licenses, permits and other authorizations required under all applicable laws, regulations and other requirements of governmental or regulatory authorities relating to pollution or to the protection of the environment ("Environmental Laws") and is in compliance in all material respects with all Environmental Laws and with all such licenses, permits and authorizations, except in instances where the failure to obtain or maintain such licenses, permits and other authorizations is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company. It has not received notice of liability to any person, governmental entity or Business Entity under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 ET SEQ. or any other Environmental Laws with respect to real property owned or leased by the Company or the Company Subsidiaries.

        (Y) TAXES. Except as Previously Disclosed and except as disclosed in the Company Financial Reports, (1) all material reports and returns with respect to Taxes (as defined below) and tax related information reporting requirements that are required to be filed by or with respect to it or the Company Subsidiaries, including without limitation consolidated federal income tax returns of it and the Company Subsidiaries (collectively, the "Company Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, and such Company Tax Returns were true, complete and accurate in all respects, except for such failures to be true, complete and accurate which are not likely, individually or in the aggregate, to have a Material Adverse Effect on the Company, (2) all taxes (which shall mean federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, premium, recording, documentary, documentary stamps, real estate transfer, transfer, back-up withholding or similar taxes, together with any interest, additions, or penalties with respect thereto, imposed on the income, properties or operations of it or the Company Subsidiaries, together with any interest in respect of such additions or penalties, collectively the "Taxes") shown to be due on the Company Tax Returns have been paid in full or have been adequately reserved against on the books of the Company or the Company Subsidiaries, (3) the statute of limitations on assessment or collection of any federal or state income taxes due from the Company or the Company Subsidiaries has expired for all taxable years of the Company and the Company Subsidiaries through December 31, 1994, (4) all Taxes due with respect to completed and settled examinations have been paid in full, (5) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Company Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect on the Company, except as reserved against in the Company

    Financial Reports prior to the date of this Plan, (6) none of the Company, the Company Subsidiaries, First Union or any direct or indirect subsidiary of First Union, as a consequence of the Company's actions prior to the Effective Time, will be obligated to make a payment to an individual that would be a "parachute payment" as such term is defined in Section 280G of the Code without regard to whether such payment is to be performed in the future, (7) neither the Company nor any of the Company Subsidiaries will be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Effective Time, to include any adjustment under
    Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Effective Date, or (B) any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Date, (8) neither the Company nor any of the Company Subsidiaries has, since September 13, 1995, been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than a group of which the Company or Kemper Corporation, a Delaware corporation, was the common parent, and
    (9) since September 13, 1995, no closing agreements, private letter rulings, technical advance memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of the Company Subsidiaries.

        (Z) ACCURACY OF INFORMATION. The statements with respect to the Company and the Company Subsidiaries contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of it pursuant to the terms of this Plan are true and correct in all material respects.

        (AA) DERIVATIVES. All exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other similar arrangement, whether entered into for the Company's account, or for the account of one or more of the Company Subsidiaries or their customers (except for transactions entered into by the Company or the Company Subsidiaries on listed options effected on an agency basis for customers), were entered into (1) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (2) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or Company Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect, except to the extent the failure of any of the foregoing is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company. Neither the Company nor a Company Subsidiary, nor to the Company's knowledge any other party thereto, is in material breach of any of its obligations under any such agreement or arrangement except for such instances which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company. As of their respective dates, the Company's Financial Reports disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with generally accepted accounting principles and, since December 31, 1998, there has not been a change in such value that, individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect on the Company.

        (BB) ACCOUNTING CONTROLS. Each of the Company and the Company Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, that all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to broker-dealers or any other criteria applicable to such statements.

        (CC) PROPRIETARY RIGHTS. The Company and the Company Subsidiaries have the right to use the names, servicemarks, trademarks and other intellectual property (collectively, "Intellectual Property") material to the conduct of their business, all such Intellectual Property has been Previously Disclosed, such right of use is free and clear of any Liens and no other person has the right to use any such Intellectual Property except for instances which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company.

        (DD) REORGANIZATION. It is aware of no reason why the Merger would fail to qualify as a reorganization under Section 368(a) of the Code.

        (EE)  INVESTMENT ADVISORY ACTIVITIES.

           (1) None of the Company Subsidiaries provide investment management, investment advisory, sub-advisory, administration, distribution or certain other services to persons registered or, to the Company's knowledge, required to be registered under the Investment Company Act.

           (2) Except as Previously Disclosed, none of the Company or any Company Subsidiary is or has been during the past five years an "investment adviser" within the meaning of the Investment Advisers Act, required to be registered, licensed or qualified as an investment advisor under the Investment Advisers Act or subject to any material liability or disability by reason of any failure to be so registered, licensed or qualified, except for any such failure to be so registered, licensed or qualified that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company.

           (3) The Company and the Company Subsidiaries have in all material respects operated each of its investment accounts for which it has investment discretion in accordance with the investment objectives and guidelines in effect for each such investment account, except when lack of compliance would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company.

        (FF) COMPANY RIGHTS AGREEMENT. The Company has duly adopted an amendment to the Company Rights Agreement in the form of EXHIBIT D, as a result of which neither First Union nor any affiliate or associate of First Union will become an "Acquiring Person" and no "Distribution Date" (as such terms are defined in the Company Rights Agreement) will occur, and the rights issued under the Company Rights Agreement will not become separable, distributable, unredeemable or exercisable as a result of the approval, execution or delivery of this Plan, the Stock Option Agreement or the consummation of the transactions contemplated hereby or thereby and the Company Rights will expire at the Effective Time.

        (GG) YEAR 2000. The Company has adopted a plan of reprogramming and testing (the "Y2K Plan") for the purpose of assuring that all computer software and hardware developed or currently used by the Company and the Company Subsidiaries will be capable of providing uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 and date-dependent data in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates and date-dependent data as of the date hereof (such functionality, "Y2K Compliant"). A true and complete copy of the Y2K Plan has been made available to First Union, and the Company is in the process of effecting the Y2K Plan in accordance with the schedule provided for therein, except for instances which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company. To the knowledge of the Company, all such mission-critical software and hardware will be reprogrammed or replaced and tested and will be Y2K Compliant within the times provided for in the Y2K Plan and incurring the costs to implement the Y2K Plan is not reasonably likely to have a Material Adverse Effect on the Company.

    4.02. FIRST UNION REPRESENTATIONS AND WARRANTIES. First Union hereby represents and warrants to the Company, as follows:

        (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to First Union and the FUNC Subsidiary are true and correct.

        (B) CORPORATE AUTHORITY. This Plan has been authorized by all necessary corporate action of First Union and the FUNC Subsidiary and is a valid and binding agreement of it enforceable against First Union and the FUNC Subsidiary in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        (C) NO DEFAULTS. Subject to the required approval of the Federal Reserve Board, and any required filings under federal and state securities and insurance laws, and the approvals of the NYSE and the other securities exchanges referred to in SECTION 4.01(G), of the Merger and the other transactions contemplated hereby, the execution, delivery and performance of this Plan, and the consummation of the transactions contemplated hereby by it, does not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its subsidiaries or to which it or any of its subsidiaries or properties is subject or bound, which breach, violation or default is reasonably likely to have a Material Adverse Effect on First Union, (2) constitute a breach or violation of, or a default under, its Articles of Incorporation, Charter or Bylaws, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, or the consent or approval of any other party to any such agreement, indenture or instrument other than such consent or approval, which if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on First Union.

        (D) FINANCIAL REPORTS. Its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and all other documents filed or to be filed subsequent to December 31, 1998, under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the "First Union Financial Reports"), did not and will not as of their respective dates contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the First Union Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the First Union Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied to banks and bank holding companies during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements. First Union has provided the Company true and complete copies of First Union's Articles of Incorporation and By-laws and the First Union Rights Agreement, in each case as in effect on the date hereof.

        (E) NO EVENTS. Since December 31, 1998, except as Previously Disclosed or as specifically contemplated by this Plan, there has not been (1) any event, occurrence, development or state of circumstances or facts which has had or would reasonably be expected to constitute or result in a Material Adverse Effect on First Union, or (2) any event, occurrence, development or state of circumstances or facts which would result in a violation of the covenants set forth in ARTICLE III of this Plan had such events, occurrences, developments or state of circumstances or facts occurred after the date hereof.

        (F) NO BROKERS. All negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it directly with the Company and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment.

        (G) NO KNOWLEDGE. It is aware of no reason why (1) the regulatory approvals referred to in SECTION 6.01(B) should not be obtained without the imposition of any condition of the type referred to in the proviso following such SECTION 6.01(B) and (2) the Merger would fail to qualify as a reorganization under Section 368(a) of the Code.

        (H) SHARES AUTHORIZED. The shares of First Union Common Stock to be issued in exchange for shares of Company Common Stock upon consummation of the Merger in accordance with ARTICLE II of this Plan, have been duly authorized and, when issued in accordance with the terms of this Plan, and in the case of shares issued upon the exercise of such Options, the related stock option plan, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

        (I) ORGANIZATION, STANDING AND AUTHORITY. Each of First Union and its material subsidiaries (including, but not limited to, the FUNC Subsidiary) is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on First Union. Each of First Union and its subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on First Union.

        (J) CORPORATE POWER. Each of First Union, its material subsidiaries and the FUNC Subsidiary has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all its material properties and assets except for cases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on First Union.

        (K) ACCURACY OF INFORMATION. The statements with respect to First Union and the FUNC Subsidiary contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of First Union pursuant to the terms of this Plan are true and correct in all material respects.

        (L) LITIGATION; REGULATORY ACTION. No Litigation is pending against First Union or any of its subsidiaries before any court, arbitrator, mediator or Regulatory Authority which, individually or in the aggregate, has or is reasonably likely to have a Material Adverse Effect on First Union and, to its knowledge, no such Litigation has been threatened; and neither it nor any of its subsidiaries or any of its or their properties or their officers, directors or controlling persons is a party to or is the subject of any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authorities, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on First Union and neither it nor any of its subsidiaries has been advised by any Regulatory Authorities that any such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

        (M) YEAR 2000. First Union has adopted a Y2K Plan for the purpose of assuring that all computer software and hardware developed or currently used by First Union and its subsidiaries will be Y2K Compliant. To First Union's knowledge, all such software and hardware will be reprogrammed or replaced and tested and will be Y2K Compliant within the times provided for in the Y2K Plan and incurring the costs to implement the Y2K Plan is not reasonably likely to have a Material Adverse Effect on First Union.

        (N) OWNERSHIP OF COMPANY COMMON STOCK. Neither First Union, nor any of its subsidiaries, or to First Union's knowledge, affiliates or associates (as such terms are defined under the Exchange Act), beneficially owns directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, more than 1% of the outstanding shares of Company Common Stock (other than shares held in a bona fide fiduciary or investment advisory capacity).

        (M) FIRST UNION RIGHTS AGREEMENT. As a result of the consummation of the transactions contemplated by this Plan, neither the Company nor any affiliate or associate of the Company will become an "Acquiring Person" and no "Distribution Date" (as such terms are defined in the First Union Rights Agreement) will occur, and the rights issued under the First Union Rights Agreement will not become separable, distributable, unredeemable or exercisable as a result of the approval, execution or delivery of this Plan or the consummation of the transactions contemplated hereby.

V.  COVENANTS.

    The Company hereby covenants to First Union, and First Union hereby covenants to the Company, as applicable, that:

    5.01. EFFORTS. Subject to the terms and conditions of this Plan, it shall, and shall cause its subsidiaries to, use reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as reasonably practicable and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with each other to that end (it being understood that any amendments to the Registration Statement (as hereinafter defined) or a resolicitation of proxies as a consequence of an acquisition agreement by First Union or any of its subsidiaries shall not violate this covenant). Without limiting the generality of the foregoing, the Company agrees to use its commercially reasonable efforts, and to cause the Company Subsidiaries to use commercially reasonable efforts, to obtain (A) any consents of Clients necessary in connection with the "assignment" of the Contracts pursuant to which the Company or any Company Subsidiary provides investment advisory, sub-advisory or management services to a Client within the meaning of the Investment Advisers Act ("Advisory Agreements") resulting from the consummation of the Merger; provided that First Union agrees that other than with respect to any Advisory Agreement which by its terms expressly requires written consent to its assignment, effective consent to such "assignment" of an Advisory Agreement may be obtained for all purposes hereunder and under applicable law by requesting written consent from the Client and informing such Client of (1) the intention to complete the Merger, which may result in a deemed assignment of such Advisory Agreement, (2) the Company's intention to continue the advisory services pursuant to the existing Advisory Agreement with such Client after the Effective Date if such Client does not terminate such agreement prior to the Effective Date, and (3) that the consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for at least 40 days after receipt of such notice without termination, and (B) the consent or approval of all persons party to a Contract with the Company, to the extent such consent or approval is required in order to consummate the Merger and for the Continuing Corporation to receive the benefits thereof.

    5.02. COMPANY PROXY/REGISTRATION STATEMENT; STOCKHOLDER APPROVAL. The Company and First Union shall prepare a proxy statement/prospectus (the "Proxy Statement") to be mailed to the holders of Company Common Stock in connection with the transactions contemplated hereby and to be filed by

First Union in a registration statement (the "Registration Statement") with the SEC. The Company shall call a special meeting (the "Meeting") of the holders of Company Common Stock to be held as soon as practicable for purposes of voting upon the approval of this Plan and the Company shall use its reasonable best efforts to solicit and obtain votes of the holders of Company Common Stock in favor of the approval of this Plan, and the Board of Directors of the Company shall recommend approval of this Plan by such holders, subject to the directors' fiduciary duties under applicable laws and the provisions of SECTION 5.07.

    5.03. REGISTRATION STATEMENT; COMPLIANCE WITH SECURITIES LAWS. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by or on behalf of the Company relating to the Company or the Company Subsidiaries and by or on behalf of First Union relating to First Union or its subsidiaries, (A) will comply in all material respects with the provisions of the Securities Act and the Exchange Act and any other applicable statutory or regulatory requirements, and (B) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; PROVIDED, HOWEVER, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by or on behalf of such other party specifically for use in the Registration Statement.

    5.04. REGISTRATION STATEMENT EFFECTIVENESS. First Union will advise the Company, promptly after First Union receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed (after providing drafts in advance to the Company and its counsel for review and comment), of the issuance of any stop order or the suspension of the qualification of the First Union Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

    5.05. PRESS RELEASES. The Company will not, without the prior approval of First Union (which approval shall not be unreasonably withheld or delayed), and First Union will not, without the prior approval of the Company (which approval shall not be unreasonably withheld or delayed), issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law.

    5.06. ACCESS; INFORMATION. (A) Subject to applicable law and any binding confidentiality agreement, upon reasonable notice, the Company and First Union shall afford the other party and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Date, to all of its properties, books, contracts, data processing system files, commitments and records and, during such period, and upon request shall furnish promptly to the other party
(1) a copy of each material report, schedule and other document filed by it and its subsidiaries with any Regulatory Authority, and (2) all other information concerning the business, properties and personnel of it and its subsidiaries as the other party may reasonably request, PROVIDED that no investigation pursuant to this SECTION 5.06 shall affect or be deemed to modify or waive any representation or warranty made by the parties or the conditions to the obligations of the parties to consummate the transactions contemplated by this Plan; and (B) First Union will not use any information obtained pursuant to this
SECTION 5.06 for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, if this Plan is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in the confidentiality provisions contained in the Confidentiality Agreement between the Company and First Union, dated as of April 21, 1999 (the "Confidentiality Agreement")).

    5.07. ACQUISITION PROPOSALS. In the case of the Company, it shall not, and it shall cause the Company Subsidiaries not to, solicit or encourage inquiries or proposals with respect to, or furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, the Company or any of the Company Subsidiaries or any merger or other business combination with the Company or any of the Company Subsidiaries (an "Acquisition Proposal") other than as contemplated by this Plan; it shall instruct its and the Company Subsidiaries' officers, directors, agents, advisors and affiliates to refrain from taking any action that would violate or conflict with any of the foregoing; and it shall notify First Union immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, the Company or any of the Company Subsidiaries. However, if the Company is not otherwise in breach or violation of this SECTION 5.07, until the stockholder approval contemplated by SECTION 6.01(A) shall have been obtained, the Company Board of Directors may, directly or indirectly through representatives: (a) provide information to and request information from a person (a "Bidder") that submits, after the date hereof, a bona fide Acquisition Proposal that the Company Board of Directors in good faith determines is reasonably likely to constitute a Superior Proposal (as hereinafter defined), and engage in discussions with the Bidder for the sole purpose of ascertaining whether such Acquisition Proposal is in fact a Superior Proposal; and (b) engage in negotiations or discussions concerning such Acquisition Proposal, if the Company Board of Directors determines in good faith, after consultation with and based on the advice of outside counsel and a nationally recognized financial advisor that such Acquisition Proposal constitutes a Superior Proposal. For purposes of this Plan, a "Superior Proposal" means an Acquisition Proposal made by a third party which, in the good faith judgment of the Company Board of Directors, taking into account, to the extent deemed appropriate by the Company Board of Directors, the various legal, financial and regulatory aspects of the proposal and the person making such proposal, (x) if accepted, is reasonably likely to be consummated, and (y) if consummated, is reasonably likely to result in a more favorable transaction than the transaction contemplated hereunder considering, among other things, and to the extent deemed appropriate in good faith by the Company Board of Directors, the long-term prospects and interests of the Company and its stockholders and other relevant constituencies. The Company shall immediately notify First Union of the receipt of any Acquisition Proposal and shall promptly notify First Union of any significant actions taken or other developments related thereto. The Company also agrees immediately to cease and to cause to be terminated any activities, discussions or negotiations conducted on or prior to the date of this Plan with any parties other than First Union, with respect to any of the foregoing.

    5.08. BLUE-SKY FILINGS. In the case of First Union, it shall use its reasonable best efforts to obtain all necessary state securities laws or "blue sky" permits and approvals, PROVIDED that First Union shall not be required by virtue thereof to submit to general jurisdiction in any state.

    5.09. STATE TAKEOVER LAWS; ARTICLES OF INCORPORATION. It shall not take any action that would cause the transactions contemplated by this Plan to be subject to any state takeover statute applicable to such party and shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan from (A) any applicable state takeover law, as now or hereafter in effect, and (B) any applicable takeover provisions in the its Certificate of Incorporation or By-laws.

    5.10. AFFILIATE AGREEMENTS. In the case of the Company, it will use reasonable efforts to cause each person who may be deemed to be an Affiliate of the Company (other than the KSOP) to execute and deliver to First Union on or before the mailing of the Proxy Statement for the Meeting an agreement in the form attached hereto as EXHIBIT E restricting the disposition of the shares of First Union Common Stock to be received by such Affiliate in exchange for such Affiliate's shares of Company Common Stock.

    5.11. SHARES LISTED. In the case of First Union, it shall use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, upon official notice of issuance, the shares of First Union

Common Stock (and related First Union Rights) to be issued to the holders of Company Common Stock pursuant to this Plan.

    5.12. REGULATORY APPLICATIONS. In the case of First Union, subject to the cooperation of the Company, (A) it shall promptly prepare and submit applications to the appropriate Regulatory Authorities for approval of the Merger, and (B) promptly make all other appropriate filings to secure all other approvals, consents and rulings which are necessary for the consummation of the Merger by First Union. First Union will provide copies of such applications and responses to the Company and its counsel prior to submitting such applications and responses to the applicable Regulatory Authorities to permit the Company and such counsel to comment thereon. In the case of the Company, it agrees, upon request, to furnish First Union with information concerning itself, the Company Subsidiaries, its and their directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any filing, notice or application made by or on behalf of First Union or any of its subsidiaries in connection with the Merger and the other transactions contemplated in this Plan.

    5.13.  CURRENT INFORMATION.

        (A) During the period from the date of this Plan to the Effective Time, each of the Company and First Union shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other.

        (B) The Company shall promptly notify First Union of (1) any material change in the business or operations of the Company or any Company Subsidiary, (2) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority relating to the Company or any Company Subsidiary, (3) the institution or the threat of material Litigation involving or relating to the Company or any Company Subsidiary, or (4) any event or condition that might be reasonably expected to cause any of the Company's representations or warranties set forth herein not to be true and correct as of the Effective Time or prevent the Company from fulfilling its obligations hereunder; and in each case shall keep First Union informed with respect thereto.

        (C) First Union shall notify the Company of (1) any event or condition that might reasonably be expected to cause any of First Union's representations or warranties set forth herein not to be true and correct as of the Effective Date or prevent First Union from fulfilling its obligations hereunder, (2) the institution or the threat of material Litigation involving or relating to First Union, and (3) notify the Company immediately of any denial of any application filed by First Union with any Regulatory Authority with respect to this Plan, and in each case shall keep the Company informed with respect thereto.

    5.14.  RETENTION PROGRAM.

        (A) RETENTION POOL. At the Effective Time, First Union will establish a retention pool (the "Retention Pool"), consisting of the number of restricted shares of First Union Common Stock equal to $87 million divided by the Average Market Price, to be used to retain key employees of the Company. The individuals eligible for inclusion in the Retention Pool and the respective allocations will be determined by the Chief Executive Officer of the Company, in consultation with and subject to the prior approval of First Union, prior to the Effective Time.

        (B) VESTING. The restricted shares of First Union Common Stock in the Retention Pool shall vest, and shall be issued to the participants in the Retention Pool then eligible to receive such shares, in the installments as set forth in ANNEX B hereto. Such shares shall vest pursuant to the terms set forth on ANNEX B.

        (C) ELIGIBILITY. Eligibility to participate in the Retention Pool shall require an individual to be employed by First Union as of the dates and subject to the terms and conditions set forth in such ANNEX B.

        (D) ADJUSTMENT. If an employee of the Company who has been selected to participate in the Retention Pool shall forfeit the right to receive the restricted shares of First Union Common Stock thereunder, as set forth in ANNEX B, the restricted shares of First Union Common Stock allocated to that individual shall be cancelled and the number of restricted shares of First Union Common Stock in the Retention Pool shall be adjusted accordingly.

    5.15.  INDEMNIFICATION/LIABILITY COVERAGE.

        (A) For six years after the Effective Date, First Union shall cause the Continuing Corporation to, indemnify, defend and hold harmless the present and former directors, officers and employees of the Company and the Company Subsidiaries (each, an "Indemnified Party") against all liabilities arising out of actions or omissions occurring at or prior to the Effective Date (including, without limitation, the transactions contemplated by this Plan) to the extent such persons are indemnified under the DGCL and the Company's Certificate of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation.

        (B) First Union shall use its reasonable best efforts to maintain the Company's existing directors' and officers' liability insurance policy (or a policy, including First Union's existing policy, providing comparable coverage amount on terms no less favorable) covering persons who are currently covered by such insurance for a period of six years after the Effective Date; PROVIDED, that First Union shall not be obligated to make an annual premium payment in respect of such policy (or replacement policy) which exceeds, for the portion related to the Company's directors and officers, 200% of the annual premium payment on the Company's current policy in effect as of the date of this Plan; PROVIDED, FURTHER, that if such coverage can only be obtained upon the payment of an annual premium in excess of 200% of the annual premium payment of the Company's current policy, First Union shall obtain such coverage as can reasonably be obtained by paying a premium of 200% of the annual premium payment of the Company's current policy in effect as of the date of this Plan.

        (C)  Any Indemnified Party wishing to claim indemnification under
    SECTION 5.15(A), upon learning of such claim, action, suit, proceeding or investigation, shall promptly notify First Union thereof; PROVIDED, that the failure so to notify shall not affect the obligations of First Union and the Continuing Corporation under SECTION 5.15(A) (unless such failure materially increases First Union's liability under such Section). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Date), (1) First Union or the Continuing Corporation shall have the right to assume the defense thereof, if it so elects, and First Union or the Continuing Corporation shall pay all reasonable fees and expenses of counsel for the Indemnified Parties promptly as statements therefor are received; PROVIDED, HOWEVER, that First Union shall be obligated pursuant to this subsection (C) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction for any single action, suit or proceeding or any group of actions, suits or proceedings arising out of or related to a common body of facts, (2) the Indemnified Parties will cooperate in the defense of any such matter, and (3) First Union shall not be liable for any settlement effected without its prior written consent.

    5.16. DIVIDEND COORDINATION. The Company shall coordinate with First Union regarding the record dates for any dividends in respect of Company Common Stock and First Union Common Stock, it being the intention of the parties that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock and the First Union Common Stock that they receive in the Merger.

    5.17.  NO RIGHTS TRIGGERED.

        (A) It shall take all reasonable steps necessary to ensure that the entering into this Plan and the consummation of the transactions contemplated hereby and any other action or combination of actions contemplated hereby and thereby do not and will not result in the grant of any Rights to any person under its Certificate of Incorporation or By-laws.

        (B) The Company shall take all actions necessary or required to ensure that the entering into this Plan and the consummation of the transactions contemplated hereby will not cause First Union or any affiliate or associate of First Union to become an "Acquiring Person" for purposes of the Company Rights Agreement, and a "Distribution Date" under the Company Rights Agreement will not occur, and the rights issued under the Company Rights Agreement will not become separable, distributable, unredeemable or exercisable.

    5.18. EXEMPTION FROM LIABILITY UNDER SECTION 16(B). Assuming that the Company delivers to First Union the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of First Union, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by the Company Insiders (as defined below) of First Union Common Stock in exchange for shares of Company Common Stock, and of options to purchase shares of First Union Common Stock upon conversion of Company Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) and Rule 16b-3 under the Exchange Act. "Section 16 Information" shall mean relevant information accurate in all respects regarding the Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and expected to be exchanged for First Union Common Stock in the Merger, and the number and description of Company Options held by each such Company Insider and expected to be converted into options to purchase First Union Common Stock in connection with the Merger. "Company Insiders" shall mean those officers and directors of the Company who with respect to Company Common Stock are, and upon the Merger shall with respect to First Union Common Stock become, subject to the reporting requirements of
Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

VI.  CONDITIONS TO CONSUMMATION OF THE MERGER.

    6.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of First Union and the Company to consummate the Merger is subject to the fulfillment or written waiver by First Union and the Company prior to the Effective Time of each of the following conditions:

        (A) STOCKHOLDER APPROVALS. This Plan and the Merger shall have been duly adopted by the requisite vote of the stockholders of the Company.

        (B) REGULATORY APPROVALS. All regulatory approvals required to consummate the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which would reasonably be expected to (1) following the Effective Time, have a Material Adverse Effect on the Company and the Company Subsidiaries (treating them collectively as a corporate organization) or (2) adversely affect First Union and its subsidiaries in a material way.

        (C) NO INJUNCTION. No Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Plan.

        (D) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        (E) BLUE SKY APPROVALS. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of First Union Common Stock to be issued in the Merger shall have been received and be in full force and effect.

        (F) LISTING. The shares of First Union Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

    6.02. CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Effective Time of each of the following conditions:

        (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties of First Union set forth in this Plan shall be true and correct in all material respects as of the date of this Plan and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Plan or some other date shall be so true and correct as of such date), and the Company shall have received a certificate, dated the Effective Date, signed on behalf of First Union by an executive officer of First Union to such effect.

        (B) PERFORMANCE OF OBLIGATIONS OF FIRST UNION. First Union shall have performed in all material respects all obligations required to be performed by it under this Plan at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of First Union by an executive officer of First Union to such effect.

        (C) OPINION OF THE COMPANY'S TAX COUNSEL. The Company shall have received an opinion of Simpson Thacher & Bartlett, special counsel to the Company, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a "reorganization" within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by stockholders of the Company who receive shares of First Union Common Stock in exchange for shares of Company Common Stock, except with respect to cash received in lieu of fractional share interests. In rendering its opinion, Simpson Thacher & Bartlett, may require and rely upon representations contained in letters from the Company and First Union.

    6.03. CONDITIONS TO OBLIGATION OF FIRST UNION. The obligation of First Union to consummate the Merger is also subject to the fulfillment or written waiver by First Union prior to the Effective Time of each of the following conditions:

        (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Plan shall be true and correct in all material respects as of the date of this Plan and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Plan or some other date shall be so true and correct as of such date), and First Union shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

        (B) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Plan at or prior to the Effective Time, and First Union shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

        (C) OPINION OF FIRST UNION'S TAX COUNSEL. First Union shall have received an opinion of Sullivan & Cromwell, counsel to First Union, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a reorganization under Section 368(a) of the Code. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from the Company and First Union.

        (D) ACCOUNTANTS' LETTERS. Deloitte & Touche LLP, independent auditors for the Company, shall have delivered to First Union letters, dated the date of or shortly prior to (A) the mailing of the Proxy Statement, and (B) the Effective Date, in form and substance reasonably satisfactory to First Union, with respect to the Company's consolidated financial position and results of operations, which letters shall be based upon "agreed upon procedures" undertaken by such firm in accordance with the Statement on Financial Accounting Standards No. 72.

        (E) EMPLOYMENT AGREEMENTS. At least two of the employment agreements referred to in RECITAL (F) of this Plan (one of which shall be James R. Boris) shall be in effect (other than as a consequence of death or disability).

VII.  TERMINATION.

    This Plan may be terminated prior to the Effective Date, either before or after receipt of required stockholder approvals:

    7.01. MUTUAL CONSENT. By the mutual consent of First Union and the Company.

    7.02. BREACH. By First Union or the Company, in the event of (A) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, or (B) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach (provided that a party may terminate this Plan pursuant to this SECTION 7.02 only with respect to a breach or breaches that would permit such party not to consummate the Merger under the standards set forth in SECTION 6.02(A) or (B) or SECTION 6.03(A) or (B), as the case may be).

    7.03. DELAY. By First Union or the Company, in the event that the Merger is not consummated by December 31, 1999; provided that the terminating party is not then in material breach of this Plan; provided further, to the extent such delay directly results from First Union's participation in an acquisition transaction not contemplated by this Plan, First Union may not terminate the Plan hereunder during such delay.

    7.04. NO STOCKHOLDER APPROVAL. By the Company or First Union, in the event that any stockholder approval contemplated by SECTION 6.01(A) is not obtained at the Meeting, including any adjournment or adjournments thereof.

    7.05. FAILURE TO RECOMMEND, ETC. At any time prior to the stockholder approval contemplated by SECTION 6.01(A), by First Union if (A) the Company Board of Directors shall have failed to make its recommendation referred to in
SECTION 5.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of First Union (whether in accordance with SECTION 5.07 or otherwise) or (B) the Company's Board of Directors participates in (or authorizes the participation in) negotiations described in SECTION 5.07(B).

    7.06. SUPERIOR PROPOSAL. At any time prior to the stockholder approval contemplated by SECTION 6.01(A), by the Company upon three business days written notice to First Union if (i) the Company is not then in violation of SECTION 5.07, and (ii) the Company Board of Directors contemporaneously with the effectiveness of such termination is entering into definitive binding documentation giving effect to a Superior Proposal.

VIII.  OTHER MATTERS.

    8.01. SURVIVAL. If the Effective Date occurs, all representations, warranties, agreements and covenants contained in this Plan, except for SECTIONS 5.14, 5.15, 8.04 and 8.09, shall not survive the Effective Date. If this Plan is terminated prior to the Effective Date, the agreements and representations of the parties in SECTIONS 4.01(Q) and 4.02(E), SECTION 5.06(B), and SECTIONS 8.01, 8.03, 8.04, 8.05, 8.06, 8.07, 8.09, 8.11 and 8.12 shall survive such termination.

    8.02. WAIVER; AMENDMENT. Prior to the Effective Date, subject to compliance with applicable law and SECTION 1.04, any provision of this Plan may be (A) waived in writing by the party benefiting by the provision, or (B) amended or modified at any time by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after adoption of this Plan by the stockholders of the Company, no such amendment or modification may be made which by law or in accordance with the rules of any relevant stock exchange required further approval by such stockholders without such further approval.

    8.03. COUNTERPARTS. This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each party hereto.

    8.04. GOVERNING LAW. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of North Carolina, except, in the case of the Company, the FUNC Subsidiary and the Merger, to the extent that the DGCL is applicable.

    8.05. EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby, except Proxy Statement printing, filing, mailing and solicitation expenses which shall be shared equally between the Company and First Union.

    8.06. CONFIDENTIALITY. Each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed in accordance with the terms of the Confidentiality Agreement pertaining to confidentiality.

    8.07. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  If to First Union,
                 to:  First Union Corporation
                      One First Union Center
                      Charlotte, North Carolina 28288-0013
                      Telecopy Number: (704)374-3425

                      Attention: Edward E. Crutchfield
                      Chairman and Chief Executive Officer

            Copy to:  First Union Corporation
                      One First Union Center
                      Charlotte, North Carolina 28288-0013
                      Telecopy Number: (704)374-3425

                      Attention: Marion A. Cowell, Jr.
                      General Counsel

  If to the Company,
                 to:  EVEREN Capital Corporation
                      77 West Wacker Drive
                      Chicago, Illinois 60601-1694
                      Telecopy Number: 312/574-6959

                      Attention: James R. Boris
                      Chairman and Chief Executive Officer

                      and Janet L. Reali
                      General Counsel

            Copy to:  Simpson Thacher & Bartlett
                      425 Lexington Avenue
                      New York, New York 10017
                      Telecopy Number: 212/455-2502

                      Attention: Charles I. Cogut and
                      Mario A. Ponce

    8.08. DEFINITIONS. Any term defined anywhere in this Plan shall have the meaning ascribed to it for all purposes of this Plan (unless expressly noted to the contrary). In addition:

        (A) the term "Material Adverse Effect", when applied to a party, shall mean an event, occurrence or circumstance (including, without limitation, any breach of a representation or warranty contained herein by such party) which (1) has a material adverse effect on the financial condition, results of operations, or business of such party and its subsidiaries, taken as a whole, or (2) would materially impair any party's ability to timely perform its obligations under this Plan or the consummation of any of the transactions contemplated hereby; PROVIDED, that a Material Adverse Effect with respect to a party shall not include (x) events, occurrences or circumstances relating to, arising out of or resulting from the departure of securities professionals of the Company or the Company Subsidiaries to the extent such departures can reasonably be demonstrated to arise from this Plan or the transactions contemplated hereby, or (y) events or conditions generally affecting the securities or banking industry or effects resulting from general economic conditions (including changes in interest rates), changes in accounting practices or changes to statutes, regulations or regulatory policies, that do not have a materially more adverse effect on such party than that experienced by similarly situated financial services companies;

        (B) the term "individually or in the aggregate" as used in ARTICLE IV of this Plan includes all events, occurrences and circumstances described in any paragraph of ARTICLE IV, and is not linked to any specific paragraph;

        (C) the term "Previously Disclosed" by a party shall mean information set forth in a Schedule, correspondingly enumerated to the representation, warranty or covenant to which it relates (which information shall also be deemed to apply to any other representation, warranty or covenant to which such information reasonably appears on its face to be relevant), that is delivered by such party to the other party contemporaneously with the execution of this Plan and specifically designated as information "Previously Disclosed" pursuant to this Plan (it being understood that notwithstanding any other provision herein such information shall be disclosed in light of the particular standard of "materiality" set forth in the representation, warranty or covenant to which such information relates);

        (D) the term "Rights" means securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock (and shall include stock appreciation rights); and

        (E) the term "the date hereof", "the date of this Plan" or similar references means April 25, 1999.

    8.09. ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Plan and all schedules hereto represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersede any and all other oral or written agreements heretofore made. Nothing in this Plan, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan, except that Section 5.16 is intended to confer on the persons named therein those rights expressly stated in such Section.

    8.10.  BENEFIT PLANS.

        (A) As soon as administratively practicable after the Effective Time, employees of the Company or the Company Subsidiaries immediately prior to the Effective Time who remain employed with First Union or its subsidiaries following the Effective Time (the "Continued Employees") shall be generally entitled to participate in the pension, benefit, welfare, incentive compensation, sick pay, vacation, fringe benefit and similar plans of First Union on substantially the same terms and conditions applied to employees of First Union and its subsidiaries. For the purpose of determining eligibility to participate in such plans and the vesting of benefits under such plans (but not for the accrual of benefits under such plans), First Union shall give effect to years of service with the Company or the Company Subsidiaries, as the case may be, as if such service had been with First Union or its subsidiaries.

        (B) First Union shall honor in accordance with their terms all individual compensation contracts Previously Disclosed, the Employment Agreements entered into by First Union with the individuals set forth on ANNEX A, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under any of the Compensation and Benefit Plans.

        (C) SEVERANCE. During the period commencing at the Effective Time and ending on the first anniversary thereof, First Union shall provide severance benefits to Continued Employees (including those who transfer to First Union or its subsidiaries) who terminate employment subsequent to the Effective Time but prior to the first anniversary thereof in accordance with the formulae used to determine the duration (or equivalent lump sum value) of salary continuation under the severance policies covering such employees as of the date hereof, but utilizing the policies, procedures and practices First Union uses under its severance plan. At the discretion of First Union, such benefits may be provided under the First Union severance plan. No employees, including Continued Employees who transfer to First Union or its subsidiaries, shall be entitled to any severance benefits pursuant to this provision unless their employment with such entity is terminated prior to the first anniversary of the Effective Date. If the Continued Employees terminate employment after the first anniversary of the Effective Date, they will be entitled to severance benefits, if any, in accordance with the provisions of First Union's then current severance plan. For the purposes of determining the applicability of this SECTION 8.10(C) only, the date of an employee's termination will be defined as the date the affected employee is given formal written notification his or her job will be eliminated under the terms of the First Union severance plan.

        (D) CERTAIN EMPLOYEE AGREEMENTS. Neither the Company nor any of the Company Subsidiaries shall terminate the employment of any employee identified on ANNEX A hereto (each, an "Identified Employee") without the prior written consent of First Union and, subject to the terms and conditions of this Plan, the Company shall use its reasonable best efforts
    (a) to maintain the continued employment of each Identified Employee with the Company or the Company Subsidiaries until the Effective Time and (b) not in any way to encourage (or permit the encouragement of) any Identified Employee to breach or violate any employment agreement or other arrangement such Identified Employee may have with the Company or any of the Company Subsidiaries, or First Union or any of its subsidiaries.

        (E) KSOP. First Union shall take all steps reasonably necessary to ensure that the cost basis of Continued Employees in all current and future employer securities under the Company 401(k) and KSOP will be maintained at all times following the Effective Time. In addition, all participants in the KSOP shall become fully vested in their account balances under the KSOP immediately prior to the Effective Time, as adjusted from time to time in accordance with the terms of the KSOP.

        (F) RETIREE WELFARE BENEFITS. With respect to the retiree welfare benefits currently provided by the Company and the Company Subsidiaries, all currently retired employees (or those who become eligible and elect to retire prior to the Effective Time under the current terms of the retiree welfare benefit plans provided by the Company and the Company Subsidiaries) of the Company or any Company Subsidiary shall continue to be eligible to receive substantially similar benefits to the benefits currently in effect subject to First Union's right to amend, modify or terminate such benefits in the future.

        (G) COMMISSIONS SCHEDULES. For transactions effected prior to January 1, 2001, First Union shall provide compensation opportunities to investment consultants, investment consultant trainees, and branch managers in accordance with the Company's commission schedules as in effect on the date hereof, which include, but are not limited to, current cash compensation, incentive deferred compensation, and non-cash perquisites. It is understood and agreed that the foregoing compensation shall not include the granting of any options to purchase, or shares of, First Union Common Stock or any subsidiaries of First Union.

        (H) 1999 BONUS PAYMENTS. For Continued Employees employed by First Union or its subsidiaries on December 31, 1999, bonus payments for 1999 shall be determined under the terms and conditions established by the Company for bonus payments to its employees, as in effect on the date hereof (or otherwise agreed to by First Union), and shall be paid in cash no later than January 31, 2000. For each Continued Employee whose employment with First Union or its subsidiaries is terminated prior to December 31, 1999, bonus payments for 1999 shall be determined under the terms and conditions established by the Company for bonus payments to its employees, as in effect on the date hereof (or otherwise agreed to by First Union), but shall be prorated based on the number of days such Continued Employee was employed by First Union, its subsidiaries, the Company or the Company Subsidiaries in 1999; any such bonus shall be paid in cash no later than the last day of the month following such Continued Employee's termination of employment. Notwithstanding anything to the contrary in the Company's 1996 Restricted Stock Incentive Plan (or any other Compensation and Benefit Plan), the foregoing bonuses shall be paid entirely in cash without any adjustment or any additional premium.

    8.11. HEADINGS. The headings contained in this Plan are for reference purposes only and are not part of this Plan.

    8.12. INTERPRETATION; EFFECT. When a reference is made in this Plan to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Plan unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Plan, they shall be deemed to be followed by the words "without limitation". No provision of this Plan shall be construed to require the Company, First Union or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

    IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                FIRST UNION CORPORATION

                                By:  /s/ KENNETH R. STANCLIFF
                                     ------------------------------------
                                     Name: Kenneth R. Stancliff
                                     Title: Executive Vice President

                                FIRST UNION DELAWARE, INC.

                                By:  /s/ KENNETH R. STANCLIFF
                                     ------------------------------------
                                     Name: Kenneth R. Stancliff
                                     Title: Executive Vice President

                                EVEREN CAPITAL CORPORATION

                                By:  /s/ JAMES R. BORIS
                                     ------------------------------------
                                     Name: James R. Boris
                                     Title: Chairman and Chief Executive
                                     Officer

                                                                         ANNEX B

    AGREEMENT, dated as of April 25, 1999, by and between the individual stockholder of EVEREN Capital Corporation indicated on the signature page hereto (the "Stockholder"), and First Union Corporation ("First Union").

    WHEREAS, the Stockholder is the beneficial owner of and has the right to
vote             shares of Common Stock, each of $0.01 par value of EVEREN
Capital Corporation (the "Company") (the "Shares");

    WHEREAS, First Union and the Company have entered into an Agreement and Plan of Merger (the "Plan"), pursuant to which First Union will acquire the Company (the "Acquisition"), subject to the terms and conditions of the Plan;

    WHEREAS, the Stockholder believes it is in the best interests of the Company and all of the Company's stockholders for the Acquisition to be consummated on the terms set forth in the Plan, and as a condition and inducement to First Union's willingness to enter into the Plan, the Stockholder has agreed to enter into this Agreement;

    NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

        1. The Stockholder agrees to vote (including by proxy or written consent) all the Shares, any additional Shares acquired by the Stockholder after the date hereof and any other shares of stock of the Company owned or controlled by him (other than in a fiduciary capacity), in favor of the Plan and the transactions contemplated thereby at the meeting of stockholders of the Company called for that purpose.

        2. The Stockholder agrees that he will not sell or transfer any Shares owned by him to any other party unless such party enters into an agreement, satisfactory to First Union, to abide by all the terms of this Agreement.

        3. The parties hereto agree that this Agreement shall terminate and be of no further force and effect if the Plan is terminated in accordance with its terms.

        4. This Agreement shall not affect the Stockholder's fiduciary obligations, to the extent the Stockholder serves in such capacity, as a director or officer of the Company.

        5.  The Stockholder represents and warrants to First Union as follows:

           (i) the Stockholder has good title to the Shares and owns the Shares free and clear of any rights, claims, encumbrances, liens, interests or restrictions of any nature whatsoever, including, without limitation, any restrictions on the voting of the Shares or any rights of others to vote, or to participate (including by consultation) in the voting of, the Shares;

           (ii) this Agreement is a valid and legally binding agreement enforceable against the Stockholder in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles; and

           (iii) the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby by the Stockholder, do not and will not constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Stockholder or to which the Stockholder is subject or bound, or require any consent or approval under such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument.

        6. The Stockholder hereby agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Stockholder in accordance with its specific terms or were otherwise breached. Accordingly, the Stockholder agrees that First Union shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Stockholder and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which First Union may be entitled at law or in equity.

        7. This Agreement shall bind and benefit the successors, assigns, executors, trustees and heirs of the parties hereto. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law rules. Any term hereof which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without affecting the remaining terms or their validity or enforceability in any other jurisdiction.

        8. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall become effective when one counterpart has been signed by each party hereto.

    IN WITNESS WHEREOF, the parties have caused this instrument to be executed as of the day and year first above written.

                                FIRST UNION CORPORATION

                                By:
                                     ------------------------------------
                                     Name:
                                     Title:

                                ------------------------------------
                                (the Stockholder)

                                                                         ANNEX C

                             STOCK OPTION AGREEMENT

    STOCK OPTION AGREEMENT, dated as of April 25, 1999, between First Union Corporation, a North Carolina corporation ("Grantee"), and EVEREN Capital Corporation, a Delaware corporation ("Issuer").

                                    RECITALS

    A. Grantee and Issuer have entered into an Agreement and Plan of Merger, dated as of April 25, 1999 (the "Merger Agreement"), providing for a merger between Grantee and the Issuer or a wholly-owned subsidiary of the Issuer (the "Merger").

    B. As a condition and an inducement to the willingness of Grantee to continue to pursue the transactions contemplated by the Merger Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

    C. The Board of Directors of Issuer has approved the grant of the Option and the Merger Agreement prior to the date hereof.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

        1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 7,014,357 fully paid and nonassessable shares of the common stock, par value $0.01 per share, of Issuer ("Common Stock") at a price per share equal to the last reported sales price per share of Common Stock as reported on the NYSE on April 26, 1999 (as adjusted pursuant to SECTION 5(B), the "Option Price"); provided, further, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the payment of the Option Price are subject to adjustment as herein set forth.

           (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in SECTION 5(A) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this SECTION 1(B) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

        2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this SECTION 2) within six (6) months following such Subsequent Triggering Event (or such later period as provided in SECTION 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of any Initial Triggering Event or Subsequent Triggering Event; or (iii) the passage of twelve (12) months (or such longer period as provided in SECTION
    10)
    after termination of the Merger Agreement if such termination occurs simultaneously with or following the occurrence of any Initial Triggering Event or a Subsequent Triggering Event. The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, (i) the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to SECTION 7.02 thereof and (ii) this Agreement shall automatically terminate upon the proper termination of the Merger Agreement by Issuer pursuant to SECTION 7.02 thereof as a result of the material breach by Grantee of its covenants or agreements contained in the Merger Agreement.

           (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

               (i) Issuer or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary"), or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement or the trustee for the Issuer's 401(k) and Employee Stock Ownership Trust (the "Plan Trustee") shall have determined to vote shares over which it exercises discretion against the Merger Agreement after the Plan Trustee is aware that any person (other than Grantee or any Grantee Subsidiary) shall have made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction, or in favor of any Acquisition Transaction other than as contemplated in the Merger Agreement. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean
           (x) a merger or consolidation, or any similar transaction, involving Issuer or the Issuer Subsidiary (other than mergers, consolidations or similar transactions (A) involving solely Issuer and/or one or more wholly-owned Subsidiaries of the Issuer, or (B) in which the voting securities of Issuer outstanding immediately prior thereto continue to represent (by either remaining outstanding or being converted into the voting securities of the surviving entity of any such transaction) at least 60% of the combined voting power of the voting securities of the Issuer or the surviving entity outstanding immediately after the consummation of such merger, consolidation, or similar transaction, provided, any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or the Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 15% or more of the voting power of Issuer or the Issuer Subsidiary and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

               (ii) Any person other than the Grantee, any Grantee Subsidiary or the Issuer's 401(k) or Employee Stock Ownership Trust (the "Plan") shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

               (iii) The stockholders of Issuer shall have voted and failed to adopt the Merger Agreement at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been cancelled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been cancelled, prior to such termination), any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction;

               (iv) The Issuer Board shall fail to recommend or shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Grantee its recommendation that the shareholders of Issuer adopt the Merger Agreement, or Issuer or any Issuer Subsidiary shall have engaged in negotiations concerning an Acquisition Transaction pursuant to
           SECTION 5.07(B) of the Merger Agreement;

               (v) Issuer shall have knowingly breached any covenant or obligation, or knowingly breached any representation or warranty, contained in the Merger Agreement in anticipation of engaging in, or after the making of any proposal by a person (other than Grantee or any Grantee Subsidiary) to engage in an Acquisition Transaction, and following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or

               (vi) Issuer shall have terminated the Merger Agreement pursuant to SECTION 7.06 of the Merger Agreement or entered into an agreement effecting a Superior Proposal (as defined in the Merger Agreement).

           (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

               (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary or the Plan) of beneficial ownership of 25% or more of the then outstanding Common Stock;

               (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 25%; or

               (iii) Issuer shall have entered into an agreement effecting a Superior Proposal (as defined in the Merger Agreement).

           (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

           (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and business day not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of the applicable Regulatory Authority is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

           (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

           (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

           (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

                "The transfer of the shares represented by this certificate is subject to certain provisions of a stock option agreement, dated as of April 25, 1999, with the Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to the Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

           (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record at the close of business on the Closing Date of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

        3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock;
    (ii) that it will not, by
    charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; and (iii) promptly to take all action as may from time to time be required (including complying with all applicable premerger notification, reporting and waiting period requirements required by the applicable Regulatory Authority which may be necessary before the Option may be exercised, and cooperating fully with the Holder in preparing such applications or notices and providing such information to the applicable Regulatory Authority as it may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto.

        4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

        5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to SECTION 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this SECTION 5.

           (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 19.9% of the number of shares of Common Stock then issued and outstanding.

           (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this SECTION 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

        6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the written request of Grantee delivered within twelve (12) months (or such later period as provided in SECTION 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the Securities Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 90 days in the aggregate if the Issuer Board of Directors shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Issuer. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this SECTION 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. In connection with any such registration, Issuer and each requesting Holder shall provide the other and any underwriter with customary representations, warranties, indemnities and other agreements. Upon receiving any request under this
    SECTION 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this
    SECTION 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

        7. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the written request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in SECTION
    10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the written request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in SECTION 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated; PROVIDED that the Issuer shall not be required to pay more than $35 million pursuant to this SECTION 7. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an Acquisition Transaction agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets, the sum of the net price paid in such sale for such assets and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

           (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this SECTION 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this SECTION 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

           (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this SECTION 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option

    Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

           (d) For purposes of this SECTION 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

               (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary or the Plan) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

               (ii) the consummation of any Acquisition Transaction described in Section 2(b)(i) hereof, except that the percentage referred to in clause (z) shall be 50%.

        8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or the Issuer Subsidiary's assets to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

           (b)  The following terms have the meanings indicated:

               (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or a substantial part of Issuer's assets (or the assets of the Issuer Subsidiary).

               (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

               (iii) "Assigned Value" shall mean the market/offer price, as defined in SECTION 7.

               (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

           (c) The Substitute Option shall have the same terms as the Option, appropriately adjusted, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of SECTION 9), which agreement shall be applicable to the Substitute Option.

           (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of SECTION 8(A), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of SECTION 8(A) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

           (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder and reasonably satisfactory to the Substitute Option Issuer.

           (f) Issuer shall not enter into any transaction described in subsection (a) of this SECTION 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

        9. (a) At any time after the occurrence of a Repurchase Event, the written request of the holder of the Substitute Option (the "Substitute Option Holder"), delivered prior to the Exercise Termination Date, the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the written request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), delivered prior to the Exercise Termination Date, the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

           (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this SECTION 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute

    Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this SECTION 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

           (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this SECTION 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly
    (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

        10. The specified periods for exercise of certain rights under SECTIONS 2, 6, 7, 9, 12 AND 14 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; (ii) during the pendancy of any temporary restraining order, injunction or other legal bar to exercise of such rights; and (iii) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise.

        11.  Issuer hereby represents and warrants to Grantee as follows:

            (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

            (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

        12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event an Initial Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date 15 days following the date on which the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve Board.

        13. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

        14. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in SECTION 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee or Grantee's Subsidiaries) to Issuer in exchange for a cash fee equal to the Surrender Price (as hereinafter defined); provided, however, that Grantee may not exercise its rights pursuant to this SECTION 14 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to SECTION 7. The "Surrender Price" shall be equal to $35 million (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares, (ii) minus, if applicable, the excess of (A) the sum of the net proceeds, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, and the market price at the time of disposal of any Option Shares disposed of by Grantee other than in such arms' length sale, over (B) Grantee's purchase price of such Option Shares, and (iii) minus, if applicable, any amounts paid pursuant to SECTIONS 7 and 9.

            (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 14 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this SECTION 14 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

            (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this SECTION 14 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and
    (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this SECTION 14(C) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this SECTION 14).

        15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith both parties waive the posting of any bond or similar requirement.

        16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to SECTION 7, the full number of shares of Common Stock provided in SECTION 1(A) hereof (as adjusted pursuant to SECTION 1(B) or SECTION 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

        17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

        18. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law).

        19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

        20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

        21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

        22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                EVEREN CAPITAL CORPORATION

                                By:  /s/ JAMES R. BORIS
                                     ------------------------------------
                                     Name: James R. Boris
                                     Title: Chairman and Chief Executive
                                     Officer

                                FIRST UNION CORPORATION

                                By:  /s/ KENNETH R. STANCLIFF
                                     ------------------------------------
                                     Name: Kenneth R. Stancliff
                                     Title: Senior Vice President

                                                                         ANNEX D



                                  [LETTERHEAD]

                                          July   , 1999


Board of Directors
EVEREN Capital Corporation
77 West Wacker Drive
Chicago, Illinois 60601

Members of the Board:


    We understand that EVEREN Capital Corporation ("EVEREN"), First Union Corporation ("First Union") and First Union Delaware, Inc. ("First Union Subsidiary"), a wholly owned subsidiary of First Union, has entered into an Agreement and Plan of Merger, dated as of April 25, 1999, as amended and restated as of May 27, 1999 (as amended, the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of First Union Subsidiary with and into EVEREN. Pursuant to the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of EVEREN (the "EVEREN Common Stock"), other than shares held in treasury or held by First Union or any affiliate of First Union, will be converted into the right to receive that number of shares (the "Exchange Ratio") of common stock, par value $3.33 1/3, of First Union (the "First Union Common Stock") equal to the number obtained by dividing $31.00 by the Average Market Price (as defined in the Merger Agreement) of First Union Common Stock. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.


    You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of EVEREN Common Stock (other than First Union and its affiliates).

    For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other information of EVEREN and First Union, respectively;

    (ii) reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts, concerning EVEREN and First Union prepared by management of EVEREN and First Union, respectively;

   (iii) discussed the past and current operations and financial condition and the prospects of EVEREN and First Union with senior executives of EVEREN and First Union, respectively;

    (iv) reviewed the reported prices and trading activity for the EVEREN Common Stock and the First Union Common Stock;

    (v) compared the financial performance of EVEREN and First Union and the prices and trading activity of the EVEREN Common Stock and the First Union Common Stock with that of certain other comparable publicly-traded companies and their securities;

    (vi) discussed with the senior management of EVEREN and First Union the strategic objectives of the Merger and their estimates of the synergies and other benefits of the Merger for the combined company;

   (vii) analyzed the pro forma impact of the Merger on the combined companies earnings per share, consolidated capitalization and financial ratios;

  (viii) reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

    (ix) participated in discussions and negotiations among representatives of EVEREN and First Union and their legal advisors;

    (x) reviewed the Merger Agreement and certain related documents; and

    (xi) performed such other analyses and considered such other factors as we have deemed appropriate.

    We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, including the synergies and benefits expected to result from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of EVEREN and First Union. We have not made any independent valuation or appraisal of the assets or liabilities of EVEREN or First Union, nor have we been furnished with any such appraisals and we have not examined any individual loan credit files of First Union. In addition, we have assumed the Merger will be consummated substantially in accordance with the terms set forth in the Merger Agreement. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    We have acted as financial advisor to the Board of Directors of EVEREN in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for EVEREN and First Union and have received fees for the rendering of these services.

    It is understood that this letter is for the information of the Board of Directors of EVEREN and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by EVEREN with the Securities and Exchange Commission with respect to the Merger. In addition, we express no opinion and make no recommendation as to how the holders of EVEREN Common Stock should vote at the stockholders' meeting in connection with the Merger.

    Based on the foregoing we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of EVEREN Common Stock (other than First Union and its affiliates).

                                Very truly yours,

                                MORGAN STANLEY & CO. INCORPORATED

                                By:            /s/ WILLIAM H. STRONG
                                     -----------------------------------------
                                                 William H. Strong
                                                 MANAGING DIRECTOR

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Sections 55-8-50 through 55-8-58 of the NCBCA contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director or officer meets a certain standard of conduct, provided when a director or officer is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or by laws or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.

    First Union's bylaws provide for the indemnification of First Union's directors and executive officers by First Union against liabilities arising out of his status as such, excluding any liability relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of First Union.

    First Union's articles provide for the elimination of the personal liability of each director of First Union to the fullest extent permitted by the provisions of the NCBCA as the same may from time to time be in effect.

    First Union maintains directors and officers liability insurance, which provides coverage of up to $80,000,000, subject to certain deductible amounts. In general, the policy insures (i) First Union's directors and officers against loss by reason of any of their wrongful acts, and/or (ii) First Union against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions in the policy.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
       (2)   The merger agreement, including the stock option agreement as Exhibit C thereto. (Incorporated by reference to ANNEXES A and C to the proxy statement/prospectus included in this Registration
             Statement.)*
    (3)(a)   Articles of Incorporation of First Union Corporation, as amended. (Incorporated by reference to
             Exhibit (4) to First Union's 1990 First Quarter Report on Form 10-Q, to Exhibit (99)(a) to First
             Union's 1993 First Quarter Report on Form 10-Q and to Exhibit (4)(a) to First Union's Current Report
             on Form 8-K dated January 10, 1996.)
    (3)(b)   Bylaws of First Union, as amended. (Incorporated by reference to Exhibit (3)(b) to First Union's 1995
             Annual report on Form 10-K.)
    (4)(a)   Shareholder Protection Rights Agreement, as amended. (Incorporated by reference to Exhibit (4) to
             First Union's Current Report on Form 8-K dated October 16, 1996.)
    (4)(b)   All instruments defining the rights of holders of long-term debt of First Union and its subsidiaries.
             (Not filed pursuant to (4)(iii) of Item 601(b) of Regulation S-K; to be furnished upon request of the
             Commission.)
       (5)   Opinion of Marion A. Cowell, Jr., Esq.**
    (8)(a)   Tax Opinion of Sullivan & Cromwell.

    (8)(b)   Tax Opinion of Simpson Thacher & Bartlett.
      (12)   Computations of Consolidated Ratios of Earnings to Fixed Charges. (Incorporated by reference to
             Exhibit (12) to First Union's 1999 First Quarter Report on Form 10-Q.)
   (23)(a)   Consent of Deloitte & Touche LLP.**
   (23)(b)   Consent of KPMG LLP.**
   (23)(c)   Consent of Marion A. Cowell, Jr., Esq. (Included in Exhibit (5).)
   (23)(d)   Consent of Sullivan & Cromwell. (Included in Exhibit (8)(a).)
   (23)(e)   Consent of Simpson Thacher & Bartlett. (Included in Exhibit (8)(b).)
      (24)   Power of Attorney.**
      (27)   First Union's Financial Data Schedule. (Incorporated by reference to Exhibit (27) to First Union's
             1999 First Quarter Report on Form 10-Q.)
   (99)(a)   Form of proxy for the special meeting of stockholders of EVEREN.**
   (99)(b)   Consent of Morgan Stanley & Co., Incorporated.


------------------------

*   Omitted exhibits to be furnished upon request of the SEC.


**  Previously filed.


ITEM 22. UNDERTAKINGS.

    (a)(1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (as amended and the rules and regulations thereunder, the "Securities Act"), each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (as amended and the rules and regulations thereunder, the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) promulgated pursuant to the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of applicable form.

    (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 promulgated pursuant to the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to director, officers and controlling persons of the registrant pursuant to the foregoing provisions of this Item 22, or otherwise (other than insurance), the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4.10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 (No. 333-81975) to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Charlotte, State of North Carolina, on July 26, 1999.


                                FIRST UNION CORPORATION

                                By:          /s/ MARION A. COWELL, JR.
                                     -----------------------------------------
                                               Marion A. Cowell, Jr.
                                              EXECUTIVE VICE PRESIDENT
                                           SECRETARY AND GENERAL COUNSEL


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement on Form S-4 (No. 333-81975) has been signed by the following persons in the capacities and on the date indicated.


          SIGNATURE                      CAPACITY
------------------------------  --------------------------

    *EDWARD E. CRUTCHFIELD      Chairman and Chief
------------------------------    Executive Officer and
    Edward E. Crutchfield         Director

      *ROBERT T. ATWOOD         Executive Vice President
------------------------------    and Chief Financial
       Robert T. Atwood           Officer

       *JAMES H. HATCH          Senior Vice President and
------------------------------    Controller (Principal
        James H. Hatch            Accounting Officer)

       *EDWARD E. BARR
------------------------------  Director
        Edward E. Barr

      *G. ALEX BERNHARDT
------------------------------  Director
      G. Alex Bernhardt

      *ERSKINE B. BOWLES
------------------------------  Director
      Erskine B. Bowles

      *W. WALDO BRADLEY
------------------------------  Director
       W. Waldo Bradley

       *ROBERT J. BROWN
------------------------------  Director
       Robert J. Brown

        *A. DANO DAVIS
------------------------------  Director
        A. Dano Davis

          SIGNATURE                      CAPACITY
------------------------------  --------------------------

    *NORWOOD H. DAVIS, JR.
------------------------------  Director
    Norwood H. Davis, Jr.

      *R. STUART DICKSON
------------------------------  Director
      R. Stuart Dickson

         *B.F. DOLAN
------------------------------  Director
          B.F. Dolan

      *RODDEY DOWD, SR.
------------------------------  Director
       Roddey Dowd, Sr.

      *JOHN R. GEORGIUS
------------------------------  Director
       John R. Georgius

------------------------------  Director
      Arthur M. Goldberg

   *WILLIAM H. GOODWIN, JR.
------------------------------  Director
   William H. Goodwin, Jr.

       *FRANK M. HENRY
------------------------------  Director
        Frank M. Henry

      *JAMES E. S. HYNES
------------------------------  Director
      James E. S. Hynes

       *ERNEST E. JONES
------------------------------  Director
       Ernest E. Jones

       *HERBERT LOTMAN
------------------------------  Director
        Herbert Lotman

      *RADFORD D. LOVETT
------------------------------  Director
      Radford D. Lovett

------------------------------  Director
      Mackey J. McDonald

     *PATRICIA A. MCFATE
------------------------------  Director
      Patricia A. McFate

          SIGNATURE                      CAPACITY
------------------------------  --------------------------

------------------------------  Director
       Joseph Neubauer

    *RANDOLPH N. REYNOLDS
------------------------------  Director
     Randolph N. Reynolds

      *JAMES M. SEABROOK
------------------------------  Director
      James M. Seabrook

        *RUTH G. SHAW
------------------------------  Director
         Ruth G. Shaw

   *CHARLES M. SHELTON, SR.
------------------------------  Director
   Charles M. Shelton, Sr.

       *LANTY L. SMITH
------------------------------  Director
        Lanty L. Smith


*By Marion A. Cowell, Jr.,
Attorney-in-Fact

   /s/ MARION A. COWELL, JR.
-------------------------------
     Marion A. Cowell, Jr.

Date: July 26, 1999

                                 EXHIBIT INDEX


EXHIBIT NO.                     DESCRIPTION                                         LOCATION
-----------  -------------------------------------------------  -------------------------------------------------
       (2)   The merger agreement, including the stock option   Incorporated by reference to ANNEXES A and C to
             agreement as Exhibit C thereto.                    the proxy statement/prospectus included in this
                                                                Registration Statement.*

    (3)(a)   Articles of Incorporation of First Union           Incorporated by reference to Exhibit (4) to First
             Corporation, as amended.                           Union's 1990 First Quarter Report on Form 10-Q,
                                                                to Exhibit (99)(a) to First Union's 1993 First
                                                                Quarter Report on Form 10-Q and to Exhibit (4)(a)
                                                                to First Union's Current Report on Form 8-K dated
                                                                January 10, 1996.

    (3)(b)   Bylaws of First Union, as amended.                 Incorporated by reference to Exhibit (3)(b) to
                                                                First Union's 1995 Annual Report on Form 10-K.

    (4)(a)   Shareholder Protection Rights Agreement, as        Incorporated by reference to Exhibit (4) to First
             amended.                                           Union's Current Report on Form 8-K dated October
                                                                16, 1996.

    (4)(b)   All instruments defining the rights of holders of  Not filed pursuant to (4)(iii) of Item 601(b) of
             long-term debt of First Union and its              Regulation S-K; to be furnished upon request of
             subsidiaries.                                      the Commission.

       (5)   Opinion of Marion A. Cowell, Jr., Esq.             Previously filed.

    (8)(a)   Tax Opinion of Sullivan & Cromwell.                Filed herewith.

    (8)(b)   Tax Opinion of Simpson Thacher & Bartlett.         Filed herewith.

      (12)   Computations of Consolidated Ratios of Earnings    Incorporated by reference to Exhibit (12) to
             to Fixed Charges.                                  First Union's 1999 First Quarter Report on Form
                                                                10-Q.

   (23)(a)   Consent of Deloitte & Touche LLP.                  Previously filed.

   (23)(b)   Consent of KPMG LLP.                               Previously filed.

   (23)(c)   Consent of Marion A. Cowell, Jr., Esq.             Included in Exhibit (5).

   (23)(d)   Consent of Sullivan & Cromwell.                    Included in Exhibit (8)(a).

   (23)(e)   Consent of Simpson Thacher & Bartlett.             Included in Exhibit (8)(b).

      (24)   Power of Attorney.                                 Previously filed.

      (27)   First Union's Financial Data Schedule.             Incorporated by reference to Exhibit (27) to
                                                                First Union's 1999 First Quarter Report on Form
                                                                10-Q.

   (99)(a)   Form of proxy for the special meeting of           Previously filed.
             stockholders of EVEREN.

   (99)(b)   Consent of Morgan Stanley & Co., Incorporated.     Filed herewith.


------------------------

* Omitted exhibits to be furnished upon request of the SEC.